Exhibit 99.10

Lemminkäinen Corporation's Financial Statements 2014 Notice to Lemminkäinen Shareholders in the United States The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Contents Financials 1 16 Other comprehensive income items 48 Board of Directors' report 1 17 Dividends paid and proposed 49 Group key figures 1 18 Property, plant and equipment 49 Group strategy 2 19 Intangible assets 51 Deliver 2014 cost savings programme 2 20 Non-current available-for-sale financial assets 54 Financial performance 2 21 Non-current receivables 54 Balance sheet, cash flow and and financing 4 22 Inventories 54 Business segments 5 23 Current receivables 55 Investments 7 24 Current available-for-sale financial assets 55 Personnel 8 25 Cash and cash equivalents 55 Changes in management 8 26 Financial assets and liabilities by category 56 Occupational safety and environment 9 27 Shareholders' equity 59 Research and development 9 28 Interest-bearing liabilities 60 Shares 9 29 Pension obligations 61 Shareholders 10 30 Share-based payments 63 Resolutions of the AGM and administration 10 31 Provisions 65 Legal proceedings 11 32 Trade and other payables 66 Risks and uncertainties 11 33 Financial risk management 66 Market outlook 12 34 Derivative financial instruments 72 Board of Directors' proposal for the distribution of profit 13 35 Adjustments to cash flows 72 Profit guidance for 2015 13 36 Operating lease commitments 73 Consolidated financial statements 14 37 Guarantees and commitments 73 Consolidated income statement (IFRS) 14 38 Contingent liabilities 73 Consolidated statement of comprehensive income (IFRS) 15 39 Related-party transactions 74 Consolidated statement of financial position (IFRS) 16 Parent company financial statements 77 Consolidated cash flow statement (IFRS) 17 Parent company income statement (FAS) 77 Consolidated statement of changes in equity (IFRS) 18 Parent company balance sheet (FAS) 78 Accounting principles applied in the IFRS consolidated financial statements, 31 December 2014 20 Parent company cash flow statement (FAS) 79 Parent company's accounting principles, 31 Dec 2014 80 Notes to the consolidated financial statements (IFRS) 32 Notes to the parent company financial statements (FAS) 81 1 Adjustments concerning prior periods 33 1 Net sales by market area 82 2 Operating segments 33 2 Other operating income 82 3 Information by market area 34 3 Materials and services 82 4 Acquisitions 35 4 Personnel, management and board members 82 5 Seasonality of business 36 5 Depreciation 83 6 Construction projects 37 6 Audit fees 83 7 Other operating income 38 7 Finance income and costs 83 8 Employee benefit expenses and number of personnel 39 8 Extraordinary items 83 9 Depreciation, amortisation and impairment 39 9 Direct taxes 84 10 Other operating expenses 40 10 Non-current assets 84 11 Investments 41 11 Current assets 86 12 Finance income and costs 44 12 Shareholders's equity 87 13 Taxes 44 13 Provisions 87 14 Discontinued operations 47 14 Liabilities 88 15 Earnings per share 48 15 Guarantees and commitments 88 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financial indicators (IFRS) 89 Board of Directors' proposal for the distribution of profit 92 Share-related financial indicators (IFRS) 90 Auditor's report 93 Calculation of key ratios 91 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Board of Directors' report › Group key figures

Board of Directors' report

Group key figures

Key figures, IFRS	Jan–Dec 2014	Jan–Dec 2013	Change
Net sales	2,044.5	2,020.1	24.4
Infrastructure construction, EUR million	1,339.0	1,279.2	59.8
Building construction, Finland, EUR million	539.0	592.9	-53.9
Russian operations, EUR million	196.1	164.5	31.6
Other items, EUR million	-29.6	-16.4	-13.2
Operating profit, EUR million	36.3	-89.3	125.6
Infrastructure construction, EUR million	38.0	-13.1	51.1
Building construction, Finland, EUR million	9.3	5.0	4.3
Russian operations, EUR million	19.7	-0.3	20.0
Other items, EUR million	-30.8	-80.8	50.0
Operating profit, excl. NR-items, EUR million*	52.3	-3.9	56.2
Operating margin, %	1.8	-4.4	
Infrastructure construction, %	2.8	-1.0	
Building construction, Finland, %	1.7	0.8	
Russian operations, %	10.1	-0.2	
Operating margin, excl. NR-items, %*	2.6	-0.2	
Pre-tax profit, EUR million	-1.7	-116.1	114.4
Profit from continuing operations, EUR million	-5.0	-96.2	91.2
Profit for the period , EUR million	18.1	-93.5	111.6
Earnings per share, continuing operations, EUR	-0.68	-4.94	4.26
Earnings per share for the period, EUR	0.40	-4.81	5.21
Cash flow from operations, EUR million**	-54.8	8.3	-63.1

* Non-recurring items included in IFRS operating profit are:
1–12/2014: Total EUR 16.0 million (EUR 9.6 million write-downs and EUR 6.4 million increase in provisions related to asphalt cartel)
1–12/2013: Total EUR 85.4 million (EUR 19.8 million write-downs and EUR 65.6 million damages paid and provisions related to asphalt cartel)

** 1–12/2014 cash flow from operations includes EUR 60 million of damages paid related to asphalt cartel.

Key figures, IFRS	31 Dec 2014	31 Dec 2013	Change
Order book, continuing operations, EUR million	1,456.1	1,733.2	-277.1
Balance sheet total, EUR million	1,257.8	1,342.7	-84.9
Interest-bearing net debt, EUR million	213.6	326.5	-112.9
Equity ratio, %	37.1	27.3	
Gearing, %	51.8	100.8	
Return on investment, rolling 12 months, %*	13.5	-9.4	

* Includes discontinued operations.

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Financials › Board of Directors' report › Group strategy

Group strategy

In July 2014, Lemminkäinen reviewed its strategy and sharpened its focus after the divestment of technical building services. In the short term, Lemminkäinen concentrates on improving its competitiveness, profitability and financial position. In the long term, the company seeks profitable growth by utilising its strong market position in infrastructure construction in Northern Europe. In paving, where Lemminkäinen already has a leading position, the company will continue measures to improve its competitiveness through enhanced operational and capital efficiency. In building construction in Finland and Russia, where the market outlook continues to be uncertain, Lemminkäinen is focusing on selected customer segments and areas.

Financial targets and actual performance

Financial target	Target level	Actual 2014	Actual 2013	Actual 2012
Return on investment over the cycle	18% (15% by the end of 2016)	14%	-9%	11%
Equity ratio*	at least 35%	37%	27%	37%
Payment of dividend	at least 40% of the profit for the financial year	0	0	27%

* If hybrid bonds were recognised as debt, equity ratios would be: 2014: 25%, 2013: 22% and 2012: 31%.

Financials › Board of Directors' report › Deliver 2014 cost savings programme

Deliver 2014 cost savings programme

Early in the year, Lemminkäinen launched the Deliver 2014 cost savings programme, which is centrally managed, and consists of three modules: operational efficiency improvement in both Norway and Russia and the streamlining of the cost structure in all countries. The programme was the most important improvement initiative within the company. Its target is to reach EUR 30 million annual cost savings in fixed costs by the end of 2015. From this target, EUR 10 million cost savings were achieved in 2014. The total personnel impact of the efficiency measures in 2014 was approximately 500 full-time equivalents.

Financials › Board of Directors' report › Financial performance

Financial performance

Net sales

Net sales by segment, IFRS	Jan–Dec 2014	Jan–Dec 2013	Change
Infrastructure construction, EUR million	1,339.0	1,279.2	59.8
Building construction, Finland, EUR million	539.0	592.9	-53.9
Russian operations, EUR million	196.1	164.5	31.6
Other operations and eliminations, EUR million	-29.6	-16.4	-13.2
Group total, EUR million	2,044.5	2,020.1	24.4

In 2014, the Group's net sales were EUR 2,044.5 million (2,020.1). The impact of currency exchange rate changes on the euro-denominated net sales was EUR -73.2 million compared to the comparison year. The main factors contributing to the increase in net sales were major infra projects in Finland, the paving business in Norway and Denmark as well as residential development projects in Russia. In building construction, competitive contracting in both Finland and Russia decreased.

The Group's net sales by country in January–December were 52% from Finland, 32% from Scandinavia, 10% from Russia and 6% from the Baltic countries. Net sales by business type were 45% from paving (including road maintenance, mineral aggregates and earthworks), 14% from infra projects and 41% from building construction.

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Lemminkäinen | ANNUAL REPORT 2014

Operating profit

Operating profit by segment	FY2014 IFRS	FY2013 IFRS	FY2014 excl. NR	FY2013 excl. NR
Infrastructure construction, EUR million	38.0	-13.1	39.2	-7.4
Building construction, Finland, EUR million	9.3	5.0	13.4	19.1
Russian operations, EUR million	19.7	-0.3	24.0	-0.3
Business segments, total, EUR million	67.1	-8.5	76.7	11.3
Other operations, EUR million	-30.8	-80.8	-24.4	-15.2
Group, total, EUR million	36.3	-89.3	52.3	-3.9

Operating margin (%) by segment	FY2014 IFRS	FY2013 IFRS	FY2014 excl. NR	FY2013 excl. NR
Infrastructure construction, %	2.8	-1.0	2.9	-0.6
Building construction, Finland, %	1.7	0.8	2.5	3.2
Russian operations, %	10.1	-0.2	12.2	-0.2
Group, total, %	1.8	-4.4	2.6	-0.2

In 2014, the Group's operating profit was EUR 36.3 million (-89.3). The operating profit includes asset write-downs worth EUR 9.6 million (19.8) and a EUR 6.4 (65.6) damages related to asphalt cartel and associated provision. The 2014 operating profit, excluding non-recurring items, improved clearly and amounted to EUR 52.3 million (-3.9). The impact of currency exchange rate changes on the euro-denominated operating profit was EUR -5.0 million compared to 2013, mainly resulting from the weakening of the external value of the rouble.

The profitability was improved by ongoing major infra projects in Finland, measures to lighten the cost structure and a long paving season in all operating countries. In Russia, the strong result was supported by brisk housing sales especially towards the end of the year and the completion of two residential projects during the second half of the year. In Norway, the result turned clearly positive through overhead reductions and by closing down unprofitable sites and business operations, among other measures. In Building construction in Finland, the development was positive in the first half of the year. However, the profitability for the second half of the year was impaired by the slowdown of housing sales and declining margins in individual projects. The profit development was clearly better in the Helsinki metropolitan area compared to the rest of Finland. The result for 2014 was impaired by expenses related to organisation renewal (approximately EUR 10 million).

Order book

Order book by segment, continuing operations	31 Dec 2014	31 Dec 2013	Change
Infrastructure construction, EUR million	682.6	866.7	-184.1
Building construction, Finland, EUR million	687.1	544.3	142.8
Russian operations, EUR million	86.4	322.2	-235.8
Group, total, EUR million	1,456.1	1,733.2	-277.1
- of which unsold (residential development projects), EUR million	188.7	346.5	-157.8

At the end of 2014, the Group's order book was 16 per cent lower than at the same time in 2013.

The most significant ongoing infra projects in Finland were the Rantaväylä tunnel in Tampere, the underground parking facility in Oulu, the construction of three West Metro stations and the Turvesolmu graded interchange in Espoo. The infrastructure construction order book was impaired by rock engineering in all Nordic countries.

In Building construction, Finland, the order book was increased by major contracting projects, such as the renovation of the Parliament Building and the Sibelius Academy in Helsinki as well as the school campus of timber to be built in Pudasjärvi with the PPP model.

In Russia, the order book was decreased by the completion of two residential development projects (a total of approximately 550 residential units) in late 2014.

Of the order book, 47% came from building construction, 23% from paving (including road maintenance, mineral aggregates and earthworks) and 30% from infra projects. The order book by country was 70% from Finland, 21% from Scandinavia, 6% from Russia and 3% from the Baltic countries.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Board of Directors' report › Balance sheet, cash flow and and financing

Balance sheet, cash flow and financing

Measures to strengthen the balance sheet

On 14 May 2014, Lemminkäinen announced the divestment of its technical building services business. The price was EUR 55.4 million, of which Lemminkäinen recorded capital gain of EUR 23.6 million.

In 2014, Lemminkäinen committed to strengthening its balance sheet with EUR 100 million by the end of September 2015. As part of the programme, the company conducted a rights offering in the third quarter. With the offering, the company raised gross proceeds of EUR 29.3 million (net proceeds of EUR 27.3 million). In addition, the company will divest non-core assets and operations by EUR 70 million. At the end of the year, the company had carried out divestments amounting to EUR 21.5 million.

The Board of Directors proposes that Lemminkäinen will not pay any dividends for the financial year 2014.

Balance sheet, financing and cash flow, IFRS	31 Dec 2014	31 Dec 2013	Change
Key figures, balance sheet			
Equity ratio, %*	37.1	27.3	
Gearing, %**	51.8	100.8	
Return on investment, %***	13.5	-9.4	
Capital invested, EUR million	760.3	731.7	28.6
Net working capital, EUR million	362.6	325.1	37.5
Financial position and liquidity			
Interest-bearing debt, EUR million	347.8	407.6	-59.8
- of which long-term liabilities, EUR million	139.5	61.3	78.2
- of which short-term liabilities, EUR million	208.3	346.3	-138.0
Liquid funds, EUR million	134.2	81.1	53.1
Interest-bearing net debt, EUR million	213.6	326.5	-112.9
Committed, unused credit limits, EUR million	185.0	175.0	10.0
Unused overdraft limits, EUR million	33.2	44.0	-10.8
Net financial costs, EUR million****	37.9	26.8	11.1
Cash flow			
Cash flow from operations, EUR million*****	-54.8	8.3	-63.1

* If hybrid bonds were recognised as debt, the equity ratio would be: 12/2014 24.6%, 9/2014 22.5% and 12/2013 21.5%.

** If hybrid bonds were recognised as debt, gearing would be: 12/2014 128.4%, 9/2014 125.5% and 12/2013 155.2%.

*** Rolling 12 months

**** Cumulative, from the beginning of the year.

***** The 2014 cash flow was impaired by the payment of EUR 60 million in damages related to the asphalt cartel.

Balance sheet, financing and cash flow for the financial year

On 31 December 2014, the balance sheet total was EUR 1,257.8 million (1,342.7), of which shareholders' equity accounted for EUR 412.5 million (324.0). In 2014, shareholders' equity was increased by the EUR 70 million hybrid bond and the approximately EUR 30 million rights offering. The slowdown of housing sales in Finland increased net working capital. At the same time, the company has released capital through more efficient invoicing, for example. Solvency was improved by measures related to the strengthening of the capital structure, the divestment of business operations and the improved result.

Interest-bearing debt at the end of the year amounted to EUR 347.8 million (407.6) and interest-bearing net debt totalled EUR 213.6 million (326.5). Liquid funds increased due to the divestment of the technical building services and measures related to the strengthening of the capital structure. Of the company's interest-bearing debt, EUR 127.1 million (73.1) comprises project loans, EUR 99.6 million (59.9) bonds, EUR 63.4 million (150.2) commercial papers, EUR 50.2 million (57.8) finance lease liabilities, EUR 5.6 million (45.1) loans from financial institutions and other liabilities, and EUR 2.0 million (21.5) pension loans. Of all interest-bearing debt, 41% (32) was at a fixed interest rate.

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Lemminkäinen | ANNUAL REPORT 2014

Net financial costs increased in January–December and amounted to EUR 37.9 million (26.8), representing 1.9% (1.3) of net sales. The increase was due to a EUR 7 million write-down of loan receivables related to the divestment of Lemcon Networks' businesses, the renegotiated credit limits, increasing currency hedging costs for the rouble and valuation of interest rate derivatives. The interest expenses of the hybrid bonds are not recorded under the finance costs in the income statement; instead, their impact can be seen in the earnings per share as well as in equity.

Cash flow from operations in January–December totalled EUR -54.8 million (8.3). The cash flow includes the payment of EUR 60 million in damages related to the asphalt cartel.

Financials › Board of Directors' report › Business segments

Business segments

Changes in the reporting structure in 2014 and 2015

Lemminkäinen changed its reporting structure on 1 August 2014 into three reporting segments: Infrastructure construction; Building construction, Finland; and Russian operations. The former Scandinavia business segment was integrated into the Infrastructure construction business segment. Russian operations include both building construction and infrastructure construction businesses.

At the beginning of 2015, the Infrastructure construction business segment was divided into two: Paving, mineral aggregates and earthworks businesses were transferred to the new Paving business segment. Foundation engineering, civil engineering and rock engineering constitute the new Infra projects business segment. As of 1 January 2015, the reporting business segments are: Paving; Infra projects; Building construction, Finland; and Russian operations. Building construction in Sweden is reported as part of the Group's other operations.

Infrastructure construction

Operating environment

In Finland, infrastructure construction decreased due to weak development in building construction and cuts in road maintenance appropriations in the state budget. Underground infrastructure construction remained brisk, especially in urban growth centres. In Sweden, Norway and Denmark, road construction, including the renovation projects, maintained the demand for paving in particular. In addition, the governments of these countries are investing in the infrastructure network development and in road maintenance. In the Baltic countries, the market situation in infrastructure construction was mainly stable. The mild weather prolonged the paving season in all Lemminkäinen's operating countries.

Key figures	FY2014 IFRS	FY2013 IFRS	FY2014 excl. NR	FY2013 excl. NR
Net sales, EUR million	1,339.0	1,279.2	1,339.0	1,279.2
Operating profit, EUR million	38.0	-13.1	39.2	-7.4
% of net sales	2.8	-1.0	2.9	-0.6
Order book at end of period, EUR million	682.6	866.7	682.6	866.7

In January–December, net sales were EUR 1,339.0 million (1,279.2) and operating profit was EUR 38.0 million (-13.1). The operating profit includes asset write-downs worth EUR 1.2 million (5.7). The operating profit, excluding non-recurring items, was EUR 39.2 million (-7.4). The impact of currency exchange rate changes on the euro-denominated net sales was EUR -33.2 million and on the operating profit EUR -0.7 million compared to 2013.

Net sales by country were 41% from Finland, 49% from Scandinavia and 10% from the Baltic countries. Net sales by business type were 68% from paving (including road maintenance, mineral aggregates and earthworks), 21% from projects and 11% from building construction in Sweden.

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Lemminkäinen | ANNUAL REPORT 2014

In Finland, the profitability was improved by major infra projects as well as paving and mineral aggregates businesses. In Norway, the result turned clearly positive through overhead reductions and by closing down unprofitable sites and business operations, among other measures. The efficiency of paving project management and tendering process has also been improved. The segments' operating profit includes an approximately EUR 3 million loss related to unreceived payments from the company's customer Lappland Gold Miners that declared bankruptcy.

At the end of the year, the order book for infrastructure construction was lower than in 2013: EUR 682.6 million (866.7), of which 67% attributable to 2015. The most significant decline in the order book took place in rock engineering in Finland and Sweden.

Building construction, Finland

Operating environment

The market situation in building construction remained weak in 2014. Construction was supported by renovation, which remained stable. Only some 25,000 (28,000) new residential units were started, and the number is not expected to increase in 2015. Housing sales slowed down especially during the second half of the year as consumer demand was decreased by economic uncertainty and longer sales times of old private houses. Commercial construction was minimal, particularly outside the Helsinki metropolitan area. In 2015, the market situation in building construction is estimated to remain similar to 2014.

Key figures	FY2014 IFRS	FY2013 IFRS	FY2014 excl. NR	FY2013 excl. NR
Net sales, EUR million	539.0	592.9	539.0	592.9
Operating profit, EUR million	9.3	5.0	13.4	19.1
% of net sales	1.7	0.8	2.5	3.2
Order book at end of period, EUR million	687.1	544.3	687.1	544.3

In January–December, net sales were EUR 539.0 million (592.9) and operating profit was EUR 9.3 million (5.0). The operating profit includes asset write-downs worth EUR 4.1 million (14.1). The operating profit, excluding non-recurring items, was EUR 13.4 million (19.1). The segment's result was improved by residential and commercial projects in the Helsinki metropolitan area. The profitability was impaired by slowdown of housing sales and failures in individual projects such as a declined margin of approximately EUR 4 million related to an old consortium.

Housing sales slowed down during the second half of 2014 and the number of reservations cancelled was higher than before. Due to the declining markets in 2014, the number of residential development start-ups targeted at consumers was slightly lower than in the previous year. The decrease in consumer demand was compensated by growing sales to investors. The number of unsold completed residential units doubled, and was 336 (164) at the end of the year.

The order book of Building construction, Finland stood at EUR 687.1 million (544.3), of which 58% attributable to 2015. The order book was increased by major contracting projects such as the renovation of the Parliament Building and the Sibelius Academy in Helsinki as well as the school campus of timber to be built in Pudasjärvi with the PPP model.

Lemminkäinen's residential production (development projects and negotiated contracting)	Jan–Dec 2014	Jan–Dec 2013	Change
Started, units	1,410	1,191	219
- of which development projects, units	979	1,058	-79
Completed, units	1,363	1,145	218
- of which development projects, units	1,088	875	213
Sold, units	1,280	1,183	97
- of which development projects, units	849	1,050	-201
Sales to investors, %	47		
Under construction 31 Dec, units	1,362	1,211	151
- of which unsold 31 Dec, units	522	557	-35
Unsold completed 31 Dec, units	336	164	172
Land bank, balance sheet value 31 Dec, EUR million	105.4	109.1	-3.7
Started in competitive contracting, units	244	159	85

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Lemminkäinen | ANNUAL REPORT 2014

Russian operations

Operating environment

The economic uncertainty in Russia and the radical weakening of the rouble in 2014 increased mortgage interest rates and banks applied stricter loan terms in many locations. However, the economic and political uncertainty did not decrease consumer demand for housing in the so-called comfort class, where a large proportion of housing transactions are financed by the consumers themselves. Housing sales were brisk especially during the fourth quarter of the year. In infrastructure construction, several state-funded road renovation projects were started, especially on roads departing from Moscow. The outlook for 2015 continues to be uncertain. The declining oil price is slowing down the country's economic growth and, together with the limited scope of the Russian financial markets, is impairing the general construction market situation. The increase in mortgage interest rates and the decreasing purchasing power of the middle class may reduce the demand for housing this year.

Key figures	FY2014 IFRS	FY2013 IFRS	FY2014 excl. NR	FY2013 excl. NR
Net sales, EUR million	196.1	164.5	196.1	164.5
Operating profit, EUR million	19.7	-0.3	24.0	-0.3
% of net sales	10.1	-0.2	12.2	-0.2
Order book at end of period, EUR million	86.4	322.2	86.4	322.2

The net sales were EUR 196.1 million (164.5) and the operating profit was EUR 19.7 million (-0.3). The result includes a EUR 4.3 million write-down related to a residential development project completed in 2010. The operating profit, excluding non-recurring items, was EUR 24.0 million (-0.3). The impact of currency exchange rate changes on the euro-denominated net sales was EUR -40.0 million and on the operating profit EUR -4.3 million compared to 2013. Of the net sales, 48% came from residential development projects, 25% from infrastructure construction and 27% from building construction contracting.

Profitability for 2014 was improved by residential development projects, better margins in ongoing contracts and profitable road and bridge special paving projects. Housing sales picked up towards the end of the year and the apartment price level in roubles rose. During the second half of the year, Lemminkäinen completed two residential development and construction projects in St Petersburg, comprising altogether 545 residential units as well as some individual commercial properties and parking spaces. Of the completed projects, a total of 446 residential units had been sold and recognised as revenue at the end of the year. At the end of the financial year, Lemminkäinen had one residential development project (418 residential units) under construction, with estimated completion at the end of 2015. The results for building construction contracting and infrastructure construction developed favourably in 2014, but the company recorded approximately EUR 1 million loss related to the termination of technical building services. The capital tied up in Russian operations at the end of period was EUR 61.9 million (85.6).

The segment's order book decreased clearly and stood at EUR 86.4 million (322.2) at the end of the year. The order book was decreased by the completion of two residential development projects and fewer contracting projects.

Lemminkäinen's residential development projects, Russia	Jan–Dec 2014	Jan–Dec 2013	Change
Started, units	0	757	-757
Completed, units	545	222	323
Sold, units	520	165	355
Under construction 31 Dec, units	418	963	-545
- of which unsold, units	283	808	-525
Unsold completed 31 Dec, units	139	134	5

Financials › Board of Directors' report › Investments

Investments

Gross investments in 2014 amounted to EUR 30.0 million (71.2), representing 1.5% (3.5) of the company's net sales. They were mainly replacement investments in infrastructure construction. Acquisitions increased investments in the comparison year. Lemminkäinen has imposed stricter criteria involving investments and more effective monitoring processes have been introduced.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Board of Directors' report › Personnel

Personnel

At the end of the year, Lemminkäinen employed 4,748 people (5,526), which was 778 people less than in 2013. Of these, 2,070 (2,439) were white-collar workers and 2,678 (3,087) were blue-collar workers. During the year, the number of white-collar workers decreased by 369 people (-15%) and that of blue-collar workers by 409 people (-13%).

The number of personnel has decreased due to two personnel reduction negotiations in Finland and similar negotiations in other operating countries conducted in 2013 and 2014. The results of the negotiations conducted in 2013 are fully visible in the number of personnel. The personnel reductions related to the negotiations conducted in 2014 have, for the most part, been realised.

Personnel by business segment, continuing operations	31 Dec 2014	31 Dec 2013	Change
Infrastructure construction, persons	2,925	3,266	-341
Building construction, Finland, persons	1,038	1,224	-186
Russian operations, persons	635	755	-120
Parent company, persons	150	281	-131
Group, total, persons	4,748	5,526	-778

Personnel by country, continuing operations	31 Dec 2014	31 Dec 2013	Change
Finland, persons	2,315	2,726	-411
Sweden, Norway, Denmark, persons	1,155	1,256	-101
Baltic countries, persons	642	738	-96
Russia, persons	635	755	-120
Other countries, persons	1	51	-50
Group, total, persons	4,748	5,526	-778

Financials › Board of Directors' report › Changes in management

Changes in management

During 2014, the composition of Lemminkäinen's Executive Team changed significantly. At the beginning of the year, the members of the Executive Team were: Timo Kohtamäki, President and CEO; Robert Öhman, CFO; Casimir Lindholm, EVP Building construction, Finland; Harri Kailasalo, EVP Infrastructure construction, Finland and the Baltic countries; Marcus Karsten, EVP Technical building services; Timo Vikström, EVP Scandinavia; Maaret Heiskari, EVP Russian operations; Tiina Mikander, Chief Strategy Officer; Tiina Mellas, EVP, HR, and Jouni Pekonen, EVP, Procurement.

President and CEO Timo Kohtamäki left the company on 2 April 2014 and CFO Robert Öhman on 7 April 2014. In connection with the divestment of the Technical building services business segment, Marcus Karsten left the company on 13 June 2014. Jouni Pekonen left the company on 9 June 2014 and Tiina Mellas on 19 June 2014.

In connection with the strategy revision, Timo Vikström left the company on 30 July 2014. Tiina Mikander left the company on 1 November 2014.

At the beginning of the year 2015, the members of Lemminkäinen's Executive Team were (the date of appointment): Casimir Lindholm, President and CEO (1 August 2014); Ilkka Salonen, CFO (11 June 2014); Harri Kailasalo, EVP Infra projects; Robert Blumberg, EVP Paving (1 January 2015), Pauli Mäkelä, EVP Building construction, Finland (1 November 2014); Maaret Heiskari, EVP Russian operations; and Tania Jarret, EVP HR (1 November 2014).

Berndt Brunow, Chairman of the Board of Directors, acted as Lemminkäinen's interim President and CEO from 3 April to 31 July 2014.

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Financials › Board of Directors' report › Occupational safety and environment Occupational safety and environment The goal of Lemminkäinen’s occupational safety measures is to create a safe working environment for all employees and subcontractors. Lemminkäinen is committed to the shared occupational safety principles of the Confederation of Finnish Construction Industries RT, which aims to accelerate the construction industry’s progress towards the zero-accident target. other measures. The company invests in safeguarding biodiversity by developing post-extraction measures in its mineral aggregate areas. Lemminkäinen constantly develops its production technology in order to reduce its energy consumption and environmental impact. At the Group level, Lemminkäinen measures energy consumption figures and the environmental impact of its production facilities in Finland. Each business segment monitors the indicators relevant to their business. In 2014, Lemminkäinen continued to harmonise the rules for occupational safety in all of our operating countries. In addition, the company included the subcontractors’ site accident frequency rate in its safety statistics. More detailed information on Lemminkäinen’s occupational safety and environmental issues are presented in the company’s Annual Report and on its website. Lemminkäinen minimises the environmental impact of its operations by using natural resources as sparingly as possible and by using recycled materials in our production, among Financials › Board of Directors' report › Research and development Research and development Research and development activities at Lemminkäinen focus on the utilisation of information technology in construction, environmental and energy efficiency, and service development. Lemminkäinen has also initiated a variety of developmental measures to improve operational efficiency. for example, the efficiency of business operations and quality assurance. Lemminkäinen’s Central Laboratory carries out infrastructure construction R&D. The company aims to constantly increase the percentage of low-temperature and recycled asphalts in its production. In 2014, the Group’s research and development expenditure accounted for approximately 0.5 (0.6) per cent of net sales. The Group’s business segments are each responsible for their own research and development activities, which focus on, Financials › Board of Directors' report › Shares Shares The company has one share class. Each share carries one vote at a general meeting of shareholders and confers an equal right to a dividend. Lemminkäinen’s share capital is EUR 34,042,500 and the total number of shares was 23,219,900 at the end of the financial year. In 2014, Lemminkäinen conducted a rights offering, which increased the number of shares by 3,569,724. The subscription price of the offer shares was EUR 8.20 per share, and the company raised gross proceeds of approximately EUR 29.3 million (net proceeds of EUR 27.3 million) through the offering. Trading with shares At the end of 2014, the market capitalisation of Lemminkäinen’s shares stood at EUR 220.9 million (298.2). The price of Lemminkäinen Corporation’s share on the NASDAQ OMX Helsinki was EUR 15.20 (14.28) at the beginning of the 2014 and EUR 9.52 (15.20) at the end. In addition to the NASDAQ OMX Helsinki, Lemminkäinen’s share is also traded on alternative markets. A total of 1,268,320 shares (2,076,080) were traded during 2014, of which alternative markets accounted for 14 per cent (15). (Source: Fidessa Fragmentation Index) Treasury shares At the end of 2014, Lemminkäinen owned 16,687 of its own shares. 9 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Board of Directors' report › Shareholders Shareholders The company had 4,532 shareholders (4,705) at the end of 2014. Nominee-registered and non-Finnish shareholders held 13 per cent (13) of all Lemminkäinen Corporation shares and voting rights. Information on company ownership and division by segment and scale, major shareholders, and share ownership of Executive Team members and the Board of Directors is available on the company’s website, www.lemminkainen.com/Investors. Shareholder agreements The company is not aware of any agreements between shareholders that would have a significant bearing on the use of ownership rights or voting behaviour at general meetings of shareholders. Flagging notifications The company received one flagging notification in 2014 (on 22 August 2014). Lemminkäinen Corporation’s shares held by Noora Forstén decreased from 1,966,073 shares, i.e. 10.0 per cent of all shares, to 1,866,073, i.e. 9.5 per cent, decreasing below 10 per cent of all shares and votes in Lemminkäinen Corporation. Financials › Board of Directors' report › Resolutions of the AGM and administration Resolutions of the AGM and administration On 9 April 2014, Lemminkäinen Corporation's Annual General Meeting adopted the Company's annual accounts and consolidated financial statements for 2013 and granted the members of the Board of Directors and the President and CEO discharge from liability. The General Meeting resolved, in accordance with the Board of Directors' proposal, that no dividend be paid for the financial year ended 31 December 2013. The General Meeting confirmed the number of members of the Board of Directors as six. Berndt Brunow, Noora Forstén, Finn Johnsson, Juhani Mäkinen, Kristina Pentti-von Walzel, and Heikki Räty were elected as members of the Board. PricewaterhouseCoopers Oy, a firm of authorised public accountants, was re-elected to serve as the Company's auditor. Lemminkäinen Corporation's Board of Directors held its organising meeting on 9 April 2014.The Board re-elected Berndt Brunow as the Chairman and Juhani Mäkinen as the Vice Chairman of the Board. The Board of Directors elected from among its members Heikki Räty to serve as the Chairman of the Audit Committee, with Juhani Mäkinen and Kristina Pentti-von Walzel serving as members. Berndt Brunow was elected to serve as the Chairman of the Nomination Committee, with Noora Forstén and Kristina Pentti-von Walzel serving as members. Berndt Brunow was elected to serve as the Chairman of the HR Committee, with Noora Forstén and Kristina Pentti-von Walzel serving as members. The General Meeting resolved, in accordance with the Board of Directors' proposal, to authorise the Board of Directors to resolve on the repurchase of the Company's own shares. In accordance with the authorisation, the Board of Directors may resolve to repurchase a maximum of 1,000,000 own shares. The authorisation is effective for a period of 18 months from the resolution of the General Meeting. In addition the General Meeting resolved, in accordance with the Board of Directors' proposal, to authorise the Board of Directors to resolve on a share issue and/or an issue of special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Limited Liability Companies Act in one or several instalments, either against payment or without payment. The number of shares to be issued, including the shares to be received based on special rights, shall not exceed 3,900,000 shares. The Board of Directors may resolve to issue either new shares or own shares possibly held by the Company. The authorisation is effective for a period of 18 months from the resolution of the General Meeting. 10 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Board of Directors' report › Legal proceedings Legal proceedings Damages related to the asphalt cartel On 28 November 2013, the District Court of Helsinki issued its decisions concerning damages related to the asphalt cartel. In line with the decisions, Lemminkäinen recorded approximately EUR 66 million in expenses in its 2013 result. Of this, approximately EUR 60 million consisted of damages ordered only to Lemminkäinen, Lemminkäinen’s share of the damages ordered to it and other asphalt industry companies to be paid jointly and severally, as well as interest and legal expenses related to the damages. This amount was paid by the company in January 2014. More information on the asphalt cartel, related damages and related communications can be found on the company’s website http://www.lemminkainen.com/Lemminkainen/Investors/ Lemminkainen-as-an-investment/Asphalt-cartel-issue/. Quotas related to the use of recycled asphalt On 7 December 2014, the prosecutor decided to press charges for an environmental offence against Lemminkäinen and two of its employees. The alleged offence is related to the quotas for the amount of recycled asphalt used in asphalt mass production, as defined in the environmental permits of the company’s Sammonmäki asphalt plant in Finland. The prosecutor is demanding Lemminkäinen a confiscation of illegal profit of EUR 3.4 million and a corporate fine of at least EUR 120,000. Lemminkäinen has appealed against all 35 decisions, where the plaintiffs’ claims were partly upheld, to the Helsinki Court of Appeal. In Lemminkäinen’s opinion, there are some judicial aspects in the decisions of the District Court, where the conclusions of the District Court differ from previous legal practices. Such judicial aspects are related to the questions of prescriptions and value added tax, for example. The main oral hearing in the Court of Appeal will take place during 2015. The Finnish state and 22 municipalities have also submitted their appeals to the Helsinki Court of Appeal. Lemminkäinen and its employees consider themselves not guilty of the charges presented. The case pertains to the interpretation of a regulation in the environmental permit. Crushing recycled asphalt for using it as raw material for new asphalt is an ecological practice. It reduces the environmental hazards of production when compared to asphalt made of virgin materials. Asphalt mass containing recycled asphalt is of the same quality as asphalt mass made of virgin materials. In addition to the claims which the Helsinki District Court has decided on in November 2013, Lemminkäinen has been served summons regarding 21 claims against Lemminkäinen and other asphalt companies for damages. The capital amount of these claims is approximately EUR 26 million. For these claims, Lemminkäinen has made a provision worth EUR 12.3 million. The hearing of the case will most likely start at the District Court of Tuusula in the spring of 2015. Financials › Board of Directors' report › Risks and uncertainties Risks and uncertainties Risk management is an essential part of Lemminkäinen’s business operations. Its main target is to ensure achievement of strategic and operational targets with best possible results including continuity of the operations under changing conditions. Lemminkäinen’s risk management is based on the risk management policy approved by the Board of Directors. its business operations throughout Scandinavia, the Baltic countries and Russia. However, ongoing changes in management and organisational structure may affect Lemminkäinen's ability to implement its strategy in changing operating environment. In Russia, the negative economic trends and prolonged political uncertainties including major escalation of sanctions between EU and Russia could, in the worst case scenario, culminate in a standstill of housing sales, changes in the infrastructure markets unfavourable to Lemminkäinen and/or the interruption or exits of ongoing projects. On top of this, the differing political culture, legislation, its interpretation and procedures of the authorities compared to Finland and Uncertainty in the global economy and financial markets may have a negative effect on Lemminkäinen’s operations, performance, financial position and sources of capital. Lemminkäinen’s business operations are sensitive to new construction cycles in Finland in particular. The company manages the risk structurally by distributing 11 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 the uncertainty of the legal system, administrative procedures and interpretation of law enforcement mechanisms as well as changes in them may result in significant risks to Lemminkäinen. In order to manage the risk, Lemminkäinen has increased the efficiency of its housing sales. premises are usually sold to property investors in the early stage of a construction, thereby reducing sales risks. The price fluctuation of raw materials may have an impact on financial performance. Lemminkäinen’s biggest individual outsourced raw material is bitumen, and its price depends on the world market price of oil. Lemminkäinen manages the bitumen price risk with contractual terms and oil derivatives. On top of this, unexpected changes in the weather conditions and business cycles can cause volatility in income generation. Lemminkäinen’s financial performance depends largely on successful contracting and project management, which, among other things, includes the correct pricing of the project, reasonable use of resources, careful planning and scheduling, ability to procure raw materials at competitive prices, cost control, management of change requests as well as efficient and timely handling of claims for damages. Lemminkäinen is continually developing its contractual expertise and project management practices during the tender and implementation stage. Project monitoring systems and steering models are being renewed and more attention has been paid to the personnel’s competence development. Lemminkäinen’s business operations are exposed to financial risks, such as liquidity, interest rates, foreign exchange rates, as well as impairment of tangible and intangible goods. Management of financial risks is based on Lemminkäinen treasury policy defining the operating principles and division of responsibility in financial risk management and funding activities. Lemminkäinen seeks to protect itself from currency exchange risks primarily through operative means and, if necessary, transaction risks are hedged with the aid of foreign currency loans and currency derivatives. The company does not hedge translation risk. In 2014, approximately 40% of Lemminkäinen’s net sales were generated in functional currencies other than the euro, the major currencies being the Russian rouble as well as Norwegian krone, Swedish krona and Danish krone. In the residential and commercial development and construction projects, Lemminkäinen is exposed to price and sales risks due to the full responsibility over the entire project, starting with plot acquisition. The aim is to actively manage and monitor the valuation risk related to the capital tied up in unsold completed apartments and other assets. Lemminkäinen evaluate new residential development projects by taking the market changes and risks into account. The company starts new housing construction only if a sufficient number of units have been reserved in advance. The requisite number of reserved units varies regionally. When undertaking commercial development, business More information about Lemminkäinen’s risks, including a more detailed description of the company’s risk management, is presented on the company website. A more detailed account of the financial risks is also provided in the notes to the annual financial statements. Financials › Board of Directors' report › Market outlook Market outlook In Finland, the outlook for new construction is still weak and building construction is supported by renovation projects, which are less dependent on the economic cycles. The general economic uncertainty and longer sales times of old private houses will slow down housing sales to consumers. Ongoing urbanisation will affect the housing market in many ways, and the focus of demand will be on small apartments in urban growth centres. The few commercial construction projects will also be concentrated in urban growth centres and the Helsinki metropolitan area in particular. as the West Metro, City Rail Loop (Pisararata) and the tram in Tampere. The outlook for infrastructure construction will be impaired by weak development in building construction and cuts in road maintenance appropriations in the state budget. In Norway, Sweden and Denmark, multi-year, state-funded traffic infrastructure development plans are currently underway. These countries are also investing in the renewal of energy production, and large-scale road and rail projects are being planned around urban growth centres over the coming years. In addition, the private sector will most likely continue to invest in infrastructure construction. The outlook for infrastructure construction improved slightly after the governmental programme last summer. However, the benefits yielded by these investments will most likely to be realised in full from 2016 onwards. The government committed to promote significant traffic projects, such In Russia, the outlook continues to be uncertain. The declining oil price and lack of investments slow down 12 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 the country’s economic growth and impairs the general construction market. The weakening of the rouble increases mortgage interest rates, which may also decrease the demand for comfort-class apartments in the near future. Efforts to develop infrastructure are ongoing, and numerous state-and municipality-funded projects to expand and repair road networks are currently underway across the country. However, the decline in oil price limits state funding, which may have an impact on the volume of infra projects and their prioritisation in the coming years. In the Baltic countries, the volume of infrastructure construction is estimated to decrease in 2015 but to pick up in 2016. In these countries, several road construction and renovation projects are being planned, many of them with EU funding. The possible launch of the Rail Baltica traffic project would boost the infrastructure construction market situation in all of the Baltic countries. Financials › Board of Directors' report › Board of Directors' proposal for the distribution of profit Board of Directors’ proposal for the distribution of profit The distributable shareholders’ equity shown on the balance sheet of the parent company, Lemminkäinen Corporation, amounts to EUR 136,159,542.86 consisting of EUR 90,580,653.68 in invested unrestricted equity fund, EUR 47,951,259.89 in retained earnings from previous years and EUR -2,372,370.71 in result for the financial year. The Board of Directors proposes to the AGM that the company will not pay a dividend for the financial year ended 31 December 2014, and thus retained earnings would stand at EUR 45,578,889.18. Financials › Board of Directors' report › Profit guidance for 2015 Profit guidance for 2015 Lemminkäinen estimates that its net sales will not increase as compared to 2014 net sales (EUR 2,044.5 million). Operating profit (IFRS) is expected to improve as compared to 2014 (EUR 36.3 million). Helsinki, 4 February 2015 LEMMINKÄINEN CORPORATION Board of Directors 13 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Consolidated income statement (IFRS)

Consolidated income statement (IFRS)

EUR 1,000	Note	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Net sales	2 3 6	2,044,482	2,020,127
Other operating income	7	18,251	16,212
Change in inventories of finished goods and work in progress		14,487	50,063
Production for own use		1,402	1,526
Use of materials and services		1,477,516	1,545,771
Employee benefit expenses	8 29 30 39	336,964	361,738
Depreciation and amortisation	2 9	43,164	44,642
Impairment	9	1,270	
Other operating expenses	10	183,951	225,654
Share of the profit of associates and joint ventures	11	497	562
Operating profit	2	36,255	-89,316
Finance income	12	41,285	18,155
Finance costs	12	79,194	44,928
Profit before income		-1,654	-116,089
Income taxes	13	-3,346	19,885
Profit from continuing operations		-5,000	-96,204
Profit from discontinued operations	14	23,130	2,705
Profit for the financial year		18,130	-93,498
Profit for the financial year attributable to			
Equity holders of the parent company		18,165	-93,723
Non-controlling interests		-35	225
Basic and diluted earnings per share attributable to equity holders of the parent company			
From continuing operations	15	-0.68	-4.94
From discontinued operations	15	1.08	0.13
From profit for the year	15	0.40	-4.81

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Financials › Consolidated financial statements › Consolidated statement of comprehensive income (IFRS) Consolidated statement of comprehensive income (IFRS) EUR 1,000 Note 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 15 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Profit for the financial year 18,130 -93,498 Items that will not be reclassified to profit or loss Defined benefit pension obligations16 27 -3 2,404 Items that may be reclassified subsequently to profit or loss Translation difference16 27 -18,559 -7,675 Cash flow hedge16 27 59 378 Change in fair value of available-for-sale financial assets16 27 -15 Other comprehensive income, total -18,504 -4,909 Comprehensive income for the financial year -374 -98,407 Comprehensive income for the financial year Equity holders of the parent company -339 -98,632 Non-controlling interests -35 225 Comprehensive income attributable to equity holders of the parent company arises from Continuing operations -23,469 -101,337 Discontinued operations 23,130 2,705

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Consolidated statement of financial position (IFRS)

Consolidated statement of financial position (IFRS)

EUR 1,000	Note	31 Dec 2014	31 Dec 2013
ASSETS			
Non-current assets			
Property, plant and equipment	18	181,217	201,111
Goodwill	19	53,846	80,100
Other intangible assets	19	20,182	29,234
Holdings in associates and joint ventures	11	6,916	8,831
Available-for-sale financial assets	20	3,191	3,764
Deferred tax assets	13	42,026	38,540
Other non-current receivables	21	546	904
		307,923	362,484
Current assets			
Inventories	22	523,987	504,385
Trade and other receivables	23	290,014	391,174
Income tax receivables		1,656	3,529
Available-for-sale financial assets	24	25,118	30,010
Cash and cash equivalents	25	109,080	51,072
		949,854	980,170
TOTAL ASSETS		1,257,777	1,342,654
EQUITY AND LIABILITIES			
Equity attributable to owners of the parent company			
Share capital	27	34,043	34,043
Share premium account	27	5,675	5,675
Hedging reserve	27		-59
Invested non-restricted equity fund	27	91,448	63,763
Hybrid bond	27	138,377	69,095
Translation difference		-21,702	-3,143
Retained earnings		146,360	247,807
Profit for the financial year		18,165	-93,723
		412,365	323,457
Non-controlling interests	11	143	582
Total equity		412,508	324,038
Non-current liabilities			
Interest-bearing liabilities	28	139,513	61,348
Deferred tax liabilities	13	15,583	13,168
Pension obligations	29	553	867
Provisions	31	27,461	19,935
Other non-current liabilities	32	793	3,033
		183,903	98,351
Current liabilities			
Interest-bearing liabilities	28	208,291	346,277
Provisions	31	11,134	7,229
Trade and other payables	32	440,882	564,851
Income tax liabilities		1,059	1,906
		661,366	920,264
Total liabilities		845,269	1,018,615
TOTAL EQUITY AND LIABILITIES		1,257,777	1,342,654

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Financials › Consolidated financial statements › Consolidated cash flow statement (IFRS) Consolidated cash flow statement (IFRS) EUR 1,000 Note 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 17 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Cash flows from operating activities (including discontinued operations) Profit before taxes 21,554 -117,521 Adjustments35 Depreciation and impairment 44,684 45,329 Share of the profit of associates and joint ventures -497 -562 Finance income and costs 37,900 26,669 Other adjustments -37,609 -4,757 Cash flow before change in working capital 66,031 -50,842 Change in working capital Increase(-)/decrease(+) in trade and other receivables 8,184 -54,459 Increase(-)/decrease(+) in inventories -51,583 -18,589 Increase(+)/decrease(-) in current liabilities -52,459 156,225 Cash flow from operations before financial items and taxes -29,827 32,335 Interest paid -23,624 -25,177 Other finance costs paid -35,892 -18,346 Dividends received 615 361 Interest received 700 1,285 Other finance income received 34,942 16,304 Income tax paid -1,679 1,513 Cash flow from operating activities -54,765 8,275 Cash flows from investing activities (including discontinued operations) Purchases of property, plant and equipment -23,732 -26,025 Proceeds from sale of property, plant and equipment 15,279 15,814 Purchases of intangible assets -3,655 -15,563 Proceeds from sale of intangible assets 180 569 Investments in other assets -93,795 -92,010 Proceeds from sale of other investments 99,996 124,587 Acquired subsidiary shares less cash and cash equivalents at time of purchase -2,760 -11,849 Disposed subsidiary shares less cash and cash equivalents at time of sale 58,600 -2,265 Purchases of shares in associates and joint ventures 393 Cash flow from investing activities 50,507 -6,742 Cash flows from financing activities (including discontinued operations) Increase(-)/decrease(+) of long-term loan receivables -646 -185 Rights offering 29,272 Transaction cost from rights offering -1,984 Proceeds from short-term borrowings 199,729 490,682 Repayments of short-term borrowings -303,631 -456,614 Proceeds from long-term borrowings 300,604 301,271 Repayments of long-term borrowings -217,683 -291,437 Hybrid bond 69,283 Repayments of finance lease liabilities -12,030 -14,678 Dividends paid -143 -11,744 Cash flow from financing activities 62,771 17,296 Increase(+)/decrease(-) in cash and cash equivalents 58,513 18,829 Cash and cash equivalents at beginning of financial year 51,072 34,926 Translation difference of cash and cash equivalents -505 -2,683 Cash and cash equivalents at the end of financial year25 109,080 51,072

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Consolidated statement of changes in equity (IFRS)

Consolidated statement of changes in equity (IFRS)

EUR 1,000	Note	Share capital	Share premium account	Hedging reserve	Fair value reserve	Invested non-restricted equity fund	Hybrid bond	Translation difference	Retained earnings	Parent company shareholders' equity	Non-controlling interest	Total equity
Equity 1 Jan 2013		34,043	5,675	-436	15	63,607	69,095	4,532	264,861	441,391	373	441,764
Profit for the financial year									-93,723	-93,723	225	-93,498
Items that will not be reclassified to profit or loss												
Pension obligations	29								2,404	2,404		2,404
Items that may be reclassified subsequently to profit or loss												
Translation difference	27							-7,675		-7,675		-7,675
Cash flow hedge	27			378						378		378
Change in fair value of available-for-sale financial assets					-15					-15		-15
Comprehensive income for the financial year				378	-15			-7,675	-91,319	-98,632	225	-98,407
Acquisition of shares of non-controlling interest									-270	-270		-270
Change in non-controlling interest											-16	-16
Option to redeem shares from non-controlling interest									-535	-535		-535
Direct entries, acquisition of non-controlling interest									-800	-800		-800
Recognition of share-based payments						156			-808	-651		-651
Hybrid bond interest									-5,285	-5,285		-5,285
Dividends paid	17								-11,762	-11,762		-11,762
Transactions with owners, total						156			-19,459	-19,303	-16	-19,318
Equity 31 Dec 2013		34,043	5,675	-59		63,763	69,095	-3,143	154,084	323,457	582	324,038

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Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	Note	Share capital	Share premium account	Hedging reserve	Fair value reserve	Invested non-restricted equity fund	Hybrid bond	Translation difference	Retained earnings	Parent company shareholders' equity	Non-controlling interest	Total equity
Equity 1 Jan 2014		34,043	5,675	-59		63,763	69,095	-3,143	154,084	323,457	582	324,038
Profit for the financial year									18,165	18,165	-35	18,130
Items that will not be reclassified to profit or loss												
Pension obligations	29								-3	-3		-3
Items that may be reclassified subsequently to profit or loss												
Translation difference	27							-18,559		-18,559		-18,559
Cash flow hedge	27			59						59		59
Comprehensive income for the financial year				59				-18,559	18,161	-339	-35	-374
Share-based incentive schemes									163	163		163
Contingent shares returned to the company											-403	-403
Shares returned to the company, acquisition of non-controlling interest by share exchange in 2010									424	424		424
Rights offering	27					29,272				29,272		29,272
Transaction cost from rights offering	27					-1,587				-1,587		-1,587
Hybrid bond interest									-8,307	-8,307		-8,307
Transactions with owners, total						27,684			-7,720	19,964	-403	19,561
Hybrid bond	27						69,283			69,283		69,283
Equity 31 Dec 2014		34,043	5,675			91,448	138,377	-21,702	164,525	412,365	143	412,508

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Financials › Consolidated financial statements › Accounting principles applied in the IFRS consolidated financial statements, 31 December 2014 Accounting principles applied in the IFRS consolidated financial statements, 31 December 2014 Basic information on the company Lemminkäinen Corporation is a public limited company established under the laws of Finland and domiciled in Helsinki. The company’s registered address is Salmisaarenaukio 2, 00180, Helsinki, Finland. Lemminkäinen Corporation is the parent company of the Group and together with its subsidiaries comprises the Lemminkäinen Group (later “the Group” or “the company”). The Group produces building and infrastructure construction mainly in Finland and other Nordic countries as well as in Russia and the Baltics. 2015. Copies of the Lemminkäinen Corporation’s and the consolidated financial statements will be available on the company’s website at www.lemminkainen.com from week 10 of 2015 onwards. Printed copies of the consolidated financial statements can be ordered via e-mail info@lemminkainen.com, from week 11/2015 onwards. Principles of consolidation Subsidiaries The consolidated financial statements include Lemminkäinen Corporation and those entities (subsidiaries) that are under its control. Lemminkäinen Corporation controls an entity when it has power over that entity and it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries acquired during the accounting period are included in the consolidated financial statements from the moment of the Group gaining control, and divested subsidiaries up until the time that the control is lost. Direct acquisition costs are recognised as other operating expenses in the income statement. Basis of preparation The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), and the IAS and IFRS standards as well as the SIC and IFRIC interpretations that were in force on 31 December 2014 have been observed in their preparation. The term ‘International Financial Reporting Standards’ refers to standards and their interpretations authorised for use in the European Union in accordance with the procedure prescribed in EU Regulation (EC) No. 1606/2002 as well as in the Finnish Accounting Act and the provisions laid down pursuant to the Act. The notes to the consolidated financial statements are also in accordance with Finnish accounting and community legislation supplemental to the IFRS regulations. Intra-group shareholdings are eliminated by means of the acquisition method. The acquisition price comprises the consideration paid, the non-controlling interest in the acquiree, and the fair value of the previously held interest. The consideration paid is measured as the fair value of the assets given, liabilities assumed, and equity instruments issued by the Group. Any contingent consideration is measured at fair value at the time of acquisition and is included in the consideration paid. It is classified as either a liability or equity. Any contingent consideration classified as a liability is fair valued on the reporting date of each reporting period, and the resulting gains or losses are recognised through profit or loss. A contingent consideration classified as equity is not re-measured. Non-controlling interest in the acquiree is recognised on an acquisition-by-acquisition basis at either fair value or the amount corresponding to the share of the net assets of the acquiree held by non-controlling interests. The amount by which the sum of the consideration paid, the non-controlling interest in the acquiree, and the fair value of the previously held interest exceed the fair value of the acquired net assets is recognised as goodwill on the balance sheet. If the total amount of consideration, the non-controlling interest in the acquiree, and the previously held interest is smaller than the fair value of the acquired subsidiary’s net assets, the difference is recognised The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates. The areas involving management judgements, estimates and assumption are presented in paragraph Management judgements and estimates The financial statements have been prepared in euros and are presented in thousands of euros in the annual report. Transactions are treated on the basis of original acquisition costs, with the exception of financial instruments, pension obligations, contingent considerations in acquisitions recognised as liability and options to redeem shares from non-controlling shareholders recognised as liability. The Board of Directors approved the publication of the consolidated financial statements on 4 February 20 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 in the statement of comprehensive income. Fixed price symmetrical put and call option in relation to acquisition of non-controlling interest is recognised at fair value in the financial liabilities. When this kind of option exists, the share of the non-controlling interest is not recognised in the consolidated balance sheet. method the Group’s share of the profit of the joint venture corresponding to its ownership stake is included in the consolidated income statement. Correspondingly, the Group’s share of the equity in the joint venture, including the goodwill arising from its acquisition, is recorded as the value of the Group’s holding in the joint venture on the consolidated balance sheet. If the Group’s share of the losses of a joint venture exceeds the investment’s carrying amount, the investment is assigned a value of zero on the balance sheet and the excess is disregarded, unless the Group has obligations related to the joint venture. The treatment of transactions with non-controlling interests is the same as that of transactions with the Group’s shareholders. When shares are acquired from non-controlling interests, the difference between the consideration paid and the carrying amount of the acquired net assets in the subsidiary is recognised in equity. Gains or losses from the sale of shares to non-controlling interests are also recognised in equity. When control or significant influence is lost, the remaining holding, if any, is measured at fair value and the change in the carrying amount is recognised through profit or loss. This fair value serves as the original carrying amount when the remaining holding is subsequently treated as an associate, a joint venture, or financial assets. In addition, the amounts concerning said company that were previously recognised in other comprehensive income are treated as if the Group had directly surrendered the related assets and liabilities. This means that amounts previously recognised in other comprehensive income items are recycled to profit or loss. Unrealised gains arising in connection with business and fixed asset transactions between the Group and joint ventures are eliminated in proportion to the holding. The eliminated gain is recognised through profit or loss as it is realised. Associates An associate is an entity over which the company has significant influence. If the company holds, directly or indirectly, 20 per cent or more of the voting power of the entity, it is presumed that the company has significant influence, unless it can be clearly demonstrated that this is not the case. The company consolidates associates using the equity method. The Equity method is described above in joint arrangements paragraph. Intra-group transactions; unrealised internal margins; and internal receivables, liabilities, and dividend payments are eliminated on consolidation. The distribution of profit for the financial year to the shareholders of the parent company and to the non-controlling interests is presented in the income statement. On the balance sheet, the non-controlling interest is included in the total equity of the Group. Joint arrangements A joint arrangement is an arrangement of which two or more parties have joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. Control is defined similarly as with subsidiaries. Operating segments The Group comprises the following operating segments: Infrastructure construction; Building construction, Finland and Russian operations. Reported segment information is based on internal segment reporting to the chief operating decision maker. Lemminkäinen Group’s chief operating decision maker is the President and CEO of Lemminkäinen Corporation. Internal segment reporting to the management covers net sales, depreciation, operating profit, and as assets fixed assets, inventories, and trade receivables. The figures reported to the management are accurate to the nearest EUR 1,000. Reportable segment information is prepared according to the accounting principles applied for the consolidated financial statements with the exception of discontinued operations, which are not specified in the segment information. A joint arrangement is classified as a joint operation or a joint venture. The participating parties of a joint operation have the rights to the assets, and obligations for the liabilities, relating to the arrangement. The company consolidates its share of the joint operation’s assets, liabilities, revenues and expenses. The company’s consortiums in Finland are typically classified as joint operations. Intra-group transactions are priced at market prices. The cost plus method, wherein the price of a product or service is determined by the addition of an appropriate profit mark-up to the costs incurred, is the main transfer pricing method applied. The participating parties of a joint venture have the right to the joint arrangement’s net assets. The company consolidates joint ventures using the equity method. In equity 21 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Presentation of the financial statements The Group presents two separate income statements: the consolidated income statement and the consolidated statement of comprehensive income. The former includes the components of profit and loss and the latter starts with the profit for the financial period and presents the equity changes that are unrelated to the shareholders. The consolidated statement of changes in equity itemises the transactions with shareholders. Income statements of group companies outside the euro area are translated into euros in line with the average exchange rates for the accounting period. Items in the balance sheet and in the statement of comprehensive income are translated into euros at the exchange rates prevailing on the balance sheet date. The translation differences resulting from the translation of the income statement and balance sheet at different exchange rates and from the elimination of the acquisition cost of subsidiaries outside the euro area are recognised in equity and the changes presented in the statement of comprehensive income. When foreign subsidiaries are divested, the translation difference accrued in equity is recognised through profit and loss as part of gains or losses. Non-current assets held for sale and discontinued operations Non-current assets are classified (or disposal group) as held for sale if their carrying amount will be recovered principally through a sale transaction and sale is highly probable. If the carrying amount of non-current assets will be recovered principally through a sale transaction rather than through continuing use, they are measured at the lower of its carrying amount and fair value less costs to sell. Depreciation stops/ceases from the moment the asset is classified as held for sale. Goodwill arising from the acquisition of subsidiaries outside the euro area as well as fair value adjustments to the carrying amounts of the assets and liabilities of the foreign subsidiaries are treated as assets and liabilities of the foreign subsidiaries in question and are translated into euros at the exchange rates prevailing on the balance sheet date. Financial assets Financial assets are recognised on the settlement date. The Group classifies financial assets on initial recognition into the following categories: financial assets at fair value through profit or loss, available-for-sale financial assets, and loans and receivables. The category is determined in accordance with the purpose for which the financial asset has been acquired. Financial assets are derecognised once the Group has lost the contractual right to their cash flows or when it has substantially transferred their risks and rewards to a party outside the Group. Financial assets at fair value through profit or loss Financial assets at fair value through profit or loss include all derivative contracts that do not meet the hedge accounting criteria. These derivative contracts include interest rate, foreign exchange and commodity derivatives. Derivatives are carried at fair values based on market prices and generally accepted valuation models. Changes in the fair values are recognised according to the nature of the derivative, either in the Group’s financial items or in other operating income or expenses. Available-for-sale financial assets Available-for-sale financial assets are financial assets other than derivative contracts, that are specifically designated as such or that are not classified in any other category. The Group’s available-for-sale financial assets include property, housing-company and other shares, as well as short-term money-market investments. Available-for-sale financial assets are measured at fair value. Changes in the fair A discontinued operation is a component of an entity that either has been disposed of, or is classified as held for sale. A discontinued operation represents a separate major line of business or geographical area of operations, or is part of a co-ordinated plan to dispose of a separate major line of business or geographical area of operations. As well a subsidiary acquired exclusively with a view to resale is classified as a discontinued operation. The profit for the current and comparative period from discontinued operation is presented separately in the consolidated income statement. Foreign currency items The consolidated financial statements are presented in euros, which is also the functional and presentation currency of the Group’s parent company. The figures relating to the profit and financial position of group companies are initially recognised in the functional currency of their operating environment. Every group company’s functional currency is the primary currency of the economic environment in which the entity/company operates. Transactions in foreign currencies are translated into the functional currency at the exchange rates prevailing on the date of the transaction. Receivables and liabilities denominated in foreign currencies are translated at the exchange rates prevailing on the balance sheet date. Exchange rate differences resulting from operating activities are recorded as adjustments to the corresponding items above the operating profit. Exchange rate gains and losses related to financing are recognised as finance income and costs. 22 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 values are recognised in equity and presented in other comprehensive income. If a fair value cannot be reliably measured, the asset is recognised at cost less impairment, if any. The dividends from equity instruments included in available-for-sale financial assets and the interest from fixed-income instruments are recognised under financial items. and generally accepted valuation models. Changes in the fair values are recognised according to the nature of the derivative, either in the Group’s financial items or in other operating income or expenses. Fees paid on the establishment of loan facilities are capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates. When financial assets classified as available-for-sale are sold or impairment is recognised, accumulated fair value changes recognised in equity are reclassified in profit or loss either under other operating income or expenses if the asset is an equity instrument, or under financial items if the asset is other than an equity instrument. Loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments, and are not quoted in an active market. Loans and receivables of the Group also include trade and other receivables on the balance sheet. Loans and receivables are initially recognised at fair value added with transaction costs and are subsequently measured at amortised cost using the effective interest rate method. Cash and cash equivalents Cash and cash equivalents comprise cash in hand, bank-account balances and liquid money-market investments with original maturities of three months or less. Impairment of financial assets On every reporting date, the Group assesses whether there is any objective evidence of impairment of the value of a financial asset or a group of financial assets. If there is objective evidence of impairment, the amount recoverable from the financial asset, which is the fair value of the asset, is estimated and the impairment loss is recognised wherever the carrying amount exceeds the recoverable amount. Impairment losses are recognised in the income statement. For example, when a debtor is in significant financial difficulties, any probable bankruptcy, delinquent payments, or payments that are more than 90 days overdue constitute evidence of possible impairment of the receivables. The Group has non-current and current financial liabilities, and they may be interest-bearing or non-interest-bearing. Financial liabilities are derecognised once the Group’s obligations in relation to liability is discharged, cancelled or expired. Capitalisation of borrowing costs The company capitalises borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. A qualifying asset is one that takes a substantial period of time to complete for its intended purpose. A qualifying asset may be a fixed or movable asset, an inventory item or an intangible asset. Capitalisation commences when the company first incurs expenditures for a qualifying asset giving rise to borrowing costs, and when it undertakes activities that are necessary for preparation of the asset for its intended use or for sale. Capitalisation is suspended when effective production is halted. Capitalisation ceases when all activities necessary to complete the asset for its intended use or sale have been carried out. Derivative financial instruments and hedge accounting Derivatives are initially recognised at fair value on the balance sheet on the date a derivative contract is entered into and subsequently re-measured at their fair value on each reporting date. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. Financial liabilities Financial liabilities are initially recognised on the settlement date at fair value less transaction costs. Subsequently, all financial liabilities except derivative instruments are measured at amortised cost using the effective interest rate method. Financial liabilities at fair value through profit or loss include all derivative contracts that do not meet the hedge accounting criteria. These derivative contracts include interest rate, foreign exchange and commodity derivatives. Derivatives are carried at fair values based on market prices The Group applies cash flow hedge accounting for certain variable-rate loans. The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risks management objectives and strategy. The effectiveness of the hedging relationship is assessed at inception and then at regular intervals at least on every reporting day. The gain or loss relating to the effective portion of the eligible derivatives are deferred in hedging reserve of equity and presented in other comprehensive income. The ineffective portion 23 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 is recognised under financial items in the income statement. The cumulative change in fair value is transferred from equity and recognised in the income statement for the periods in which the hedged item affects the result. When the costs incurred and recognised profits are greater than billing based on the project’s progress, the difference is presented under the balance sheet item ‘trade and other receivables’ as project income receivables. If the costs incurred and recognised profits are less than the billing based on the project’s progress, the difference is presented in the balance sheet item ‘accounts payable and other current liabilities’ as received advance payments or project expense liabilities. When a hedging instrument expires or is sold, or the hedge no longer meets the criteria for hedge accounting, the hedge accounting is ceased. Any cumulative gain or loss from the hedging instrument remains in equity until the forecasted transaction is ultimately recognised in the income statement. If the forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within financial items. In commercial building construction, the amount and probability of lease liability commitment is estimated as a project progresses. Provision is made, when there is a buyer for the property and the management estimates that it is probable that the company will have to fulfil lease liability commitments. Derivatives that are not eligible for hedge accounting are classified as current assets or liabilities. Changes in the fair value of these derivatives are recognised according to the nature of the derivative, either in other operating income and expenses or in the financial items. There are long-term construction projects from which revenue is recognised with percentage-of-completion method in all segments of the company. Completed contract method Revenue from building construction projects, where the buyer does not have a contractual right to specify major structural elements of the building is recognised on completion in connection with delivery and in accordance with revenue recognition principles of the sale of manufactured goods. Projects from which revenue is recognised on completion are mostly Building construction and Russian operations segments’ own residential and commercial building development projects. Recognition of revenue from services Revenue recognition from services is based on the percentage-of-completion on the reporting date. The same revenue recognition principles are applied as for recognition of construction projects under the percentage-of-completion method. Service business exists in all segments of the company. Recognition of revenue from the sale of manufactured goods The company recognises revenue from the sale of manufactured goods at the time when the significant risks and rewards associated with product ownership are transferred to the buyer and the company no longer has any authority or control over the product. As a rule, this means the time when the product is handed over to the customer in accordance with the agreed terms and conditions of delivery. The fair value of revenue received, adjusted for indirect taxes, discounts given and exchange rate differences on foreign currency sales, is presented in the income statement as net sales. There are sales of manufactured goods mostly in infrastructure segment. Revenue recognition Revenues from goods and services sold are recognised as net sales less indirect taxes and discounts. If the sales transaction contains both unconditional and contingent considerations, the company examines the meeting of revenue recognition criteria concerning both considerations separately. Recognition of revenue from construction projects Percentage-of-completion When recognising revenue from construction projects, the company applies the percentage-of-completion method if the project in question possesses the characteristics of construction contract and the project’s outcome can be estimated reliably. Construction contracts from which revenue is recognised with percentage-of-completion method are specifically negotiated for the construction of an asset or a combination of assets. In the case of real estate construction, the buyer must also be able to decide on the primary structural or functional characteristics of the project before or during construction, in order for the real estate construction project to be recognised using the percentage-of-completion method. If the project’s outcome cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that it is probable will be recoverable and costs are expensed in the period in which they incur. The percentage-of-completion of a project is calculated as the ratio of actually incurred costs to estimated total costs. If it is likely that the total costs needed for completion of a project on the order book will exceed the total revenue receivable from the project, the anticipated loss is immediately recognised in its entirety as an expense. 24 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Recognition of life-cycle projects In life-cycle projects, the operator – that is, the service provider – builds or improves the infrastructure used for service provision and provides operation services for said infrastructure. The company recognises revenue from construction and improvement services as well as from operation services on the basis of the percentage-of-completion. Intangible assets An intangible asset is recognised in the balance sheet, when the cost of the asset can be measured reliably and it is probable that the expected economic benefits that are attributable to the asset will flow to the entity. Intangible assets are recognised at cost less amortisation and impairment in the balance sheet. Amortisation of an intangible asset is recorded from the moment the asset is available for use. Amortisations are recorded until the end of the asset’s useful economic life. When all amortisations according to plan are made, the residual value of the asset is zero. Residual values and useful lives of the assets are reviewed at each financial year-end and, and adjusted, if necessary to reflect changes in the expected economic benefits. Goodwill Goodwill is the amount by which the acquisition cost exceeds the Group’s interest in the net fair value of its identifiable assets, liabilities and contingent liabilities at the time of acquisition. Possible non-controlling interest is measured either at fair value, or a value equal to the non-controlling owners’ proportions of the identifiable net assets of the acquiree. The valuation principle is determined separately for each acquisition. Recognition of interest and dividends Interest income is recognised over the period of the borrowing using the effective interest rate method. Dividends are recognised when the right to receive payment is established. Non-current assets Property, plant and equipment Property, plant and equipment are recognised on the balance sheet at cost less depreciation and impairment. Property, plant and equipment are depreciated on a straight-line basis over their estimated useful economic lives. Land has indefinite useful economic life and is therefore not subject to depreciation. Estimated useful economic lives of property, plant and equipment are as follows: Buildings and structures 10–40 years Machinery and equipment 3–10 years Mineral aggregate deposits depreciation based on material depletion Other property, plant and equipment 10 years Goodwill is not amortised. Instead, it is regularly tested for impairment. In the impairment testing, goodwill is allocated to cash-generating units. Goodwill is recognised on the financial statements at cost less impairment, if any, which is expensed on the income statement. An asset is subject to depreciation when it is available for use. Depreciation is charged over the period from the asset’s introduction to use until the end of its useful economic life. The residual value and economic life of assets are reviewed in connection with the preparation of each annual financial statements and, if necessary, these are adjusted to reflect any changes that may have occurred in the economic benefit expected. When all depreciation charges according to plan have been made, the residual value of the asset is zero. Depreciation of property, plant and equipment ceases when it is classified as held for sale. Other intangible assets Other intangible assets include IT software licence fees as well as other licence fees and patents, including their advance payments. Other intangible assets are recorded at cost in the balance sheet and are depreciated over their useful economic lives. The estimated useful lives of intangible assets are: IT software licence fees 5 years Other intangible assets 5–10 years Other capitalised expenditure Intangible assets include other capitalised expenditure that are not related to property, plant and equipment and have economic effects lasting longer than one year. Other capitalised expenditure creates future economic benefits over their useful economic lives. The benefits can be either income or cost savings. Research and development expenditure Research expenditure is expensed as incurred. Development expenditure is recognised on the balance sheet when the intangible asset satisfies all the following criteria: Normal maintenance and repair costs are expensed as incurred. Significant improvements or additional investments are capitalised and depreciated over the remaining useful economic life of the asset to which they pertain, provided that it is likely that the company will derive future economic benefit from the asset. Gains on the sale of property, plant and equipment are presented in other operating income, and losses in other operating expenses. The Group expenses the interest costs of the acquisitions of property, plant and equipment, unless the project meets the requirements for capitalisation of borrowing costs, in which case they are capitalised as part of the acquisition cost. 25 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Impairment losses related to assets other than goodwill are reversed if the estimates used for determination of the recoverable amount of the asset have changed. The biggest permitted reversal equals the carrying amount of the asset less depreciation if impairment was not recognised in earlier years. Research and development phases can be separated from each other It is technically feasible and it can be used or sold It will be completed and either used or sold It can be demonstrated that the asset will generate probable future economic benefit and that the company has the adequate resources to use or sell the intangible asset Its development expenditure can be reliably measured Leasing agreements wherein the Group is the lessee Leasing agreements that pertain to property, plant and equipment in which a substantial proportion of the risks and rewards of ownership are transferred to the Group are classified as finance leases. Finance leases are presented as assets in the balance sheet at a value equal to the fair value of the leased item on the date of the lease’s commencement or, if lower, the present value of the minimum lease payments. Corresponding liability is presented in current and non-current borrowings. If the development expenditure does not satisfy all the above capitalisation criteria, it is expensed as incurred. Grants received Government grants received from a public-sector source are recognised as income on the income statement at the same time that corresponding costs are expensed. Investment grants are deducted from the value of the asset in question. Impairment The carrying amounts of assets are assessed on each reporting date to determinate whether there are indications of impairment. If indications of impairment are found, the recoverable amount for the asset in question is assessed. The recoverable amount for an asset is either its fair value less costs to sell or, if higher, its value in use. In the measurement of value in use, expected future cash flows are discounted to their present value with discount rates that reflect the time value of money and the risks specific to the asset. The Weighted Average Cost of Capital (WACC) is used as the discount factor. WACC takes into account the risk-free interest rate, the liquidity premium, the expected market rate of return, the industry’s beta value, country risk and the debt interest rate, including the interest rate margin. These components are weighted according to the fixed, average target capital structure of the sector. If it is not possible to calculate the recoverable cash flows for an individual asset, the recoverable amount for the cash-generating unit to which the asset belongs is determined. An impairment loss is recognised on the income statement if the carrying amount exceeds the recoverable amount. Assets leased under finance leases are depreciated over the useful economic life of the asset class or a shorter period as the life of the lease elapses. Possible impairment losses are recognised as reductions of the asset in question. Annual lease payments are divided into finance costs and debt amortisation instalments over the life of the lease so that the same interest rate is applied to the outstanding debt in every accounting period. Leasing agreements in which the risks and rewards of ownership are retained by the lessor are treated as operating leases. Payments under operating leases are treated as lease expenses, and they are expensed over the lease term. If the lease agreement is not expected to yield future benefits, the minimum lease payments under the contract are immediately recognised as costs. Inventories Inventories are measured at the lower of acquisition cost and net realisable value. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of selling are not included in the valuation of inventories at cost. Finance costs are included in the valuation of inventories at cost only when the particular project meets the requirements set for capitalisation of borrowing costs. The cost of materials and supplies is assigned by using the FIFO (first-in, first-out) principle. Net realisable value is the estimated selling price in ordinary business operations less the estimated expenditure on product completion and sales. The carrying amounts of separate items in inventories are not decreased when the completed products in which the items belong to are expected to be sold at a price equalling or exceeding the combined acquisition costs of the separate items. Goodwill is tested for impairment annually and whenever it may be concluded that there is a need to do so. Goodwill is allocated to cash-generating units in a consistent manner. In the impairment tests, the recoverable amount from the business of a cash-generating unit is derived from value-in-use calculations using cash flow forecasts based on comprehensive profitability plans confirmed by the management for a specific period as well as other justifiable estimates of the future outlook for the cash-generating unit and its business sector. 26 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Treatment of own building developments Expenditure committed to own building developments is capitalised on the balance sheet as inventories. Liabilities and prepayments related to real estates under construction are included in current liabilities. The share of loans obtained that corresponds to the unsold proportion of flats that are still under construction as well as the proportion of loans for completed but unsold flats is included in current interest-bearing liabilities. is estimated by discounting the expected future cash flows using the same discount rate that is used for defining the pension liability. Remuneration schemes The Group has a share-based remuneration schemes. Share-based rewards are measured at fair value of Lemminkäinen share on the date of their being granted and expensed over their vesting and commitment periods. Matching shares are expensed over their commitment periods. The expenses of other management remuneration are recognised in the income statement as personnel expenses as they arise. Employee benefits Pension obligations The pension schemes of Lemminkäinen’s group companies are generally defined contribution plans. Defined contribution plan related payments are made to pension insurance companies, after which the Group has no other payment obligations. Payments in respect of defined contribution plans are expensed on the income statement in the accounting period in which they accrue. Other pension plans than defined contribution plans are defined benefit plans. The company has defined benefit plans in Norway and Finland. In the case of a defined benefit plan, a pension liability is recognised to the extent that the plan gives rise to a pension obligation. If a defined benefit plan gives rise to a pension surplus, it is recognised in prepayments and accrued income on the balance sheet. Provisions, contingent liabilities and contingent assets A provision is made when the Group has a legal or constructive obligation based on some past event and it is likely that exemption from responsibility would either require a payment or would result in a loss, and that the amount of liability can be reliably measured. Provisions have not been discounted because of the minor effect of the discounting. Warranty provisions cover after completion repair costs arising from warranty obligations. Warranty provisions are calculated on the basis of the level of warranty expenses actually incurred in earlier accounting periods and are recognised when income from a project is recognised on the income statement. If the Group will receive reimbursement from a subcontractor or material supplier on the basis of an agreement in respect of anticipated expenses, the future compensation is recognised when its receipt is, in practice, beyond doubt. The pension costs of a defined benefit plan are measured by the projected unit credit method. The amount of pension liability is calculated by deducting the fair value of the assets belonging to the pension scheme from the present value of the future pension obligations. The defined benefit pension costs consist of employee service based expenses and are booked to employee benefit expenses for the duration of the employee service. Net interests from defined benefit plans are booked to finance income or costs. The actuarial gains and losses are recognised through the statement of comprehensive income as a change in pension obligation or asset. Provision is made for onerous contracts when the amount of expenditure required by the agreement to fulfil the obligations exceeds the benefits that may be derived from it. The provisions made for onerous contracts do not include the losses from construction contracts. Landscaping provision is made in respect of those sites where landscaping is a contractual obligation. The amount of the provision is based on the use of ground materials. The Finnish group companies’ pension liability is determined by calculating the present values of estimated future cash flows, using Eurozone high investment grade companies’ bond interest rates as discount rates. In Norway, where no deep markets for mentioned bonds exist, the discount rate is determined by Norwegian government bonds’ market returns. The bonds used in determining the discount rates are in the same currency as pension benefits to be paid. The chosen discount rate reflects the estimated average moment of payment of the benefits. 10-year liability provision arising from residential and commercial construction is determined by considering the class of 10-year liabilities as a whole. In this case, the likelihood of future economic loss for one project may be small, although the entire class of these obligations is considered to cause an outflow of resources from the company. Lease liability commitment arises, when the company has a contractual obligation to obtain tenants for premises not yet leased in a commercial real estate under construction. The Market values are primarily used for defining the fair value of plan assets. If a market value is not available, the fair value 27 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 amount and probability of lease liability commitment is estimated as the project progresses. Provision is made, when there is a buyer for the property and the management estimates that it is probable that the company will have to fulfil lease liability commitments. Carry-forward tax losses are treated as a tax asset to the extent that it is likely that the company will be able to utilise them in the near future. Deferred tax is not recognised in respect of non-tax-deductible goodwill. A deferred tax liability is only recognised in respect of the undistributed profits of subsidiaries if payment of the tax is expected to be realised in the foreseeable future. The company recognises a provision for legal proceedings when it estimates that an outflow of financial resources is likely and the amount of the outflow can be reliably estimated. Distribution of dividends The proposed dividend by the Board of Directors to the annual general meeting is not recognised as a deduction of distributable equity until it has been approved by the Annual General Meeting. Contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence of an uncertain future event that is not wholly within the control of the Group. In addition, a present obligation whose settlement is not likely to require and outflow of financial resources and an obligation whose amount cannot be measured with sufficient reliability are deemed contingent liabilities. No provision is made for contingent liability and it is presented in the notes of the financial statement. Hybrid bond A hybrid bond is recognised in shareholders’ equity after equity belonging to shareholders. The bond holders do not have any rights equivalent to ordinary shareholders, and the bond does not dilute shareholders' ownership in the company. The company has no contractual obligation to repay the loan capital or the interest on the loan. The hybrid bond is initially recognised at fair value less transaction cost and subsequently the bond is measured at cost. If interest is paid to the hybrid bond, it is recognised directly into retained earnings. Contingent assets usually arise from unplanned or other unexpected events that give rise to the possibility of an inflow of economic benefits to the entity. Contingent assets are not recognised in financial statements but it is presented in the notes of the financial statement. Treasury shares Where the parent company of the group or any group company purchases the parent company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs is deducted from equity attributable to the company’s equity holders until the shares are cancelled. Where such ordinary shares are subsequently sold or reissued, any consideration received is included in the equity attributable to the company’s equity holders. No gain or loss is recognised in the income statement from purchasing, selling, issuance or cancellation of company’s equity instrument. Income taxes Taxes calculated on the basis of the taxable profit or loss of group companies for the accounting period, adjustments to taxes for earlier accounting periods, and change in the deferred tax liability and assets are recognised as income taxes on the consolidated income statement. The tax effect associated with items recognised directly in equity is recognised correspondingly in equity. The deferred tax is calculated from the temporary differences between taxation and accounting, with either the tax rate in force on the balance sheet date or a known tax rate that will come into force at a later date. A deferred tax liability is not recognised in respect of a temporary difference that arises from the initial recognition of an asset or liability (other than from a business combination) and affects neither accounting income nor taxable profit at the time of transaction. A deferred tax asset is recognised only to the extent that it is likely that there will be future taxable profit against which the temporary difference may be utilised. The most significant temporary differences arise from accelerated depreciations for tax purposes, the revenue recognition practice for construction projects, internal gains from sales of fixed assets, finance leases, provisions, unused tax losses, measurements of fair value made in connection with acquisitions, and pension obligations. Earnings per share Basic earnings per share is calculated by dividing the profit attributable to equity holders of the parent company, less hybrid bond interest calculated on accrual basis and adjusted with tax effect, by the weighted average number of ordinary shares in issue during the year. Treasury shares held by the company and outstanding ordinary shares that are contingently returnable are excluded from the weighted average number of ordinary shares in issue. Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares in issue to assume the conversion of all dilutive potential ordinary shares. 28 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Management judgement and estimates The use of judgement and estimates When preparing the financial statements, the company management has to make accounting estimates and assumptions about the future, as well as judgement-based decisions on the application of the accounting principles. These estimates and decisions affect the reported amounts of assets, liabilities, income and expenses for the accounting period as well as the recognition of contingent items. The estimates and assumptions are based on historical knowledge and other justifiable assumptions which are considered to be reasonable at the time of preparing the financial statements. It is possible that actuals differ from the estimates used in the financial statements. Information on key aspects of the financial statements for which management judgement and estimates have been necessary is presented below. Subsidiaries The management makes judgements when considering whether an investee possesses the characteristics of a subsidiary. An investee is considered a subsidiary, when the investor has power over that entity and it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Joint arrangements The management makes judgements when considering whether an investee possesses the characteristics of a joint arrangement. An investee is considered a joint arrangement, when all entities that are a party to a joint arrangement have joint control. or obligations arising from leasing or other agreements, and the magnitude of any residual value. Inventories Inventories are considered by comparing its cost with recoverable amounts in ordinary course of business, the so-called net realisable value. The net realisable value is an entity-specific value which is based on the most reliable evidence available at the time. Materials and other supplies held for use in the production of inventories are not written-down below cost if the finished products in which they will be incorporated are expected to be sold at or above cost. Capitalisation of borrowing costs The company’s management makes estimates when assessing whether a project fulfils the criteria of a qualifying asset. Financial assets Judgements and estimates are used when assessing impairment of financial assets. The estimates are done according to the company's credit policy and are based on realised credit losses and the company's empirical knowledge and surveys. Leasing agreements where the Group is the lessee The management have had to make judgements when classifying leasing agreements as either finance or operating leases. The classification of leasing agreements is made in accordance with generally accepted standards for the definition of finance leases, and it is based on the actual content of the agreement. According to the definition of a finance lease, essentially all of the economic risks and rewards of ownership are transferred to the lessee. The classification is always made at the lease’s inception. The provisions of a leasing contract can be amended by agreement with the lessor, in which case the classification may have to be revised. A change that takes place in an estimation criterion – such as a change in the present value of minimum lease payments relative to the fair value of the leased asset – does not constitute grounds for reclassification. Recognition of revenue from construction projects When recognising revenue from construction projects, the company observes the percentage-of-completion method if the project in question possesses the characteristics of construction contract and the project’s outcome can be estimated reliably. Costs actually incurred include only those costs that correspond to work already carried out. Management estimates are necessary for reliable determination of the total costs that will be incurred for completion of a project. All project costs are itemised and measured as accurately as possible to facilitate The management makes judgements when classifying joint arrangements to be either joint operations or joint ventures. The participating parties of a joint operation have the rights to the assets, and obligations for the liabilities, relating to the arrangement. The company consolidates its share of the joint operation’s assets, liabilities, revenues and expenses. The participating parties of a joint venture have the right to the joint arrangement’s net assets. The company consolidates joint ventures using the equity method. Economic lives of property, plant and equipment and intangible assets The management makes estimates and judgements when considering and defining the useful economic lives and depreciation methods for productive assets. The factors considered in the estimation of useful economic lives include the purpose of a productive asset, the effects of wear, maintenance and repair stemming from use of the asset, the duration of the asset’s technical usability, limitations 29 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 comparison with earlier values. If the management assess a project to be onerous (i.e. total costs exceed total income), the loss is immediately expensed. If the management are unable to make a reliable determination of the total revenue from a construction project, revenue is recognised only to the extent of contract costs incurred that it is probable will be recoverable and costs are expensed in the period in which they incur. Recognition of provisions The management estimates, based on its best knowledge, whether it is likely that the settlement of a present obligation will result in an outflow of resources embodying economic benefits from the Group. If such a condition exists and a reliable estimate as to the amount and the timing of the obligation can be made, then it is recognised as a provision in the financial statements. Acquisition cost Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. When measuring fair value, the management use estimates based on their experience and, if necessary, the assistance of experts specialising in the balance sheet items in question. The estimates and assumptions made in accordance with the management’s views are sufficiently accurate to ensure the correctness of cash flows associated with balance sheet items. Employee benefits In the calculation of obligations related to employee benefits, the factors requiring management estimates include the expected returns on the assets of defined-benefit pension plans, the discount rate used for calculation of pension liabilities and pension expenses for the accounting period, the future development of salary levels, the rising level of pensions, durations of employee service, and the trend of inflation. are based on profitability plans approved by the business’s management for a certain period and on other justifiable estimates of the prospects for the business sector and the cash-generating unit. In connection with impairment tests, the management must estimate whether the fair value of an asset has decreased during the accounting period, whether significant adverse changes have occurred in the operating environment, whether it is necessary to change the discount rate applied in value-in-use calculations, and whether the carrying amount of a company’s net assets is higher than its fair value. On the basis of these and possibly other indicators both within and outside the company, the management assesses whether there is any need to perform additional impairment tests on asset items between the annual tests. A more detailed description of the estimates and assumptions concerning goodwill impairment testing is given in the notes to the financial statements. Taxes Management estimate pertains to the principles for recognition of deferred tax assets. The most common tax-deductible temporary difference between accounting and taxation are tax losses. The management must judge whether there will be sufficient taxable profit in the future for the purpose of making use of remaining tax losses. A deferred tax asset arising from unused tax losses is recognised only to the extent that future taxable profit, against which the unused tax losses may be utilised, is expected to be generated. New standards and interpretations New standards and interpretations applied by the Company in 2014 IFRS 10 consolidated financial statements -standard changed the criteria for classifying an investee as a subsidiary. An investee is considered a subsidiary when a parent company controls the investee. The criteria for control are fulfilled, when the parent company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Adoption of the standard had no impact on the figures in the company’s consolidated financial statements but it affected the company’s accounting principles as described above. The assumed outcome of the share-based incentive plan at the balance sheet date is based on management’s estimates of the achievement of the earning criteria. The Board of Directors decides on the distribution of shares to key personnel. Impairment testing The carrying amounts of assets are tested for impairment, whenever deemed necessary. In addition, goodwill is tested for impairment annually. Goodwill is allocated to cash-generating units in a consistent manner. In impairment tests, the amount recoverable from a cash-generating unit’s business is based on value-in-use calculations. The cash flow forecasts used for these calculations IFRS 11 Joint Arrangements -standard defines the accounting treatment of arrangements under the joint control of two or more parties. According to the standard, a joint arrangement is either a joint operation or a joint venture. The participating parties of a joint operation have the rights to the assets, and obligations for the liabilities, relating to the arrangement. In this case the company consolidates its share of the joint operation’s assets, liabilities, revenues 30 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 and expenses. The participating parties of a joint venture have the right to the joint arrangement’s net assets. The company consolidates joint ventures using the equity method. Adoption of the standard had no impact on the figures in the company’s consolidated financial statements but it affected the company’s accounting principles as described above. period beginning on or after 1 January 2017. An EU endorsement is required for the standard to become effective in the EU. The standard specifies how and when to recognise revenue from contracts with customers. The company examines the effects of the standard to the consolidated financial statements. IFRS 9 Financial Instruments was issued in July 2014 and applies to an annual reporting period beginning on or after 1 January 2018. An EU endorsement is required for the standard to become effective in the EU. The standard will affect, among other things, the recognition of credit losses from financial instruments. According to the standard, credit losses are recorded based on expected losses and therefore they will be recorded earlier. In addition, the standard will affect the classification and measurement of financial assets and liabilities, but this will not have a material impact on the company's consolidated financial statements. There are no other IFRSs or IFRIC interpretations adopted by the company for the first time for the financial year beginning on 1 January 2014 that have had an impact on the company’s consolidated financial statements. Standards and interpretations applied by the Company after 2014 A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2014, and have not been applied in preparing this interim report. None of these is expected to have a significant effect on the consolidated financial statements of the company, except the following set out below: There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the company’s consolidated financial statements. IFRS 15 Revenue from Contracts with Customers was issued in May 2014 and applies to an annual reporting 31 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) Notes to the consolidated financial statements (IFRS) 1 Adjustments concerning prior periods 2 Operating segments 3 Information by market area 4 Acquisitions 5 Seasonality of business 6 Construction projects 7 Other operating income 8 Employee benefit expenses and number of personnel 9 Depreciation, amortisation and impairment 10 Other operating expenses 11 Investments 12 Finance income and costs 13 Taxes 14 Discontinued operations 15 Earnings per share 16 Other comprehensive income items 17 Dividends paid and proposed 18 Property, plant and equipment 19 Intangible assets 20 Non-current available-for-sale financial assets 21 Non-current receivables 22 Inventories 23 Current receivables 24 Current available-for-sale financial assets 25 Cash and cash equivalents 26 Financial assets and liabilities by category 27 Shareholders' equity 28 Interest-bearing liabilities 29 Pension obligations 30 Share-based payments 31 Provisions 32 Trade and other payables 33 Financial risk management 34 Derivative financial instruments 35 Adjustments to cash flows 36 Operating lease commitments 37 Guarantees and commitments 38 Contingent liabilities 39 Related-party transactions 32 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 1 Adjustments concerning prior periods

1 Adjustments concerning prior periods

Adjustment to consolidated cash flow statement

The company has adjusted figures preceding cash flows from operating activities presented in the consolidated cash flow statement. The adjustment does not have an effect on the company's consolidated income statement or statement of financial position. Neither does it affect the cash flows from operating, investing or financing activities.

Impacts of the adjustments on comparison year's cash flow are shown in the table below.

1 Jan–31 Dec 2013 EUR 1,000	Cash flow before adjustments	Adjustments	Adjusted cash flow
Other adjustments	-10,042	5,285	-4,757
Cash flows before change in working capital	-56,127	5,285	-50,842
Financial items	-18,574	-7,000	-25,574
Direct taxes paid	-202	1,715	1,513

Impact of the changes in accounting principles on comparison year's segment reporting figures

Lemminkäinen has changed its accounting principles for segment reporting as of 1 August 2014. According to the changed accounting principle, only continuing operations are included in the segment reporting income statement figures. As a consequence, income statement items in the company's segment reporting complies with the consolidated financial statement's accounting principles. The comparison periods' figures have been adjusted to comply with the new accounting principle.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 2 Operating segments

2 Operating segments

Lemminkäinen's business operations were organised into five business segments on 1 January 2014. On 30 July 2014 Lemminkäinen announced that it will renew its organisational and reporting structure with its updated strategy. As of 1 August 2014 Lemminkäinen Group's business operations are organised into three business segments: Infrastructure construction; Building construction, Finland and Russian operations. Income statement items in segment reporting comply with the consolidated financial statement's accounting principles. Segments' assets include fixed assets, inventories as well as trade and other receivables.

Infrastructure construction

Infrastructure construction contains paving and mineral aggregates, earthworks and construction of transport infrastructure as well as foundation, civil and rock engineering in Finland, Sweden, Norway, Denmark and the Baltic countries. In addition, building construction in Sweden and items related to telecommunication network business are reported as part of the Infrastructure construction business segment.

Building construction, Finland

Building construction covers residential construction, commercial and office construction, industrial construction, property development, facility management, public-private partnership projects and renovation services in Finland.

Russian operations

In Russia, the company acts as a building constructor as well as an infrastructure constructor. The company concentrates on residential development mainly in St Petersburg as well as in paving and special surfaces.

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Lemminkäinen | ANNUAL REPORT 2014

Unallocated items

Unallocated items of other operations on the consolidated income statement include expenses that are not allocated to the operating segments. Unallocated assets of other operations include mainly financial assets.

Operating segments

1 Jan–31 Dec 2014 EUR 1,000	Infrastructure construction	Building construction, Finland	Russian operations	Other operations	Eliminations	Group total, IFRS
Net sales	1,338,984	538,957	196,126	26,847	-56,432	2,044,482
Depreciation and impairment	36,605	259	1,884	5,686		44,434
Operating profit	37,980	9,339	19,749	-30,813		36,255

1 Jan–31 Dec 2013 EUR 1,000	Infrastructure construction	Building construction, Finland	Russian operations	Other operations	Eliminations	Group total, IFRS
Net sales	1,279,165	592,903	164,488	35,875	-52,304	2,020,127
Depreciation and impairment	36,928	348	1,715	5,651		44,642
Operating profit	-13,162	5,003	-337	-80,820		-89,316

EUR 1,000	31 Dec 2014	31 Dec 2013
Assets by operating segment		
Infrastructure construction	465,744	533,956
Building construction, Finland	472,197	454,619
Russian operations	101,770	152,172
Other operations	42,988	47,835
Segments, total	1,082,699	1,188,582
Technical building services		61,766
Assets not allocated to segments and Group eliminations, total	175,078	92,306
Group total, IFRS	1,257,777	1,342,654

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 3 Information by market area

3 Information by market area

1 Jan–31 Dec 2014 EUR 1,000	Finland	Scandinavia	Russia	Baltic States	Other countries	Total
Net sales	1,073,239	644,096	195,339	127,908	3,900	2,044,482
Assets	829,954	263,692	108,003	49,050	7,078	1,257,777
Investments	12,159	12,569	2,279	2,965	7	29,979

1 Jan–31 Dec 2013 EUR 1,000	Finland	Scandinavia	Russia	Baltic States	Other countries	Total
Net sales	1,091,149	603,982	164,399	145,340	15,258	2,020,127
Assets	863,982	261,493	159,617	52,931	4,630	1,342,654
Investments	41,892	22,668	2,374	4,151	158	71,243

Net sales is determined by customer location and the carrying amount of assets based on their geographic location.

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Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 4 Acquisitions 4 Acquisitions 2014 The company made no acquisitions in 2014. 2013 The company acquired the city of Tampere’s asphalt paving business on 2 January 2013. The goodwill recognised from the acquisition comprises of a strengthening the market position in the Pirkanmaa area. The company acquired the entire share capital of Biomaa Oy on 2 January 2013. Biomaa Oy specialises in mass stabilisation and the treatment of contaminated soil. The goodwill recognised from the acquisition comprises of special expertise in contaminated soil treatment. The acquisition includes a contingent consideration. Biomaa Oy was merged to Lemminkäinen Infra Oy on 1 May 2013. The company acquired on 2 January 2013, with a single deed, the entire share capitals of three companies: Maanrakennus Katupojat Oy, Bergqvist Oy and Kuljetus Oy Wilkman. The acquirees engage in earthwork contracting, regional development, energy network construction and transport as well as the winter and summer maintenance of roads in Southern Finland. A negative goodwill of EUR 0.1 million was recognised from the acquisition. The acquired companies were merged to Lemminkäinen Infra Oy on 1 May 2013. The company acquired 80 per cent of the share capital in a Danish company FD-Entreprise ApS on 2 May 2013. FD-Entreprise specialises in the milling of asphalt and concrete road surfaces and operates primarily in eastern Denmark. The goodwill recognised from the acquisition comprises of expanding the company's market area. The acquisition doubles Lemminkäinen's market share in road milling in Denmark and expands the company's market area to cover the entire country. The acquisition involves an option to redeem shares from non-controlling shareholders which is recognised as a liability in the balance sheet. The company acquired 75 per cent of the share capital in Swedish Landvetterkrossen AB (former Vest Kross AB) on 12 July 2013. Landvetterkrossen AB is a supplier of mineral aggregates. The acquisition involves an option to redeem shares from non-controlling shareholders which has not been recognised as a liability in the balance sheet. The company acquired the entire share capital in LEC Consultancy JLT on 24 July 2013. The company is domiciled in the United Arab Emirates. The goodwill recognised from the acquisition comprises of special expertise of the company's personnel. 35 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Fair values recognised in consolidation of the businesses acquired in 2013 are presented in the table below. EUR 1,000 Fair values recognised in consolidation 2013 Assets Property, plant and equipment 9,081 Intangible assets 2,867 Available-for-sale financial assets 559 Inventories 885 Current receivables 5,394 Cash and cash equivalents 2,252 Assets, total 21,038 Liabilities Deferred tax liabilities 153 Interest-bearing liabilities 5,860 Other liabilities 5,304 Liabilities, total 11,317 Non-controlling interests -16 Net assets 9,737 Consideration paid in cash 10,116 Consideration recognised as liability 4,873 Total consideration 14,989 Goodwill 5,252 Goodwill recognised in balance sheet 5,396 Negative goodwill recognised during the accounting period -144 Consideration paid in cash -8,384 Cash of acquired subsidiaries 2,247 Impact on cash flow -6,137 Acquisition-related costs recorded in other operating expenses 287 On the consolidation of the acquired business operations, EUR 13.8 million was recognised in net sales and EUR 0.2 million in operating profit of 2013. Full-year net sales of the acquired business operations in 2013 amounted to EUR 15.1 million and operating profit to EUR -0.5 million. If the acquirees had been consolidated as from the beginning of 2013, consolidated net sales would have been EUR 2,219.5 million and operating profit EUR -91.5 million. Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 5 Seasonality of business 5 Seasonality of business Seasonality of certain operations of the company affects the amount and timing of the company’s profits. Paving and mineral aggregates working season takes place mostly in the second and third quarters of a year to which quarters most of the revenues are recognised. Weather conditions influence the lengths of the paving and mineral aggregates working seasons, which also affects the amount and timing of the company’s profits. Other infrastructure projects, e.g., rock engineering and earthworks, are generally less seasonal in nature, but there is some seasonality in foundation engineering due to the timing of building construction projects. Revenue from own building developments is recognised, for the sold proportion, on completion which causes seasonal fluctuations to the company’s profit. The company seeks to offset this fluctuation by launching new own developed housing projects evenly throughout the year in which case the projects will be completed and revenue from them is recognised as evenly as possible throughout the year. 36 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 6 Construction projects

6 Construction projects

EUR 1,000	31 Dec 2014	31 Dec 2013
Percentage-of-completion method, continuing operations		
Revenue recognised according to the percentage-of-completion method	1,654,052	1,705,601
Incurred costs and recognised net profits (less booked losses) of work in progress projects	1,467,033	1,150,364
Gross project-related receivables from clients	32,732	58,479
Gross project-related liabilities to clients	67,424	56,547

Service concession arrangements

Lemminkäinen currently has three major ongoing life cycle projects, which are located in Kuopio, Oulu and Pudasjärvi.

Kuopio

Lemminkäinen PPP Oy (the service provider), signed a contract agreement with Kiinteistö Oy Kuopion koulutilat (the financier) on 14 December 2009. The project comprises of new construction and renovation works for four schools and one day-care center. The service provider is responsible for building management and maintenance for a period of 25 years. The total value of the project is EUR 93.5 million.

The financier owns the current buildings and land. The service provider renovates the properties and constructs new buildings as set out in the contract agreements made with the financier. City of Kuopio will gain possession of the buildings after handover. Lemmikäinen PPP Oy manages the buildings for a period of around 25 years pursuant to the service agreement. Kuopio will serve as the contract agreement client for the sites it financed and as the representative of the financier. The contracts are fixed-price and tied to the construction cost index and reference rate. The financier pays the contract prices in installments as set out in the contract agreements. The service provider shall not have the right to use any of the properties or to organise supplementary use.

City of Kuopio shall have the right to terminate the agreement with a six-month period of notice, subject to certain additional terms and conditions concerning the service provider. City of Kuopio shall have the right to terminate the agreement after the 10th and 20th years of the agreement, that is, in 2021 and 2031. The service provider shall have the right to terminate the agreement with a six-month period of notice, if the financier or the City of Kuopio neglect their payment obligations for 90 days.

The construction phase is ready for all of the buildings belonging to the project. The investment phase warranty periods for all other buildings except Pohjantie School have expired and the warranty period guarantees have been returned. The investment phase of the project has proceeded according schedule, as well as cost and quality objectives.

The building maintenance and upkeep period (the service period) is in progress for all of the sites. The services have been provided according to plan and no service or usability deductions have been made.

Oulu

Lemminkäinen PPP Oy (the service provider), signed a contract agreement with the City of Oulu (the subscriber) on 1 June 2012. The project includes the new construction of Oulun Kastelli community center, dismantling of the Tenavalinna day care center and arranging temporary spaces. The service provider is responsible for building management and maintenance for a period of 25 years. The total value of the project is EUR 86 million.

City of Oulu owns the current buildings and land. The service provider will construct the new buildings as set out in the contract agreement made with the subscriber. City of Oulu will gain possession of the buildings after handover. Lemmikäinen PPP Oy will manage the buildings for a period of around 25 years pursuant to the service agreement. City of Oulu itself will serve as the contract subscriber for the sites it also finances. The contracts are fixed-price and tied to the construction cost index and reference rate. The subscriber will pay the contract prices in installments as set out in the contract agreements. The service provider has the right to arrange supplementary use of the properties according to terms pre-agreed terms as well as the right to charge fees for the supplementary use. The company has not recognised an intangible asset for the right for supplementary use because of the uncertainty related to its usability.

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Lemminkäinen | ANNUAL REPORT 2014

City of Oulu shall have the right to terminate the agreement with a six-month period of notice, subject to certain additional terms and conditions taking into consideration the interests of the service provider. The service provider shall have the right to terminate the agreement with a six-month period of notice, if the City of Oulu neglect their payment obligations for 90 days.

The construction phase of the Kastelli community center began in the late spring of 2012 and the investment phase was completed in the summer of 2014. The service period begun on 1 June 2014 and will end in 2039. The project has mostly proceeded according to schedule, as well as quality and cost objectives. However, the accumulated costs for the construction work have exceeded the target level and the budgeted profit margin for the investment phase had to be cut down. Services for the maintenance and upkeep period have been implemented according to plan and no service or usability deduction have been made.

Pudasjärvi

Lemminkäinen PPP Oy (the service provider), signed a contract agreement with the City of Pudasjärvi (the subscriber) on 13 March 2014. The project includes the design, construction and maintanance of Pudasjärvi school campus. The school will be built of timber. The service provider is responsible for building management and maintenance for a period of 25 years, that is until 2041. The total value of the project is EUR 41 million.

City of Pudasjärvi owns the land where the school is built. The service provider will construct the new buildings as set out in the contract agreement made with the subscriber. City of Pudasjärvi will gain possession of the buildings after handover. Lemmikäinen PPP Oy will manage the buildings for a period of around 25 years pursuant to the service agreement. City of Pudasjärvi itself will serve as the contract subscriber for the sites it also finances. The contracts are fixed-price and tied to the construction cost index. The subscriber will pay the contract prices in installments as set out in the contract agreements. The service provider doesn't have the right to arrange supplementary use of the properties. The service contract is automatically terminated at the end of the contract period and neither party has the possibility to terminate the contract during the contract period unless there has been a breach of the contract.

The construction phase of the Pudasjärvi School Campus began in the late spring of 2014 and the investment phase ends in the summer of 2016. The project has mostly proceeded according to schedule, as well as quality and cost objectives.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 7 Other operating income

7 Other operating income

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Gain on sale of property, plant and equipment*	10,413	5,222
Gain on sale of available-for-sale financial assets	904	1,356
Rental income	1,926	1,363
Gain from hedging purchases and sales**	1,204	1,552
Grants and compensation on damages received	993	235
Negative goodwill		144
Gain on settlement of defined benefit plans	227	1,933
Others	2,584	4,407
	18,251	16,212

* Gain on sale of property, plant and equipment are mainly related to equipment sales in Infrastructure construction business. In 2014 the company also sold a land area in Norway from which it recorded a gain on sale of EUR 5.3 million.

**Gain from hedging purchases and sales includes realised gains and changes in fair values of commodity derivatives which are used for hedging bitumen purchases and currency derivatives which are used for hedging purchases and sales.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 8 Employee benefit expenses and number of personnel

8 Employee benefit expenses and number of personnel

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Personnel expenses		
Wages and salaries	281,643	302,369
Share-based payments	343	950
Pension expenses, defined contribution plans	36,082	35,234
Pension expenses, defined benefit plans	5	1,383
Other personnel-related expenses	18,890	21,802
	336,964	361,738
The wages and salaries of the group companies' managing directors and Board of Directors, continuing operations	4,649	3,435

Defined benefit pension expenses are explained in more detail in the note 29 and share-based payments in the note 30 and related party transactions in the note 39.

	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Personnel at the end of period, continuing operations		
White collar	2,070	2,439
Blue collar	2,678	3,087
	4,748	5,526
Personnel by business segment at the end of period, continuing operations		
Infrastructure construction	2,925	3,266
Building construction, Finland	1,038	1,224
Russian operations	635	755
Parent company	150	281
	4,748	5,526

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 9 Depreciation, amortisation and impairment

9 Depreciation, amortisation and impairment

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Depreciation of property, plant and equipment		
Buildings and structures	1,056	1,011
Machinery and equipment	20,840	21,748
Leased machinery and equipment	13,028	12,738
Other tangible assets	1,840	2,000
	36,764	37,497
Amortisation of intangible assets		
Intangible rights	5,312	3,693
Other capitalised expenditure	1,087	3,453
	6,399	7,146
Depreciation and amortisation, total	43,164	44,642

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Impairment		
Intangible rights	1,270	

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 10 Other operating expenses

10 Other operating expenses

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Loss on the sale of property, plant and equipment and intangible assets	522	288
Loss on sale of available-for-sale financial assets	138	
Voluntary personnel expenses	8,446	12,060
Rental expenses	31,345	32,245
Direct acquisition costs		287
Losses from hedging purchases and sales*	2,945	2,520
Damages-related legal proceedings**	6,408	65,587
Credit losses	5,957	5,256
Other expenses	128,190	107,411
	183,951	225,654

* Losses from hedging purchases and sales includes realised losses and changes in fair values of commodity derivatives which are used for hedging bitumen purchases and currency derivatives which are used for hedging purchases and sales.

** The 2014 damages-related legal proceedings consist of the change in the provision related to the claims for damages related to the asphalt cartel pending a main proceeding. Most of the increase is due to new claims for damages against Lemminkäinen. The 2013 damages-related legal proceedings consist of EUR 66 million costs related District Court's decision on the damages for the asphalt cartel. The amount includes a EUR 5.9 million provision for the claims for damages waiting for the main proceeding to begin.

The table below shows the fees formed in Finland to the audit firm elected by the General Meeting. The fees have been recorded in other operating expenses. In addition to the expenses presented in the table below, expenses recorded in invested non-restricted equity fund that reduce the gross funds collected in the rights offering, include fees to the audit firm elected by the General Meeting a total of EUR 0.4 million.

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Audit fees	179	181
Other consulting	157	184
	336	366

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 11 Investments

11 Investments

Subsidiaries

31 Dec 2014	Consolidated shareholding, %	Parent company shareholding, %	Parent company shareholding, shares	Parent company shareholding, book value Finnish GAAP, EUR 1,000	Shareholdings of subsidiaries, book value Finnish GAAP, EUR 1,000
Lemminkäinen Talo Oy, Helsinki	100.0	100.0	2,183,663	73,922	
Lemminkäinen Infra Oy, Helsinki	100.0	100.0	1,338	36,711	
Lemcon Networks Oy, Helsinki	100.0	100.0	392,000	0	
UAB Lemcon Vilnius, Lithuania	100.0	100.0		0	
UAB Lemminkainen Lietuva, Lithuania	99.9	99.9	3,747,989	3,529	
Lemminkäinen International Oy, Helsinki	100.0				5
Lemminkäinen Russia Oy, Helsinki	100.0				163
Lemminkäinen PPP Oy, Kuopio	100.0				3
ICM International Construction Management, Hungary	100.0				0
Lemminkäinen Co., Ltd, China	100.0				72
Lemminkäinen Construction (India) Private Limited, India	100.0				853
Lemcon HR Oy, Helsinki	100.0				60
OOO Lemminkäinen Invest, Russia	100.0				2,284
Lemminkäinen Polska Sp.Z O.O, Poland	100.0				1,576
Lemminkäinen Ehitus As, Estonia	100.0				3
OOO Lemminkäinen Service, Russia	100.0				13
OOO Lemminkäinen Stroy, Russia	100.0				1,151
Rekab Entreprenad Ab, Sweden	100.0				4,343
ZAO Lemminkäinen Rus, Russia	100.0				29,923
Lemcon Argentina S.R.L, Argentina	100.0				0
LEMCON Baumanagement GmbH, Germany	100.0				0
Lemcon Network Services Ltd, UK	100.0				0
Lemcon Venezuela C.A., Venezuela	100.0				0
Pasila Telecom Oy, Helsinki	100.0				0
Asfalt Remix AS, Norway	75.0				4,562
FD-Entreprice Aps, Denmark	80.0				1,526
Lemminkäinen A/S, Denmark	100.0				18,972
Lemminkäinen Industri AS, Norway	100.0				218
Lemminkäinen Eesti AS, Estonia	100.0				5,594
Lemminkäinen Norge AS, Norway	100.0				27,158
Lemminkäinen Sverige Ab, Sweden	100.0				12
Oü Järva Paas, Estonia	52.0				3
SIA Lemminkainen Latvija, Latvian	100.0				1,835
Landvetterkrossen AB, Sweden	75.0				423
OOO Lemminkäinen Dor Stroi, Russia	100.0				5,430
				114,162	106,181

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All the company’s subsidiaries have been included in the consolidated financial statements. Non-controlling interests in the company’s subsidiaries been recorded in relation to voting rights and ownership except for Norwegian Asfalt Remix AS. The company has a fixed price symmetrical put and call option with the non-controlling owners of Asfalt Remix AS for which reason the share of the non-controlling interest is not recognised in balance sheet. The option has been measured at fair value and recorded as a liability in the consolidated balance sheet. The amount of the liability is not material (in 2014 EUR 1.1 million). Non-controlling interest in the consolidated balance sheet totalled EUR 0.1 million (EUR 0.6 mill.) at the end of 2014, and the non-controlling interest is not material to the company. The company is not aware of any restrictions on its assets at the end of 2014. Joint ventures The Group’s joint ventures are not individually material. Shareholdings of subsidiaries, book value Finnish GAAP, EUR 1,000 31 Dec 2014 Consolidated shareholding, % EUR 1,000 2014 2013 At the end of 2014 the company considered it had lost its share of the control over the joint venture Ullensaker Asfalt ANS after agreeing to end co-operation between the shareholders. Ullensaker Asfalt ANS was still listed in the local company register at the end of 2014, and it’s therefore presented in the list of joint ventures above. EUR 1,000 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 42 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Total of joint ventures that are not individually material (information presented in full) Profit from continuing operations 510 780 Comprehensive income for the financial year 510 780 Shares in joint ventures 1 Jan 8,202 8,859 Translation difference -580 -1,137 Decreases -632 Dividends received -608 -299 Share of the profit for the period 510 780 Shares in joint ventures 31 Dec 6,893 8,202 Genvej A/S, Denmark 50.0201 Martin Haraldstad AS, Norway 50.0680 Nordasfalt AS, Norway 50.0525 Ullensaker Asfalt ANS, Norway 50.0 Total 1,407

Lemminkäinen | ANNUAL REPORT 2014

Associates

The Group's associates are not individually material.

31 Dec 2014	Consolidated shareholding, %	Shareholdings of subsidiaries, book value Finnish GAAP, EUR 1,000
Finavo Oy, Helsinki	47.5	1
Vuokatin Betoni Oy, Sotkamo	33.1	13
Total		14

EUR 1,000	2014	2013
Shares in associates 1 Jan	629	848
Decreases	-593	0
Share of the profit for the period	-13	-218
Shares in associates 31 Dec	24	629

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Total of associates that are not individually material (information presented in full)		
Profit from continuing operations	-13	-218
Comprehensive income for the financial year	-13	-218

The company divested its share in NHK Rakennus Oy during 2014.

Finavo Oy is a real estate rental operator. The company has given a EUR 14.4 million loan guarantee for the real estate shares owned by Finavo Oy. Due to the loan guarantee the company's liabilities in in Finavo Oy exceed the amount recorded in the consolidated balance sheet.

Other shares and holdings

31 Dec 2014	Parent company shareholding, book value Finnish GAAP, EUR 1,000	Shareholdings of subsidiaries, book value Finnish GAAP, EUR 1,000	Total
Housing shares	248		248
Property shares	755	1,065	1,821
Others	356	766	1,123
	1,360	1,831	3,191

The company's other shares and holdings are recorded as non-current available-for-sale financial assets in the balance sheet. Changes in other shares and holdings are presented in the note 20.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 12 Finance income and costs

12 Finance income and costs

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Finance income		
Interest income from loans and receivables	537	986
Interest income from available-for-sale financial assets	49	147
Dividend income from available-for-sale financial assets	7	62
Foreign exchange rate gains	40,604	16,285
Gains on the change in fair value of interest rate derivatives		575
Other finance income	89	101
	41,285	18,155
Finance costs		
Interest expenses for financial liabilities recognised at amortised cost	16,334	17,936
Foreign exchange rate losses	47,750	21,654
Losses on the change in fair value of interest rate derivatives	1,175	63
Other finance costs	13,934	5,275
	79,194	44,928
Finance income and costs, total	-37,909	-26,773

Exchange rate differences recognised in the income statement

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Exchange rate differences on sales	-80	1,271
Exchange rate differences on purchases	-2	-3,305
Exchange rate differences on hedging purchases and sales	329	-273
Exchange rate differences on financial items	-7,147	-5,369
Exchange rates differences, total	-6,900	-7,677

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 13 Taxes

13 Taxes

Income taxes

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Income taxes on normal business operations	-2,859	-2,820
Income taxes in respect of prior years	815	-1,338
Deferred taxes	-1,302	24,043
	-3,346	19,885
Reconciliation of taxes in the income statement and taxes calculated at the Finnish tax rate		
Profit before income taxes	-1,654	-116,089
Taxes calculated on the above at the Finnish tax rate	331	28,442
Differing tax rates of foreign subsidiaries	-353	1,631
Tax-exempt income in income statement	511	1,275
Non-deductible expenses in income statement	-5,174	-2,512
Deductible non-income statement items	107	200
Taxable non-income statement items	-6	-2
Use of unrecognised tax losses	40	77
Tax losses for the financial year for which no deferred tax asset was recognised	-22	-7
Effect of change in the corporate tax rate		-4,345
Other items	404	-3,536
Taxes for the previous financial year	815	-1,338
Taxes in the income statement, total	-3,346	19,885

44
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Deferred taxes Recognised in Transactions with owners of the parent company Recognised other Acquisitions, divestments and mergers Translation difference in income comprehensive EUR 1,000 1 Jan 2014 statement* income 31 Dec 2014 Recognised in Transactions with owners of the parent company Recognised other Acquisitions, divestments and mergers Translation difference in income comprehensive EUR 1,000 1 Jan 2014 statement* income 31 Dec 2014 * Includes the effect of discontinued operations 45 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Deferred tax liabilities Property, plant and equipment and intangible assets 4,025-80 -1,0012,944 Financial instruments 4410 544 985 Accelerated depreciations 10,95612298 -237 11,028 Temporary difference from revenue recognition of construction projects 9,727 -4,3752,518-3 7,867 Other temporary differences 2,461-354 715 -328 2,494 Deferred tax liabilities, gross 27,609-4,7973,074-568 25,318 Offsetting -14,4403,3921,29915-9,735 Deferred tax asset, net 13,168-1,4044,37315-568 15,583 Deferred tax asset Tax losses 37,715-1,8151,757 -14537,512 Pension benefits 348 -4 -1930 150 Provisions 6,267-930 1,4686,804 Financial instruments 15-2,474-152,474 Property, plant and equipment 1,8030 -282 1,521 Intangible assets 22 -22 Temporary difference from revenue recognition of construction projects 5,874-1,923-917576 3,610 Other temporary differences 936 -1322,353-994 2,163 Deferred tax asset, gross 52,981-4,8051,689-152,474-562 51,761 Offsetting -14,4403,3921,29915-9,735 Deferred tax asset, net 38,540-1,4132,9870 2,474-562 42,026

Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	1 Jan 2013	Translation difference	Recognised in income statement*	Recognised in other comprehensive income	Transactions with owners of the parent company	Acquisitions, divestments and mergers	31 Dec 2013
Deferred tax asset							
Tax losses	19,350	-1,914	20,280			0	37,715
Pension benefits	1,447	-164	-22	-913			348
Provisions	3,350	-275	3,192				6,267
Financial instruments	142		-1,715	-127	1,715		15
Property, plant and equipment	1,776	0	27				1,803
Intangible assets	22						22
Temporary difference from revenue recognition of construction projects	1,755	-496	4,615				5,874
Other temporary differences	734	13	842			-653	936
Deferred tax asset, gross	28,576	-2,836	27,219	-1,040	1,715	-653	52,981
Offsetting	-5,100	950	-10,417	127			-14,440
Deferred tax asset, net	23,475	-1,886	16,802	-913	1,715	-653	38,540

EUR 1,000	1 Jan 2013	Translation difference	Recognised in income statement*	Recognised in other comprehensive income	Transactions with owners of the parent company	Acquisitions, divestments and mergers	31 Dec 2013
Deferred tax liabilities							
Property, plant and equipment and intangible assets	4,288	-258	-647			642	4,025
Available-for-sale financial assets	5			-5			
Financial instruments	441						441
Accelerated depreciations	13,560	-207	-2,397				10,956
Temporary difference from revenue recognition of construction projects	8,806	-1,003	1,923				9,727
Other temporary differences	3,172	-312	154			-552	2,461
Deferred tax liabilities, gross	30,271	-1,780	-967	-5		90	27,609
Offsetting	-5,100	950	-10,417	127			-14,440
Deferred tax asset, net	25,171	-830	-11,384	122		90	13,168

* Includes the effect of discontinued operations

The company has recorded the deferred tax asset from tax losses to the amount it considers, based on its profit forecasts, to be utilisable in the future. The amount of tax losses has increased especially due to non-recurring items, which are not expected to reoccur in the future. In 2013, the amount of tax losses in Finland was increased by the damages that the District Court ordered Lemminkäinen to pay related to the asphalt cartel. At the end of 2014, tax losses in the Group's Finnish companies totalled EUR 23.1 million (EUR 19.5 mill.) and they can be carried forward for 10 years. The amount of tax losses in the Group's Norwegian companies stood at EUR 12.1 million (EUR 14.6 mill.) at the end of 2014, and they can be carried forward indefinitely. The amount of the company's tax losses, from which deferred tax asset has not been recorded, is not significant.

No deferred tax liability is recognised in respect of the undistributed profits of foreign subsidiaries because the funds are permanently invested in operations abroad.

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Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 14 Discontinued operations 14 Discontinued operations 2014 Lemminkäinen announced on 14 May 2014 that it has divested its Technical building services business by selling the entire share capital of Lemminkäinen Talotekniikka Oy. The transaction was completed on 13 June 2014 and the total purchase price is EUR 55.4 million. The company recorded a pre-tax gain on sale of EUR 23.6 million to the second quarter of 2014. The company classified Lemminkäinen Talotekniikka Oy as discontinued operation at the time of sale. The comparative consolidated income statement information for the financial period 2013 have been adjusted correspondingly. The financial position for the year 2013 include all assets and liabilities attributable to the discontinued operations. EUR 1,000 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 EUR 1,000 2014 EUR 1,000 2014 2013 At the end of 2013 the company did not have any discontinued operations or assets classified as held-for-sale. 47 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 The impact of the sale on Group's financial position Cash consideration received 55,364 Transferred assets and liabilities -29,115 Other related items -2,629 Gain on sale 23,621 Cash flows from discontinued operations Cash flow from operating activities -3,882 Cash flow from investing activities -91 Cash flow from financing activities 4,342 Cash flows total 369 Profit from the discontinued operations Income 77,403 198,388 Expenses 77,815 199,820 Profit before taxes -412 -1,432 Taxes 55 4,138 Profit for the financial period -358 2,705 Pre-tax gain on sales of the businesses 23,621 Taxes -133 Gain on sale after taxes 23,488 Profit for the period from discontinued operations 23,130 2,705

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 15 Earnings per share

15 Earnings per share

	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Weighted average number of shares, shares*	21,362,255	20,670,876
Contingent shares, shares	-16,896	-35,869
Treasury shares, shares	-16,687	-34,915
Weighted average number of shares in issue, shares	21,328,672	20,600,092
Diluted weighted average number of shares, shares	21,328,672	20,600,092
Instruments that could potentially dilute basic earnings per share in the future, but were not included in the calculation of diluted earnings per share because they are antidilutive for the periods presented.		
Dilutive shares of share based incentive and commitment plans, shares	33,779	35,869
Profit for the year attributable to the ordinary equity holders, continuing operations, EUR 1,000	-4,965	-96,429
Interest of the hybrid bond calculated on accrual basis less tax, EUR 1,000	-9,566	-5,285
Profit for the year for the purpose of calculating earnings per share, continuing operations, EUR 1,000	-14,531	-101,714
Basic earnings per share, continuing operations, EUR	-0.68	-4.94
Diluted earnings per share, continuing operations, EUR	-0.68	-4.94
Profit for the year attributable to the ordinary equity holders, discontinued operations, EUR 1,000	23,130	2,705
Basic earnings per share, discontinued operations, EUR	1.08	0.13
Diluted earnings per share, discontinued operations, EUR	1.08	0.13
Profit for the year attributable to the ordinary equity holders, EUR 1,000	18,165	-93,723
Interest of the hybrid bond calculated on accrual basis less tax, EUR 1,000	-9,566	-5,285
Profit for the year for the purpose of calculating earnings per share, EUR 1,000	8,599	-99,008
Basic earnings per share, EUR	0.40	-4.81
Diluted earnings per share, EUR	0.40	-4.81

*The amount for 2013 includes a retrospective adjustment due to the rights issue in 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 16 Other comprehensive income items

16 Other comprehensive income items

EUR 1,000	Before taxes	Taxes	After taxes
2014			
Translation difference	-18,559		-18,559
Cash flow hedges	74	-15	59
Defined benefit pension obligations	-3	0	-3
	-18,489	-15	-18,504
2013			
Translation difference	-7,675		-7,675
Cash flow hedges	504	-127	378
Change in fair value of available-for-sale financial assets	-20	5	-15
Defined benefit pension obligations	3,318	-913	2,404
	-3,874	-1,035	-4,909

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 17 Dividends paid and proposed

17 Dividends paid and proposed

	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Dividend paid during the financial year		
Per share for the previous year, EUR	0.00	0.60
In total for the previous year, EUR 1,000	0	11,762
Proposed for approval by the AGM		
Per share for the financial year, EUR	0.00	0.00
In total for the financial year, EUR 1,000	0	0

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 18 Property, plant and equipment

18 Property, plant and equipment

EUR 1,000	Land	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments and work in progress	Total
Acquisition cost, 1 Jan 2014	13,698	39,182	352,739	42,016	4,748	452,383
Translation difference	-76	-270	-10,740	-868	-184	-12,138
Increases	1,608	1,157	16,965	2,258	5,852	27,840
Disposals	-159	-993	-24,008	-1,562	-26	-26,748
Discontinued operations			-3,704	-4		-3,708
Transfers between items	219	337	7,203	-146	-7,613	
Acquisition cost, 31 Dec 2014	15,290	39,413	338,455	41,694	2,778	437,629
Accumulated depreciation, 1 Jan 2014		-28,266	-202,764	-20,242		-251,272
Translation difference		187	6,442	407		7,036
Accumulated depreciation on decreases		858	19,304	1,273		21,435
Accumulated depreciation on discontinued operations			3,302			3,302
Transfers between items		-8	196	-240		-52
Depreciation for the financial year		-1,056	-33,868	-1,840		-36,764
Depreciation for the financial year from discontinued operations			-96			-96
Accumulated depreciation, 31 Dec 2014		-28,286	-207,484	-20,643		-256,412
Carrying amount, 31 Dec 2014	15,290	11,127	130,971	21,051	2,778	181,217
Carrying amount, 1 Jan 2014	13,698	10,916	149,975	21,773	4,748	201,111

49
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Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	Land	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments and work in progress	Total
Acquisition cost, 1 Jan 2013	12,908	37,254	339,822	42,671	4,542	437,197
Translation difference	-156	-428	-10,813	-1,486	1	-12,883
Increases	1,099	782	35,185	2,909	6,256	46,231
Increases from acquired businesses	1	20	9,212	3		9,236
Disposals	-82	-247	-24,620	-2,448		-27,397
Transfers between items	-71	1,803	3,953	366	-6,051	
Acquisition cost, 31 Dec 2013	13,698	39,182	352,739	42,016	4,748	452,383
Accumulated depreciation, 1 Jan 2013		-26,180	-190,743	-19,807		-236,730
Translation difference		233	5,978	685		6,896
Accumulated depreciation on increases			-177			-177
Accumulated depreciation on decreases		245	15,045	1,248		16,539
Transfers between items		-1,554	1,922	-368		
Depreciation for the financial year		-1,011	-34,486	-2,000		-37,497
Depreciation for the financial year from discontinued operations			-303			-303
Accumulated depreciation, 31 Dec 2013		-28,266	-202,764	-20,242		-251,272
Carrying amount, 31 Dec 2013	13,698	10,916	149,975	21,773	4,748	201,111
Carrying amount, 1 Jan 2013	12,908	11,074	149,079	22,864	4,542	200,466

The Group has no capitalised interest expenses in fixed assets.

EUR 1,000	2014	2013
Assets acquired under finance lease agreement are included in machinery and equipment as follows:		
Acquisition cost, 1 Jan	109,759	106,685
Translation difference	-2,021	-3,387
Increases	5,332	16,492
Disposals	-7,349	-10,031
Acquisition cost, 31 Dec	105,722	109,759
Accumulated depreciation, 31 Dec	-56,223	-52,320
Carrying amount, 31 Dec	49,499	57,439

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 19 Intangible assets

19 Intangible assets

EUR 1,000	Goodwill	Intagible rights	Other capitalised expenditure	Advance payments	Total
Acquisition cost, 1 Jan 2014	80,100	23,779	18,362	7,911	130,153
Translation difference	-952	-161	-471		-1,585
Increases		146	1	5,089	5,236
Disposals		-593	-2,471	-3,107	-6,171
Discontinued operations	-25,302	-3,761	-1,337		-30,400
Transfers between items		11,994	-2,641	-9,352	
Acquisition cost, 31 Dec 2014	53,846	31,404	11,443	541	97,234
Accumulated amortisation and impairment, 1 Jan 2014		-9,192	-11,627		-20,819
Translation difference		54	303		357
Accumulated amortisation on disposals		509	2,462		2,971
Discontinued operations		1,296	759		2,055
Transfers between items		-601	653		52
Amortisation for the financial year from continuing operations		-5,312	-1,087		-6,399
Amortisation for the financial year from discontinued operations		-112	-41		-153
Impairment		-1,270			-1,270
Accumulated amortisation and impairment, 31 Dec 2014		-14,628	-8,579		-23,206
Carrying amount, 31 Dec 2014	53,846	16,776	2,864	541	74,027
Carrying amount, 1 Jan 2014	80,100	14,588	6,735	7,911	109,334

EUR 1,000	Goodwill	Intagible rights	Other capitalised expenditure	Advance payments	Total
Acquisition cost, 1 Jan 2013	77,043	11,653	18,053	10,934	117,684
Translation difference	-1,813	-18	-795		-2,626
Increases		660	425	7,810	8,895
Increases from acquired businesses	5,396	2,173	678		8,247
Disposals	-526	-378		-1,144	-2,048
Transfers between items		9,689		-9,689	
Acquisition cost, 31 Dec 2013	80,100	23,779	18,362	7,911	130,153
Accumulated amortisation and impairment, 1 Jan 2013		-5,536	-8,433		-13,969
Translation difference		6	399		405
Accumulated depreciation on increases			-50		-50
Accumulated amortisation on disposals		324			324
Amortisation for the financial year from continuing operations		-3,894	-3,251		-7,146
Amortisation for the financial year from discontinued operations		-91	-292		-383
Accumulated amortisation and impairment, 31 Dec 2013		-9,192	-11,627		-20,819
Carrying amount, 31 Dec 2013	80,100	14,588	6,735	7,911	109,334
Carrying amount, 1 Jan 2013	77,043	6,117	9,620	10,934	103,714

51
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Lemminkäinen | ANNUAL REPORT 2014

At the end of 2014, other capitalised expenditure included EUR 9.5 million (EUR 9.2 mill.) and advance payments EUR 0.4 million (EUR 5.5 mill.) capitalised computer software development costs.

The company recorded an impairment of EUR 1.2 million to infrastructure construction segment's intangible assets in 2014. The impairment was recorded to a land use right located in Sweden which was initially measured at fair value in connection to an acquisition of a subsidiary. The fair value of the land use right has been measured based on its value in use.

Goodwill

At the date of acquisition, goodwill is allocated to cash-generating units, or groups of cash-generating units, that are expected to benefit from synergies arising from the business combination. The company's business was organised into four operating segments at the beginning of 2014 and later into three operating segments at the beginning August. In connection with the reorganisation at the beginning of the year the company reallocated the goodwill previously subject to Baltic Rim region paving and mineral aggregates operations (common to segment in the table) to country level. In addition, the goodwill decreased by EUR 25.2 million due to the divestment of the company technical building services business during 2014.

Goodwill by segment

EUR 1,000	Finland	Other Nordic countries	Baltic states and Russia	Market areas, total	Discount rate, % (pre-tax WACC)
31 Dec 2014					
Infrastructure construction	6,158	34,024	6,880	47,062	9.4 *
Building construction, Finland	6,196			6,196	8.6
Russian operations			587	587	17.6
	12,354	34,024	7,467	53,846	

EUR 1,000	Finland	Other Nordic countries	Baltic states and Russia	Other countries	Market areas, total	**Common to segment	Total	Discount rate, % (pre-tax WACC)
31 Dec 2013								
International operations		17,066	1,909	139	19,114	23,469	42,583	8.3 *
Building construction	6,196				6,196		6,196	6.7
Infrastructure construction	6,158				6,158		6,158	7.1
Technical building services	25,164				25,164		25,164	7.1
	37,518	17,066	1,909	139	56,632	23,469	80,100	

* Country-specific sales-weighted average

** The goodwill reported in the "Common to segment" column has arisen from the asphalt business acquisitions in Denmark and Norway. It is allocated to the International Operations' Baltic Rim region paving and mineral aggregates cash generating unit. This goodwill has been tested for impairment at the level of the whole International Operations' Baltic Rim region paving and mineral aggregates cash generating unit. In addition, the goodwill allocated to each business area has been tested separately for each country.

Goodwill impairment tests

Goodwill is tested for impairment annually and whenever there are indications of possible impairment. The tests are carried out as value-in-use calculations of individual businesses in accordance with the smallest cash-generating unit principle. In impairment testing the discounted present value of the recoverable cash flows of each cash-generating unit is compared with the carrying amount of the unit in question. If the present value is lower than the carrying amount, the difference is recognised through profit or loss as an expense in the current year.

The goodwill impairment tests carried out during the third quarter of 2014, showed that the present values of the future cash flows exceed the carrying amounts in all business units. The company carried out a goodwill re-testing for Finland's Building Construction at end of 2014. Based on the tests, there was no need for impairment of goodwill in 2014.

Forecasts and key assumptions used in goodwill impairment testing

Cash generating units' cash flow forecasts are prepared for a four year planning period based on management estimates based on actual past performance. Main assumptions used in the preparation of the cash flow forecasts are the growth of the market in question, the company's profitability development as well as measures which the company has committed to.

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Lemminkäinen | ANNUAL REPORT 2014

Main assumptions in the goodwill impairment testing are long term growth and discount rate. Cash flow forecasts beyond the four year (five years in 2013) planning period are based on the assumption of 1 percent annual growth which was lower than European Central Bank's target inflation rate over medium term in effect at the time of the impairment testing. Weighted Average Cost of Capital (WACC), calculated for each individual unit, is used as the discount factor. WACC takes into account risk-free interest rate, illiquidity premium, expected market rate of return, the industry's beta value, country risk and the debt interest rate including interest rate margin. These components are weighted according to average target capital structure of the sector. Pre-tax WACC is determined separately for each tested unit.

Sensitivity analysis

In connection with the impairment tests, sensitivity analyses are made to determine how possible changes in key assumptions of the unit-specific impairment tests would affect the results of those tests. The key assumptions affecting the present value of cash flows are the development of market and competitive conditions, and the discount factor. In the sensitivity analyses the calculation variables affecting these assumptions are varied and the effects of the changes on the margin between the carrying value and present value of the cash flows are examined.

The majority of the company's goodwill is subject to the Infrastructure construction operating segment. Sensitivity analysis prepared in 2014 show that reasonable and ordinary variation to key assumptions used in the testing would not cause a need for impairment in the Infrastructure construction operating segment. Neither does the goodwill subject to other Nordic countries, the Baltics or the Russia operations include a risk of impairment, according to the sensitivity analysis. The most significant risk for impairment of goodwill arises from the Building construction, Finland -operating segment where the unit's recoverable cash flow exceeds the unit's carrying amount by EUR 0.0 million. The pronounced risk is a result of the weak general economic situation in Finland that appears in the demand for housing and commercial construction. Sensitivity analysis show that an increase in the discount rate or decrease in the long term annual growth rate would cause an impairment of goodwill in the Building construction, Finland -operating segment.

Figures describing the goodwill impairment risk of units subject to impairment testing by business segment are presented below.

EUR 1,000	Infrastructure construction	Building construction, Finland	Russian operations
2014			
Goodwill allocated to the business sector, total	47,062	6,196	587
Ratio of present value to carrying amount *	3.63	1.00	1.34
Goodwill impairment if annual growth over the			
long term were 1 percentage point lower	0	6,196	0
long term were 2 percentage points lower	0	6,196	0
Goodwill impairment if the discount rate			
were half a percentage point higher	0	6,196	0
were one percentage point higher	0	6,196	0

EUR 1,000	International operations	Building construction	Infrastructure construction	Technical building services
2013				
Goodwill allocated to the business sector, total	42,583	6,196	6,158	25,164
Ratio of present value to carrying amount *	3.79	1.50	3.81	1.96
Goodwill impairment if annual growth over the				
long term were 1 percentage point lower	0	0	879	0
long term were 2 percentage points lower	0	0	879	0
Goodwill impairment if the discount rate				
were half a percentage point higher	0	0	879	0
were one percentage point higher	0	0	879	0

* Net-sales-weighted average of the business sector's cash-generating units subject to impairment testing. Ratio less than one would result in an impairment.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 20 Non-current available-for-sale financial assets

20 Non-current available-for-sale financial assets

EUR 1,000	2014	2013
Balance sheet value, 1 Jan	3,764	5,971
Translation difference	0	0
Additions	10	4
Disposals	-583	-2,211
Balance sheet value, 31 Dec	3,191	3,764

Available-for-sale financial assets include several different unquoted shares. The value of one individual investment is not significant in relation to the total of all other investments. The fair value of unquoted shares could not be reliably determined, thus they are presented at cost less possible impairments. Shares included in the financial assets available-for-sale are itemised in note 11 under the heading other shares and holdings.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 21 Non-current receivables

21 Non-current receivables

EUR 1,000	31 Dec 2014	31 Dec 2013
Interest-bearing		
Loan receivables	19	19
Non-interest-bearing		
Trade receivables	513	259
Other receivables	13	625
	527	884
Non-current receivables, total	546	904

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 22 Inventories

22 Inventories

EUR 1,000	31 Dec 2014	31 Dec 2013
Materials and supplies	39,135	38,304
Building plots and real estate	118,223	126,362
Housing under construction	167,688	171,350
Commercial property under construction	7,929	11,072
Other work in progress	27,719	33,496
Advance payments	18,704	13,985
Completed apartments	96,007	55,393
Completed commercial property	21,078	21,588
Products and goods	27,505	32,834
	523,987	504,385

Collateral notes for uncompleted properties included in inventories are used as collateral security for the debts of companies included in inventories to the value of EUR 128.6 million (EUR 119.3 mill.).

In 2014, the company recognised EUR 8.3 million (EUR 19.3 mill.) non-sales related write-downs of inventory as expense, of which EUR 4.1 million was related to Building construction, Finland –operating segment's activated project development costs, EUR 3.0 million to an own developed housing project in Russia and EUR 1.1 million to Infrastructure construction segment's mineral aggregate reserves in Finland.

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Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 23 Current receivables 23 Current receivables EUR 1,000 31 Dec 2014 31 Dec 2013 In 2014, a net amount of trade receivable credit losses from continuing operations were EUR 5.1 million (EUR 5.3 mill.). Credit losses from other current receivables were EUR 7.8 million of which EUR 7.0 million are recognised in finance costs. Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 24 Current available-for-sale financial assets 24 Current available-for-sale financial assets EUR 1,000 2014 2013 Available-for-sale financial assets include short term investments in bank deposits. Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 25 Cash and cash equivalents 25 Cash and cash equivalents EUR 1,000 31 Dec 2014 31 Dec 2013 Cash and cash equivalents includes cash in hand and liquid deposits with solvent banks with original maturities of three months or less. 55 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Cash in hand and at banks 109,080 51,072 Balance sheet value, 1 Jan 30,010 59,020 Additions 93,858 Decreases -98,750 -29,011 Balance sheet value, 31 Dec 25,118 30,010 Interest-bearing Loan receivables 541 1,279 Non-interest-bearing Trade receivables 143,226 214,893 Project income receivables 72,417 98,611 Accrued interest 2 99 Personnel expenses 2,928 2,947 Other prepayments and accrued income 37,260 35,597 Derivative assets 7,109 1,881 Receivables from real estate companies under construction 3,208 7,506 Other receivables 23,323 28,361 289,473 389,894 Current receivables, total 290,014 391,174

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 26 Financial assets and liabilities by category

26 Financial assets and liabilities by category

EUR 1,000	Financial assets / liabilities recognised at fair value through profit and loss	Loans and other receivables	Available-for-sale financial assets	Financial liabilities recognised at amortised cost	Derivatives subject to hedge accounting	Carrying amount	Fair value
31 Dec 2014							
Non-current financial assets							
Available-for-sale financial assets			3,191			3,191	3,191
Other non-current receivables		546				546	318
Current financial assets							
Trade and other receivables		282,905				282,905	282,905
Derivative assets	7,109					7,109	7,109
Available-for-sale financial assets			25,118			25,118	25,118
Cash and cash equivalents		109,080				109,080	109,080
Financial assets total	7,109	392,530	28,309			427,948	427,720
Non-current financial liabilities							
Interest-bearing liabilities				139,513		139,513	139,366
Other non-current liabilities				793		793	793
Current financial liabilities							
Interest-bearing liabilities				208,291		208,291	208,291
Trade payables and other financial liabilities*				273,358		273,358	273,358
Derivative liabilities	4,158					4,158	4,158
Financial liabilities total	4,158			621,955		626,113	625,966

EUR 1,000	Financial assets / liabilities recognised at fair value through profit and loss	Loans and other receivables	Available-for-sale financial assets	Financial liabilities recognised at amortised cost	Derivatives subject to hedge accounting	Carrying amount	Fair value
31 Dec 2013							
Non-current financial assets							
Available-for-sale financial assets			3,764			3,764	3,764
Other non-current receivables		904				904	857
Current financial assets							
Trade and other receivables		389,293				389,293	389,293
Derivative assets	1,881					1,881	1,881
Available-for-sale financial assets			30,010			30,010	30,010
Cash and cash equivalents		51,072				51,072	51,072
Financial assets total	1,881	441,268	33,774			476,923	476,876
Non-current financial liabilities							
Interest-bearing liabilities				61,348		61,348	61,305
Other non-current liabilities				3,033		3,033	3,033
Current financial liabilities							
Interest-bearing liabilities				346,277		346,277	347,115
Trade payables and other financial liabilities*				386,608		386,608	386,608
Derivative liabilities	2,006				74	2,079	2,079
Financial liabilities total	2,006			797,267	74	799,346	800,140

* Trade payables and other financial liabilities do not include statutory obligations or prepayments received, as these are not classified as financial liabilities under IFRS.

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Fair value measurement Other non-current receivables includes trade receivables and other interest-free receivables. Fair values are based on future cash flows discounted using risk free market yields plus appropriate credit spreads. The used discount rates vary between 3.6–19.3 per cent (0.6–4.8%). The carrying amount of current trade and other receivables is equal to their fair value due to their short maturity. The fair value of the bond included in non-current interest-bearing financial liabilities is based on the market price and the fair value of other non-current financial liabilities is based on future cash flows discounted using a market yield plus appropriate credit spread for the Group at the reporting date. The used discount rates vary between and 2.2–4.8 per cent (2.3–3.2%). The carrying amount of current financial liabilities is assumed to be close to their fair value due to their short maturity. A fair value hierarchy of financial assets and liabilities recognised at fair value The Group has categorised financial instruments recognised at fair value by using a three-level fair value hierarchy. Financial instruments within Level 1 of the hierarchy are traded in active markets hence prices are obtained directly from the efficient markets. Fair values of instruments within Level 2 are based on observable market inputs and generally accepted valuation methods. Fair values within Level 3 are not based on observable market data but on quotations provided by brokers and market valuation reports. EUR 1,000 Level 2 Level 3 Total EUR 1,000 Level 2 Level 3 Total 31 Dec 2013 Available-for-sale financial assets Equity instruments 3,764 3,764 Money market investments 30,010 30,010 Derivative instruments Derivative assets 1,858 23 1,881 Derivative liabilities 862 1,217 2,079 57 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 31 Dec 2014 Available-for-sale financial assets Equity instruments 3,191 3,191 Money market investments 25,11825,118 Derivative instruments Derivative assets 7,01594 7,109 Derivative liabilities 2,3211,8384,158

Level 3 reconciliation statement The table below presents the changes in Level 3 financial instruments for the financial year. Financial instruments recognised at fair value Financial instruments recognised at fair value through other comprehensive income EUR 1,000 through profit or loss Financial instruments recognised at fair value through profit or loss Financial instruments recognised at fair value through other comprehensive income EUR 1,000 Opening balance 1 Jan 2013 -563 5,971 Additions 4 Disposals -2,211 Gains and losses recognised in profit or loss, total -631 Fair values 31 Dec 2013 -1,194 3,764 Gains and losses on level 3 financial instruments held at the end of the accounting period In other operating income and expenses -1,194 58 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Opening balance 1 Jan 2014 -1,1943,764 Additions 10 Disposals -583 Gains and losses recognised in profit or loss, total -549 Fair values 31 Dec 2014 -1,7433,191 Gains and losses on level 3 financial instruments held at the end of the accounting period In other operating income and expenses -1,743

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 27 Shareholders' equity 27 Shareholders' equity Shares and share capital Lemminkäinen Corporation has one share class. On 31 December 2014, the company had a total of 23,219,900 (19,650,176) shares and 16,687 (34,915) treasury shares. The increase of the total number of shares was due to the rights offering held in 2014. In the offering 3,569,724 new shares were subscribed. All issued shares are fully paid up. The shares do not have a nominal value. Share premium account Share premiums are recognised in the share premium account. Hedging reserve Hedging reserve includes the effective portion of the fair value changes of interest rate derivatives designated for hedge accounting. Cash flow hedging is applied for hedging interest rate risk. During 2014, a fair value change of interest rate derivatives EUR -0.1 milllion before deferred taxes has been removed from the hedging reserve into the income statement (in 2013 EUR 0.5 mill. recognised in hedging reserve). Hedging instruments have matured and hedge accounting terminated during the reporting period. An amount of EUR -0.1 million (EUR -0.5 mill.) has been recognised in interest expences in profit and loss during the financial year arising from cash flow hedging. Invested unrestricted equity fund Invested unrestricted equity fund includes the subscription prices of shares to the extent that they are not entered into share capital on the basis of a separate decision. The company arranged a rights offering in 2014 and as a result, the gross proceeds deducted by the transactions costs less taxes, a total of EUR 27.7 million, were recognised in the invested unrestricted equity fund. Hybrid bond eligible for equity classification Shareholders' equity includes two EUR 70 million hybrid bonds, one issued in 2012 and the other in 2014. The bonds have no maturity dates but the company has the right to redeem the hybrid bonds after four years of the issue date. The bonds are unsecured and in a lower priority than the company's other debt obligations. A holder of Hybrid bond notes does not possess any of the rights of a shareholder, and the bond does not dilute shareholders' holdings in the company. The annual coupon rate of the bond issued in 2012 is 10% and the annual coupon rate of the bond issued in 2014 is 8.75%. Translation differences Translation differences include the differences arising from the translation of the Group’s foreign entities’ non-Euro denominated financial statements into Euros. In previous years the Group hedged the net investment in foreign entities and hedging gains and losses from hedge instruments are also included in the translation differences, provided they qualified for hedge accounting. The Group has not applied hedge accounting for hedging the net investment in foreign entities during the reporting period. At the end of 2014 the translation difference amounted to EUR -21.7 million (EUR -3.1 mill.). The change of the translation difference was EUR -18.6 million during 2014. The impact of Russian exchange rate changes on the translation difference was a total of EUR -15.8 million and the impact of Norwegian exchange rate changes was a total of EUR -2.7 million. The change includes EUR 0.9 million related to termination of control or joint control which has been recognised in the income statement. 59 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 28 Interest-bearing liabilities 28 Interest-bearing liabilities EUR 1,000 31 Dec 2014 31 Dec 2013 Most of the liabilities are drawn in the debtors functional currency. Finance lease liabilities EUR 1,000 31 Dec 2014 31 Dec 2013 60 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Finance lease liabilities and interest on them is due as follows In one year or earlier 14,790 15,958 Over one year, but less than five years 36,535 39,028 Over five years 2,184 7,462 53,509 62,448 Maturity of present value of minimum leases In one year or earlier 13,420 14,254 Over one year, but less than five years 34,614 36,283 Over five years 2,136 7,259 50,170 57,796 Accumulated future finance costs from finance lease liabilities 3,340 4,652 Non-current Borrowings from financial institutions 2,122 15,136 Pension loans 1,956 Finance lease liabilities 36,750 43,542 Bonds 99,647 Other non-current liabilities 994 715 139,513 61,348 Current Borrowings from financial institutions 1,193 9,016 Pension loans 1,956 19,555 Finance lease liabilities 13,420 14,254 Bonds 59,931 Chequing accounts 363 17,261 Commercial papers 63,365 150,205 Liabilities of housing companies under construction 127,057 73,115 Other current liabilities 939 2,939 208,291 346,277

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 29 Pension obligations

29 Pension obligations

The company has in its operating countries several defined contribution pension plans which are subject to local regulation and practices. The company's one most significant pension plan is the Finnish Emplyees Pensions Act (TyEL), in which the benefits are determined directly on the basis of the level of the beneficiary's earnings level. TyEL pension plan is mainly arranged through pension insurance companies and it is treated as a defined contribution plan.

At the end of 2014, the company had defined benefit pension plans in Finland and Norway. All plans at the year-end 2014 were final salary defined benefit plans, and they supplement the statutory pensions or enable retirement before the statutory retirement age. The company's two defined benefit pension plans in Norway were terminated during 2014 from which the company recognised a curtailment gain of EUR 0.2 million which was booked to other operating income. In 2013, some of the company's defined benefit plans were converted to defined contribution plans in Norway. All of the plans' obligations, EUR 12.4 million, were settled. In addition, the company recognised a curtailment gain of EUR 1.9 million, which was booked to other operating income. Three persons left the Finnish plan in 2013, which was treated as a partial settlement of the obligation, and it had no effect on the company's income statement.

EUR 1,000	31 Dec 2015 (forecast)	31 Dec 2014	31 Dec 2013
Recognised in the balance sheet			
Present value of funded obligations	576	614	969
Fair value of plan assets	-68	-61	-102
Total amount recognised in the balance sheet	508	553	867
of which in Finland	499	504	490
of which in Norway	10	49	376

Estimated amount of defined benefit plan payments in Lemminkäinen Group during 2015 is EUR 0.0 million. Estimates and forecasts may vary from actual figures.

EUR 1,000	Present value of obligation	Fair value of plan assets	Total
1 Jan 2014	969	-102	867
Current service cost	5		5
Net interest	22	-3	19
Settlements	-41	41	
Curtailments	-227		-227
	-241	38	-203
Remeasurements			
Return on plan assets		13	13
(Gain)/loss from change in financial assumptions	-159		-159
Experience (gains)/losses	149		149
	-10	13	3
Exchange differences	-11	0	-11
Employer contributions		-23	-23
Benefit payments	-14	14	
Business combinations and disposals	-79		-79
31 Dec 2014	614	-61	553

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Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	Present value of obligation	Fair value of plan assets	Total
1 Jan 2013	19,032	-13,816	5,216
Current service cost	1,383		1,383
Net interest	393	-226	167
Settlements	-12,434	12,434	
Curtailments	-1,933		-1,933
	-12,591	12,208	-383
Remeasurements			
Return on plan assets		27	27
Change in demographic assumptions	1,101		1,101
(Gain)/loss from change in financial assumptions	-4,479	586	-3,892
Experience (gains)/losses	-554		-554
	-3,931	614	-3,318
Exchange differences	-1,158	824	-334
Employer contributions		-314	-314
Benefit payments	-382	382	
31 Dec 2013	969	-102	867

The company's defined benefit pension obligations do not include minimum funding requirements.

	31 Dec 2014 Finland	31 Dec 2014 Norway	31 Dec 2013 Finland	31 Dec 2013 Norway
Actuarial assumptions				
Discount rate, %	2.5	3.0	3.3	4.1
Inflation rate, %	2.0	1.8	2.0	1.8
Expected rate of salary increases, %	1.0	3.0	1.0	3.3
Future pension increases, %	2.1	2.3	2.1	0.6

	31 Dec 2014 Finland	31 Dec 2014 Norway	31 Dec 2013 Finland	31 Dec 2013 Norway
Life expectancy of plan members				
Male age 65 (current life expectancy), years	19.0	20.6	19.0	20.6
Female age 65 (current life expectancy), years	24.7	23.5	24.7	23.5
Male age 45 (at age 65), years	20.6	22.8	20.6	22.8
Female age 45 (at age 65), years	26.4	26.0	26.4	26.0

Defined benefit plans' assets consist entirely of qualifying insurance policies and are fair valued on the accounting date. These assets do not include investments to Lemminkäinen or to real estate or other assets used by the company. The expected return on the plan assets is an estimate of a life insurance company's future long term total rebate.

Plan participants at the end of period	31 Dec 2014	31 Dec 2013
Active	6	12
Inactive not in pay status / Deferred	9	9
Inactive in pay status / Pensioners	91	95
Total number of participants	106	116

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Lemminkäinen | ANNUAL REPORT 2014

The effect of a 0.5 percentage point change in the most significant actuarial assumptions to the amount of defined benefit pension obligations is presented in the tables below.

	31 Dec 2014 Finland	31 Dec 2014 Norway	31 Dec 2013 Finland	31 Dec 2013 Norway
0.5% increase in the principal assumption will impact the liability as follows				
Discount rate	-4.76%	-0.33%	-4.49%	-3.32%
Inflation rate	55.41%	-	4.98%	-
Expected rate of salary increases	0.24%	0.01%	0.17%	0.01%
0.5% decrease in the principal assumption will impact the liability as follows				
Discount rate	5.22%	0.33%	4.30%	3.32%
Inflation rate	-35.66%	-	-4.74%	-
Expected rate of salary increases	-0.24%	-0.01%	-0.17%	-0.01%

The above analyses are based on a 0.5 percentage point change in an assumption while holding all other assumptions constant. When calculating the sensitivity of the defined benefit pension obligation the same method has been applied as when measuring the defined benefit pension obligation recognised in the balance sheet.

	2014	2013	2012	2011	2010
Plan assets and liabilities for the past five years					
Defined benefit obligation	614	969	19,032	21,674	21,776
Fair value of plan assets	-61	-102	-13,816	-13,376	-15,961
	553	867	5,216	8,298	5,815

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 30 Share-based payments

30 Share-based payments

Performance-based reward

Years 2010–2012

Lemminkäinen had a share-based incentive plan comprising three one-year earning periods: the calendar years 2010, 2011 and 2012. The Board of Directors decided on the earning criteria for each period as well as on the targets to be established at the beginning of each earning period. In 2012, the earning criteria for long-term incentives were the targets set for the Group's equity ratio and return on investment. The reward was paid partly in company shares and partly in cash. The proportion paid in cash covered the taxes and tax-related costs arising from the reward. The shares may not be transferred during the commitment period which ends two years after the earning period ends.

Years 2013–2015

At the end of 2012, the Board of Directors of Lemminkäinen Corporation decided on a new share-based incentive plan for the Group's key personnel. The plan includes three one-year earning periods, calendar years 2013, 2014 and 2015. The company's Board of Directors will decide on the earning criteria and the targets to be set at the beginning of each earning period. The potential performance-based reward for an earning period will be paid out in company shares and cash. The proportion to be paid in cash will cover the taxes and tax-related costs arising from the reward. The shares may not be transferred during the commitment period of approximately two years. If a key person's employment or service contract ends during the commitment period, they will generally have to return any reward shares to the company without compensation.

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Lemminkäinen | ANNUAL REPORT 2014

Conditional reward

As part of the plan the above mentioned key personnel has the opportunity to receive conditional reward, ie matching shares, on the basis of their share ownership and continued employment or service contract. In order to receive the conditional reward, a key person must already own or acquire a specified number of company shares, or a percentage thereof. The number and date are set by the Board of Directors. In this case, the key person will be granted, as a reward, one share for each share acquired, as long as their employment or service contract remains valid and they retain ownership of these shares until the conditional reward is paid. The earning period for the conditional reward is the calendar years 2013–2015.

Information concerning share-based incentive plans are presented below:

	Conditional reward		Performance-based reward		
	2014	2013	**2014**	2013	2012
Grant date	**13 Feb 2014**	6 Feb 2013	**7 Feb 2014**	7 Feb 2013	9 Feb 2012
Earning period start date	**1 Jan 2014**	1 Jan 2013	**1 Jan 2014**	1 Jan 2013	1 Jan 2012
Earning period end date	**31 Dec 2016**	31 Dec 2015	**31 Dec 2014**	31 Dec 2013	31 Dec 2012
Commitment period end date	**30 Apr 2017**	30 Apr 2016	**31 Dec 2016**	31 Dec 2015	31 Dec 2014
Vesting conditions	**Share ownership requirement**	Share ownership requirement	**EBIT, ROI**	Equity ratio, ROI	Equity ratio, ROI
Payment method	**Cash & Equity**	Cash & Equity	**Cash & Equity**	Cash & Equity	Cash & Equity
Share price at grant date, EUR	**13.41**	15.80	**13,83**	15.85	20.20
Fair value of share at grant date, EUR *	**12.81**	15.03	**13.31**	15.26	19.70
Amount of granted shares during period, maximum			**259,730**	205,591	75,076
Changes in number of granted shares, maximum			**-90,898**	-3,449	2,433
Number of granted shares at the end of period, maximum			**168,832**	202,142	77,509
Number of shares earned at the end of period **			**16,883**	0	42,630
Matching shares subscribed at grant year	**860**	16,036			
Number of plan participants at end of period	**1**	15	**49**	43	40
Assumed fulfilment of earning criteria, %			**10.0**	0.0	60.0
Estimated number of shares returned prior to the end of commitment period, %	**10.0**	10.0	**10.0**	10.0	10.0

* The fair value of share at grant date is the share's grant date value less estimated dividend payments during the earning period.

** Number of shares earned in 2014 is an estimate.

The accrued expenses from the share based incentive plans recognised in the income statement in 2014 were a total of EUR 0.3 million (EUR 1.0 mill.). The liability recognised in the balance sheet in respect of share-based incentive plan at the end of 2014 was EUR 0.1 million (EUR 0.9 mill.). The company estimates that expenses to be recognised in 2015 from incentive plans realised before 2015 will be approximately EUR 0.2 million. Actual amount may differ from the estimated amount.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 31 Provisions

31 Provisions

EUR 1,000	Warranty provisions	10 year liability provisions	Environmental provisions	Lease commitment provisions	Litigation provisions	Other provisions	Total 31 Dec 2014	Total 31 Dec 2013
Provisions, 1 Jan	7,089	8,657	3,196	1,476	5,900	847	**27,164**	22,341
Translation differences	-121		-175			-18	**-314**	-492
Increases in provisions	11,088	593	457	3,924	6,408	6	**22,477**	15,083
Expensed provisions	-6,126	-615	-594	-1,851		-829	**-10,016**	-9,764
Purchases and sales of subsidiaries	-718						**-718**	-4
Provisions, 31 Dec 2014	11,212	8,635	2,884	3,549	12,308	6	**38,594**	
Provisions, 31 Dec 2013	7,089	8,657	3,196	1,476	5,900	847		27,164

EUR 1,000	Warranty provisions	10 year liability provisions	Environmental provisions	Lease commitment provisions	Litigation provisions	Other provisions	Total 31 Dec 2014	Total 31 Dec 2013
Provisions categorised as								
Long-term	1,159	7,554	2,884	3,549	12,308	6	**27,461**	19,935
Short-term	10,053	1,081					**11,134**	7,229
	11,212	8,635	2,884	3,549	12,308	6	**38,594**	27,164

Warranty provisions cover after completion repair costs arising from warranty obligations. Provisions related to housing construction are expected to be used within one year after the provision is made. Warranty provisions related to other construction projects are mainly used in 1–2 years after the provision is made.

10 year liability provision related to housing and commercial construction is determined as a whole for all the projects including such liabilities.

Environmental provisions are mainly related to a site's landscaping obligations. The expected time for using landscaping provisions depends on the use of the site, because in most cases the landscaping work starts after the use of the site ceases. In addition, environmental provisions cover other provisions related to environmental obligations.

Lease liability commitment arises, when the company has a contractual obligation to obtain tenants for premises not yet leased in a commercial real estate under construction. Provisions for lease commitments are expected to be used in 1–3 years after the provision is made.

Litigation provision is recognised for the asphalt cartel related claims for damages pending in the District Court of Helsinki, with 21 municipalities as plaintiffs. The court proceedings of these actions are expected to start in the District Court during 2016 at the earliest, and are expected to last 1–3 years. The amount of provision is estimated on the basis of the decisions given by Helsinki district court on 28th November 2013.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 32 Trade and other payables

32 Trade and other payables

EUR 1,000	31 Dec 2014	31 Dec 2013
Non-current		
Other non-current liabilities	793	3,033
Trade payables and other current liabilities		
Advance payments received	140,855	140,989
Liabilities to owners of housing under construction	4,506	13,427
Trade payables	89,220	139,780
Project expense liabilities	59,484	42,659
VAT	22,511	35,175
Accrued interest	4,282	1,180
Accrued personnel expenses	58,162	83,121
Other accrued liabilities	16,400	16,927
Derivative liabilities	4,158	2,079
Other current liabilities*	41,304	89,515
	440,882	564,851
Non-current and current trade payables and other liabilities, total	441,675	567,884

* Other current liabilities at the end of 2013 include EUR 59.7 million of payables associated with the asphal cartel related legal proceedings.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 33 Financial risk management

33 Financial risk management

In its business operations, Lemminkäinen Group is exposed to financial risks, mainly funding, liquidity, foreign exchange rate, interest rate and credit risks. The aim of the Group's financial risk management is to reduce uncertainty concerning the possible impacts that changes in fair values on the financial markets could have on the Group's result, cash flow and value. The management of financial risks is based on principles of the treasury policy approved by the Board of Directors. The treasury policy defines the principles and division of responsibilities with regard to financial activities and the management of financial risk. The policy is reviewed and if necessary updated at least annually.

Execution of the treasury policy is the responsibility of the Group Treasury, which is mainly responsible for the management of financial risks and handles the Group's treasury activities on a centralised basis. The Group's treasury policy defines the division of responsibilities between the Group Treasury and business units in each subarea. The group companies are responsible for providing the Group Treasury with up-to-date and accurate information on treasury-related matters concerning their business operations. The Group Treasury serves as an internal bank and co-ordinates, directs and supports the group companies in treasury matters such that the Group's financial needs are met and its financial risks are managed effectively in line with the treasury policy.

Funding and liquidity risk

The Group seeks to ensure the availability of funding, optimise the use of liquid assets in funding its business operations and to minimise interest and other fiance costs. The Group Treasury is responsible for managing the Group's overall liquidity and ensuring that adequate credit lines and a sufficient number of different funding sources are available. It also ensures that the maturity profile of the Group's loans and credit facilities is spread sufficiently evenly over coming years as set out in the treasury policy. The maturity schedule of the interest-bearing liabilities, as per the Group's accounting, is front-loaded. The reason for this is the EUR 127.1 million (EUR 73.1 mill.) liabilities of housing and commercial property companies. These liabilities mainly consist of non-current loans of housing companies under constraction which are recorded under current interest-bearing liabilities, and will be transferred to the buyers of the co-op shares when the units are handed over. Regarding unsold housing units, the Group will bear the liability by paying financial consideration for the units in question during a long loan period. The Group's available financing sources and liquid assets are sufficient to cover the obligations arising from current interest-bearing liabilities.

66

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Lemminkäinen | ANNUAL REPORT 2014

According to the treasury policy, the Group's liquidity reserve shall at all times match the Group's total liquidity requirement, and it must be accessible within five banking days without any additional charges being incurred. The Group's total liquidity requirement consists of the liquidity requirement of day-to-day operations, risk premium needs and the strategic liquidity requirement. The Group's liquidity management is based on monthly forecasts of funding requirements and daily cash flow forecasting. The Group's excess liquidity is managed by means of internal transactions and cash pools.

Due to the nature of the Group's business operations, seasonal borrowing is of great importance. The effect of seasonal variation on short-term liquidity needs is controlled by using a commercial paper programme, committed credit limits and bank overdraft facilities. The total amount of the Group's commercial paper programme is EUR 300 million (EUR 300 mill.), of which EUR 63.4 million (EUR 150.2 mill.) was in use at 31 December 2014. Lemminkäinen has a EUR 185 million, three-year syndicated revolving credit facility. The credit facility is binding and unsecured, and its maturres in March 2016. At the end of the year, the Group had unused committed credit facilities amounting to EUR 185.0 million (EUR 175.0 mill.) and overdraft limits amounting to EUR 33.2 million (EUR 44.0 mill.). The amount of liquid assets at 31 December 2014 was EUR 134.2 million (EUR 81.1 mill.).

Contractual cash flows of financial liabilities and derivative instruments

EUR 1,000	2015	2016	2017	2018	2019	2020–	Total
31 Dec 2014							
Interest-bearing liabilities	218,072	23,629	17,900	14,537	113,269	2,172	389,578
Interest rate derivatives	319	320	319	162			1,119
Forward foreign exchange contracts							
Cash flows payable	77,180						77,180
Cash flows receivable	-81,905						-81,905
Commodity derivatives							
Cash flows payable	1,335	505					1,840
Cash flows receivable	-87						-87
Other financial liabilities	179,856	69	23	559	23	120	180,649
Trade payables	89,220						89,220
Financial guarantees given	14,413	1,519				254	16,186
	498,402	26,041	18,242	15,258	113,292	2,546	673,780

EUR 1,000	2014	2015	2016	2017	2018	2019–	Total
31 Dec 2013							
Interest-bearing liabilities	352,436	18,912	23,433	8,972	5,656	7,535	416,945
Interest rate derivatives	346	247	248	247	118		1,206
Forward foreign exchange contracts							
Cash flows payable	106,015						106,015
Cash flows receivable	-106,552						-106,552
Commodity derivatives							
Cash flows payable	593	97	321				1,011
Cash flows receivable	-14	-9					-23
Other financial liabilities	245,861	2,279	535				248,675
Trade payables	139,568						139,568
Financial guarantees given	17,413		1,519			254	19,186
	755,664	21,526	26,056	9,219	5,774	7,790	826,029

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Foreign exchange rate risk The aim of foreign exchange rate risk management is to reduce uncertainty concerning the possible impacts that changes in exchange rates could have on the future values of cash flows, business receivables and liabilities, and other balance sheet items. Exchange rate risk mainly consists of translation risk and transaction risk. Translation risk consists of foreign exchange rate differences arising from the translation of the income statements and balance sheets of foreign group companies into the Group’s functional currency. Translation risk recorded in accounting is caused by equity investments in foreign entities and their retained earnings, the effects of which are recorded under translation differences in shareholders’ equity. Lemminkäinen Group has foreign net investments in several currencies. The key currencies in which the Group was exposed to translation risk in 2014 were the Russian rouble and the Norwegian krone. It is likely that the most significant translation risk is associated to these currencies in the future, too. The change in translation differences in 2014 was EUR -18.6 million, of which EUR -15.8 million was attributable to the Russian rouble and EUR -2.7 million to the Norwegian krone. Reportable translation risk is also caused by the reporting period’s income statement, the impact of which can be seen, among others, directly in the Group’s reportable net sales and operating profit in euros. In 2014, the impact of exchange rate changes on the Group’s net sales was EUR -73.2 million, of which EUR -40.0 million was attributable to the Russian rouble and EUR -19.7 million to the Norwegian krone, and their impact on the operating profit was EUR -5.0 million, of which EUR -4.3 million was attributable to the Russian rouble and EUR -0.6 million to the Norwegian krone. In accordance with the treasury policy, Lemminkäinen Group protects itself from translation risks primarily by keeping equity investments in foreign entities at an appropriately low level, and thus does not use financial instruments to hedge the translation risks. Transaction risk consists of cash flows in foreign currencies from operational and financial activities. The Group seeks to hedge business currency risks primarily by operative means. The remaining transaction risk is hedged by using instruments such as foreign currency loans and foreign currency derivatives. The group companies are responsible for identifying, reporting, forecasting and hedging their transaction risk positions internally. The Group Treasury is responsible for hedging the Group's risk positions as external transactions in accordance with the treasury policy. The general rule is that the major net positions, forecasted and known, for the 12 months following the review date are hedged, with a hedging ratio ranging from 25–100 per cent and emphasising the first six months. The key currencies in which the Group was exposed to transaction risk in 2014 were Russian rouble and Swedish krona. These transaction risk positions were mainly due to sales, procurements, receivables and liabilities. In 2014 the Group did not apply hedge accounting to transaction risk hedging. Sensitivity analysis of transaction risk The following assumptions have been made when calculating the sensitivity caused by changes in exchange rates: the exchange rate change is assumed to be +/– 10% the position includes financial assets and liabilities denominated in Swedish kronas and Russian roubles the position does not include forecasted future cash flows taxes are excluded in sensitivity analysis 68 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	Transaction position	+/- 10% impact on profit or loss
31 Dec 2014		
EUR/SEK	369	-34 / +41
EUR/RUB	264	-24 / +29

EUR 1,000	Transaction position	+/- 10% impact on profit or loss
31 Dec 2013		
EUR/SEK	-2,432	+221 / -270
EUR/RUB	-6,432	+585 / -715

Interest rate risk

The aim of Lemminkäinen Group's interest rate risk management is to minimise changes affecting the result, cash flows and value of the Group due to interest rate fluctuations. The Group Treasury manages and monitors the interest rate position. The Group's interest rate risk primarily comprises fixed-rate and variable-rate loan and leasing agreements, interest-bearing financial receivables and interest rate derivatives. Interest rate changes affect items in the income statement and balance sheet.

The interest rate risk is decreased by setting the Group's average period of interest fixing term to the same as the interest rate sensitivity of its business. The interest rate sensitivity position of the Group's business is estimated to be about 15 months. The treasury policy thus defines the Group's average interest fixing term as 12–18 months. The Group aims to keep 40–65 per cent of its liabilities per currency hedged.

The Group can have both variable and fixed-rate long-term borrowings. The ratio of fixed and variable-rate borrowings can be changed by using interest rate derivatives. In 2014, the Group has used interest rate swaps for managing interest rate risks. Part of the interest rate swaps were used for hedge accounting and a hedging result of those derivatives have been recognised in interest expenses. There was no ineffectiveness to be recorded from hedge accounting during the financial year. Hedging instruments assigned to hedge accounting have matured and hedge accounting terminated during the reporting period.

Interest rate fluctuations in 2014 did not have any unusual effect on the Group's business, but a significant rise in the level of interest rates may have a detrimental effect on the demand for housing.

Sensitivity analysis of interest rate risk

The following assumptions are made when calculating the sensitivity caused by a change in the level of interest rates:

- the interest rate change is assumed to be 1 percentage point
- the position includes variable-rate financial liabilities, variable-rate financial receivables and interest rate derivatives
- all factors other than the change in interest rates remain constant
- taxes have not been taken into account when calculating sensitivity

EUR 1,000	Interest rate risk position	Impact on profit or loss (+1%)	Impact on profit or loss (-1%)	Impact on other comprehensive income (+1%)	Impact on other comprehensive income (-1%)
31 Dec 2014					
Variable-rate liabilities	-182,901	-1,829	1,829		
Variable-rate receivables	134,547	1,345	-1,345		
Interest rate derivatives	40,000	1,295	-1,358		
	-8,354	812	-875		

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Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	Interest rate risk position	Impact on profit or loss (+1%)	Impact on profit or loss (-1%)	Impact on other comprehensive income (+1%)	Impact on other comprehensive income (-1%)
31 Dec 2013					
Variable-rate liabilities	-172,028	-1,720	1,720		
Variable-rate receivables	81,845	818	-818		
Interest rate derivatives	47,180	1,606	-1,699	9	-9
	-43,003	704	-798	9	-9

Commodity price risk

The Group's paving operations are exposed to bitumen price risk. The price of bitumen is determined by the world market price of oil in practise. The Group protects itself against the bitumen price risk with fixed purchase prices, price clauses in sales agreements and derivatives for which hedge accounting is not applied. By the closing date, the group companies had used bitumen derivatives to hedge, in total, 11,000 MT (58,933 MT) of bitumen purchases.

Credit risk

Credit risks arise when a counterparty is unable to meet its contractual obligations, casusing the other party to suffer a financial loss. Lemminkäinen has defined a credit policy for customer receivables that aims to boost profitable sales by identifying credit risks in advance and controlling them. The credit policy sets the minimum requirements concerning trade credit and collections for Lemminkäinen Group. The Group's credit control function defines credit risks and the business units are responsible for managing them.

Most of the Group's business is based on established and trustworthy customer relationships and on contractual terms generally observed in the industry. The Group is exposed to credit risk mainly through the Group's trade receivables and receivables associated with deposits and receivables. The maximum amount of credit risk is the combined total of the balance sheet values of the aforementioned items. The amounts and due dates of the Group's trade receivables are presented in the table below. The Group does not have any significant credit risk concentrations as trade receivables are distributed among many different customers in a number of market areas. The business unit that made the contract actively monitors the receivables situation. If the business units renegotiate the terms of the receivables, they must do so in accordance with the requirements of the Group's credit policy. The risk of credit losses can be reduced by means of guarantees, mainly bank guarantees and bank deposits. In addition, Lemminkäinen uses factoring arrangements which also mitigates the credit risk.

Lemminkäinen's credit losses have been minimal in relation to the scale of its operations. The main risks are associated with business in Russia. As a general rule, construction projects in Russia are only undertaken against receipt of advance payments. If, in exceptional situations, a credit risk is taken, the amount permitted is always proportional to the expected margin on the project in question. Receiveables transferred for legally enforceable collection are recognised as credit losses.

The Group is exposed to counterparty risk when investing liquid assets and using derivative instruments. Liquid assets are invested in short-term bank deposits, certificates of deposit issued by solvent partner banks, and commercial papers issued by corporations with a good credit rating. The Group Treasury is responsible for the management of the Group's counterparty and credit risks related to cash, financial investments and financial transactions. The treasury policy specifies the approved counterparties and their criteria. At the end of 2014, the counterparty risk was considered to be low.

Ageing analysis of trade receivables

EUR 1,000	31 Dec 2014	31 Dec 2013
Not due	108,711	171,472
Past due 1–30 days	22,331	19,698
Past due 31–60 days	3,184	8,023
Past due 61–90 days	3,383	7,070
Past due over 90 days	6,131	8,889
	143,740	215,152

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Management of capital and the capital structure Capital means the equity and interest-bearing liabilities shown on Lemminkäinen's consolidated balance sheet. Lemminkäinen Group's capital management ensures cost-effectively that all of the Group's business sectors maintain their business viability at a competitive level in all cyclical conditions, that risk-carrying capacity is adequate, for example, in construction contracts, and that the company is able to service its borrowings and pay a good dividend. The amount of the Group's interest-bearing liabilities is affected by factors such as scale of operations, seasonal changes in production, acquisitions, investments in or the sale of production equipment, buildings and land, and possible equity related arrangements. The company continuously monitors especially the amount of debt, the ratio of net debt to EBITDA, and the equity ratio. The company also follows the development of equity by means of the return on investment. A long-term average in excess of 18 per cent is regarded as a good return. The return on investment in 2014 was 13.5 per cent (-9.4%). We may from time to time seek to repurchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. The amounts involved may be material. We may decide to hold, cancel or sell such repurchased debt. Possible subsequent sales of repurchased debt may be made against cash or other compensation or in exchange for equity securities and such sales may be executed as open market offers, privately negotiated transactions or otherwise. Repurchases or exchanges of outstanding debt or subsequent sales or exchanges of repurchased debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Some of the Group's financial arrangements include two financial covenants, the ratio of net debt to EBITDA and the equity ratio, which are monitored quarterly and calculated as an average of four previous quarters, which are monitored quarterly and calculated as an average of four previous quarters. The terms of the net debt/EBITDA covenant were not met in the first quarter. Consequently, the company started negotiations with certain lenders, which were completed on 21 May 2014. Due to the negotiations, the company has committed to strengthening its balance sheet with approximately EUR 100 million, among other measures. In the third quarter, the company conducted a rights offering. With the offering, the company raised gross proceeds of EUR 29.3 million (net proceeds of EUR 27.3 million). In addition, the company will divest non-core assets and operations by EUR 70 million by the end of September 2015. At the end of 2014, the company had carried out divestments amounting to EUR 21.5 million. The company will not pay any dividends for 2014 without the consent of certain lenders. Furthermore, in the second quarter the company agreed with its lenders on changes to the net debt to EBITDA covenant for the second and third quarters of 2014. At the end of the year, the company met its covenants. In addition, the company has taken several other measures to strengthen its balance sheet and to improve its financial position. In the first quarter, the company issued a EUR 70 million hybrid bond. In the second quarter, the company divested its technical building services business for EUR 55.4 million and used the inbound cash flow from the divestment for repayment of current liabilities. In addition, the company issued a EUR 100 million unsecured senior five-year bond in June 2014. The EUR 100 million bond issued by the company was used for refinancing the EUR 60 million bond that matured in October 2014. The bond carries a fixed annual coupon at the rate of 7.375 per cent payable semi-annually. The terms and conditions of the bond include two financial incurrence-based covenants: an equity ratio and net debt to EBITDA. If the equity ratio covenant is not met, the company is restricted from making certain payments, including repurchases of its own shares and redemption of hybrid bonds. If the net debt to EBITDA covenant is not met, the company is restricted in its ability to raise additional debt. The Group's equity includes two EUR 70 million hybrid bonds with no maturity date. The first of these was issued in March 2012 and the second in March 2014. These hybrid bonds are classified as equity instrument but the bond holders do not have any rights of a shareholders, and the bond does not dilute shareholders' ownership in the company. The hybrid bonds are unsecured and junior to all other borrowings of the company. The bond have no maturity date but company has the right to redeem them at it's own discretion after four years of the issuance date. 71 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	31 Dec 2014	31 Dec 2013
Interest-bearing liabilities	347,804	407,626
Liquid assets	134,197	81,081
Interest-bearing net debt	213,607	326,544
Equity, total	412,508	324,038
Equity ratio, %	37.1	27.3
Gearing, %	51.8	100.8
Return on investment, %	13.5	-9.4

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 34 Derivative financial instruments

34 Derivative financial instruments

EUR 1,000	Nominal value	Fair value, positive	Fair value, negative	Fair value, net
31 Dec 2014				
Foreign exchange derivatives	77,179	7,015	-1,305	5,710
Interest rate derivatives	40,000		-1,045	-1,045
Commodity derivatives	2,659	87	-1,838	-1,750
	119,838	7,102	-4,188	2,915

EUR 1,000	Nominal value	Fair value, positive	Fair value, negative	Fair value, net
31 Dec 2013				
Foreign exchange derivatives	106,009	1,640	-726	914
Interest rate derivatives	47,180	216	-180	36
Commodity derivatives	24,407	23	-1,217	-1,194
	177,597	1,879	-2,123	-244

The fair value of derivative instruments is the gain or loss arising from the settlement of the contract at the market price prevailing on the reporting date.

Hedge accounting has not been applied to all derivative instruments. Nevertheless, these derivative instruments have been utilised for hedging purposes. The derivatives are used in order to reduce business risks and to hedge balance-sheet items denominated in foreign currencies. Changes in the fair value of non-hedge accounted derivatives are recognised through profit or loss in accordance with their nature either in financial items or as other operating income and expenses.

Financial derivatives are subject to master netting or similar arrangements which are enforceable in some circumstances. According to these arrangements above mentioned derivative assets and derivative liabilities could be settled on a net basis. Netting arrangements are enforceable according to typical negligence events or other events of default as the general terms for derivative transactions applies. These items are recognised on gross basis in the balance sheet. Net figures would have been EUR 1.4 million (EUR 0.8 mill.) smaller than the figures presented in the table.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 35 Adjustments to cash flows

35 Adjustments to cash flows

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Depreciation and impairment of goodwill	44,684	45,329
Share of the profits of associates and joint ventures	-497	-562
Finance income and costs recognised in the income statement	37,900	26,669
Change in provisions	12,468	5,315
Change in pension obligations	-285	-3,763
Credit losses on trade receivables	6,035	5,331
Gain and loss on the sale of fixed assets as well as other non-payment income and expenses	-36,406	-4,450
Translation differences	-19,421	-7,189
	44,477	66,679

72 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 36 Operating lease commitments

36 Operating lease commitments

EUR 1,000	31 Dec 2014	31 Dec 2013
Minimum leases of irrevocable lease contracts within		
One year or less	9,387	12,337
Over one year, but less than five years	21,242	26,116
Over five years	12,103	6,005
	42,732	44,458
Minimum leases of irrevocable lease contracts include operating lease commitments due within		
One year or less	3,503	5,144
Over one year, but less than five years	6,352	5,978
Over five years	329	562
	10,185	11,684

Irrevocable lease commitments include mainly leases of real estates and machinery.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 37 Guarantees and commitments

37 Guarantees and commitments

EUR 1,000	31 Dec 2014	31 Dec 2013
Pledged deposits		
For own commitments	316	17
Guarantees		
On behalf of associates and joint ventures	14,356	17,356
On behalf of consortiums and real estate companies	1,831	1,831
	16,186	19,186
Investment commitments	2,084	7,738

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 38 Contingent liabilities

38 Contingent liabilities

Litigation

On 28 November 2013, the District Court of Helsinki issued its decisions concerning damages related to the asphalt cartel. In line with the decisions, Lemminkäinen recorded approximately EUR 66 million in expenses in its 2013 result. Of this, approximately EUR 60 million consisted of damages ordered only to Lemminkäinen, Lemminkäinen's share of the damages ordered to it and other asphalt industry companies to be paid jointly and severally, as well as interest and legal expenses related to the damages. This amount was paid by the company in January 2014. Lemminkäinen has appealed against all 35 decisions, where the plaintiffs' claims were upheld, to the Helsinki Court of Appeal. In Lemminkäinen's opinion, there are some judicial aspects in the decisions, where the conclusions of the District Court differ from previous legal practices. Such judicial aspects are related to the questions of prescriptions and value added tax, for example. The main oral hearing in the Court of Appeal will take place during 2015. The Finnish state and 22 municipalities have also submitted their appeals to the Helsinki Court of Appeal. In addition to the claims decided on by the District Court in November 2013, 21 claims against Lemminkäinen and other asphalt industry companies for damages are waiting for the main proceeding to begin. These damages amount to a total of approximately EUR 26 million and the company has made a EUR 12.3 million provision for them.

In addition, the company has several other individual legal proceedings related to business operations, the outcome of which is uncertain. The company estimates that these legal proceedings will not have a material impact on the company's financial position.

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Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 39 Related-party transactions 39 Related-party transactions Lemminkäinen Group's related parties comprise associates and joint ventures as well as members of the key management personnel including their related parties. Members of the key management personnel comprise the Board of Directors, the President and CEO, the Executive Team and the Head of Internal Audit. Transactions with related parties EUR 1,000 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 EUR 1,000 31 Dec 2014 31 Dec 2013 EUR 1,000 31 Dec 2014 31 Dec 2013 Related-party transactions with associates and joint ventures are mainly asphalt works and mineral aggregate deliveries. Sales to a key management personnel and their related parties include one sale of a non-current asset at market price and one sale of construction service at a market price. A list of investments in subsidiaries and associates and joint ventures is presented in Note 11. Remuneration of key management personnel On the basis of a proposal submitted by the HR Committee, the company’s Board of Directors decides on the basic salary and fringe benefits as well as on both short-term and long-term remuneration of the President and CEO and of the Executive Team. The Board of Directors decides annually both short and long-term indicators for management remuneration and the target values for the indicators which are designed to support achievement of the strategic goals. On the basis of the President and CEO’s proposal, The Board of Directors decides on the amount of fees and whether the indicator-based goals have been reached. According to management remuneration policy approved by the Board of Directors, the remuneration of the President and CEO, members of the Group's Executive Team and other management personnel consists of a fixed basic salary, fringe benefits, other benefits, annual short-term incentives (performance-based pay) as well as long-term share based incentive plans and pension plans. Costs related to remuneration of key management personnel are presented in the table below. The figures in the table are presented separately for each President and CEO of the Group and as a total for other key management personnel. In 2014, the company booked social security costs of EUR 0.9 million (EUR 0.8 mill.) from key management personnel’s salaries, fees and other short-term employee benefits. The social security costs are not included in the table’s figures below. The table’s figures are calculated on accrual basis and the performance and share-based rewards included in the figures are based on a year-end estimate. The figures do not include the Chief Financial Officer’s service fee from the time period between 1 April and 30 June 2014. 74 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Loan receibables from associates and joint ventures 154 Balance of purchases/sales of goods and services Trade receivables From associates and joint ventures 13 28 From key management personnel and their related parties 80 125 93 153 Trade payables To associates and joint ventures 241 212 Sales of goods and services To associates and joint ventures 1,878 2,948 To key management personnel and their related parties 380 125 2,258 3,074 Purchases of goods and services From associates and joint ventures 15,748 11,275

Lemminkäinen | ANNUAL REPORT 2014

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Short-term employee benefits	2,779	2,622
Timo Kohtamäki	168	511
Bernd Brunow (President & CEO term)*	170	
Casimir Lindholm (President & CEO term)	297	
Key management personnel other than the President & CEO	2,145	2,110
Post-employment benefits	758	835
Timo Kohtamäki	330	337
Casimir Lindholm (President & CEO term)	75	
Key management personnel other than the President & CEO	354	498
Share-based payments	128	428
Timo Kohtamäki	33	128
Casimir Lindholm (President & CEO term)	5	
Key management personnel other than the President & CEO	91	300
Termination benefits	2,003	
Timo Kohtamäki	1,084	
Key management personnel other than the President & CEO **	919	
Other long term benefits		6
Key management personnel other than the President & CEO		6
Remuneration of key management personnel, total	5,669	3,891

*Includes fees paid for Board work during the CEO period as well as fees for working as a President and CEO

**Does not include share based payments or costs of additional pension plans for the term of notice

Short-term employee benefits

A fixed basic salary refers to a person's monthly salary, which is determined by the requirements of the position as well as the performance and experience of the person holding the position. In addition to the use of a company car and mobile phone and a meal benefit, management personnel have extended insurance cover for accidents and travel in their leisure time. The total salary covers fixed basic salary and fringe benefits.

The amount of the management's performance-related reward is earned by exceeding financial and operational profit targets specified at the beginning of the year. Lemminkäinen's management is divided into four performance-related reward groups which define the maximum performance-related reward percentage for each person. Defining a person's reward group is based on organisation level as well as the requirements and operational influence of the position. In 2014 the level of performance-related reward of the management was based on profit before taxes and reaching goals related efficiency improvement measures and other development targets. Performance-related rewards of the Executive Vice Presidents of the business segments, who are members of the Group's Executive Team were also based on the operating profits of each segment. Achieving targets set on performance-related rewards were assessed semi-annually. The maximum performance bonus payable to the President and CEO was 80 per cent of the annual salary and 60 per cent for other members of the Group Executive Team.

Lemminkäinen Corporation's General Meeting elects each year the members to serve on the company's Board of Directors and decides on their fees. The fees are paid fully in cash. The term of office of the Board members lasts until the end of the first Annual General Meeting held after their election. The members of Lemminkäinen's Board of Directors do not belong to the share-based incentive plan, and they are not employees of Lemminkäinen. The 2014 Annual General Meeting decided that the Chairman would be paid a fee of EUR 10,000 per month (EUR 10,000) and the Board members would each receive a fee of EUR 3,000 per month (EUR 3,000). The Board members also receive an attendance fee of EUR 500 per meeting (EUR 500). The Chairman of the Audit Committee is paid an attendance fee of EUR 1,000 (EUR 1,000) and the members of the Audit Committee EUR 500 (EUR 500) for each meeting of the Committee. Board members living outside Finland receive an extra EUR 1,000 to their attendance fees.

75 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Post-employment benefits From the beginning of 2010 the additional pension plan of the President and CEO and the members of Executive Team is based on cash basis and earning a paid-up policy. The amount of payment is defined as percentages of the annual salary. The President and CEO and oher members of the Executive Team are, according to the old policy, entitled to retire at the age of 60 or according to the policy valid since 15.9.2011 at the age of 63. The amount of the President and CEO’s defined contribution pension benefit equals 20 per cent of his annual fixed salary. Other long term benefits Other long term benefits expenses arose from service year awards and anniversary gifts to related-party personnel. The awards and gifts comply with the Group’s HR practices. Termination benefits Term of notice for the Lemminkäinen’s President and CEO agreement and for other members of the Executive Team is six months. If the company dismisses the President and CEO agreement, the President and CEO is entitled to an absolute severance pay equal to 12 months cash salary at the time of the agreement's termination. For other members of the Executive Team the equivalent severance pay equals to six months cash salary at the time of the agreement’s termination. Severance pay in Timo Kohtamäki’s President and CEO agreement equalled 18 month cash salary. Share-based payments The share-based incentive plan for the Group's key personnel comprises of performance-based and conditional rewards. Performance based reward comprises of three earning periods, which are calendar years 2013, 2014 and 2015. The company's Board of Directors decides on the earning criteria and the targets to be set at the beginning of each period. Performance based compensation targets for 2014 were related to the company’s return on investment and equity ratio. In addition to the performance-based reward, the key personnel also have the opportunity to receive a conditional reward based on share ownership and a continuation of their employment or service contract. The conditional reward seeks to encourage the Group’s key personnel to increase their holding in the company. The earning period for the conditional reward is the calendar years 2013–2015. Share-based payments are described in more detail in the Note 30. 76 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Parent company financial statements › Parent company income statement (FAS) Parent company income statement (FAS) EUR 1,000 Note 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 77 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Net sales1 35,911 42,487 Production for own use 598 904 Other operating income2 12,402 67 Materials and services3 3,694 234 Personnel expenses 4 21,724 21,721 Depreciation5 6,269 6,845 Other operating expenses 6 30,462 27,611 Operating profit/loss -13,237 -12,953 Finance income and costs7 -10,132 -8,516 Profit/loss before extraordinary items -23,369 -21,468 Extraordinary items8 15,812 -64,381 Profit before taxes -7,558 -85,849 Direct taxes9 5,185 17,461 Profit for the financial year -2,372 -68,389

Lemminkäinen | ANNUAL REPORT 2014

Financials › Parent company financial statements › Parent company balance sheet (FAS)

Parent company balance sheet (FAS)

EUR 1,000	Note	31 Dec 2014	31 Dec 2013
ASSETS			
Non-current assets	10		
Intangible assets		14,225	19,312
Tangible assets		14,474	15,337
Holdings in group companies		114,162	159,565
Other investments		1,360	1,676
		144,220	195,891
Current assets	11		
Non-current receivables			1,700
Deferred tax asset		21,296	16,125
Current receivables		272,146	327,405
Financial securities		25,118	30,010
Cash in hand and at banks		93,749	28,358
		412,309	403,598
		556,529	599,489
SHAREHOLDERS' EQUITY AND LIABILITIES			
Shareholders' equity	12		
Share capital		34,043	34,043
Share premium account		5,675	5,675
Invested non-restricted equity fund			-59
Fair value reserve		90,581	61,309
Retained earnings		47,951	116,340
Profit for the financial year		-2,372	-68,389
		175,877	148,919
Provisions	13		
Other provinsions		12,308	5,900
Liabilities	14		
Non-current liabilities		238,024	81,050
Current liabilities		130,320	363,620
		368,344	444,670
		556,529	599,489

78

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Financials › Parent company financial statements › Parent company cash flow statement (FAS) Parent company cash flow statement (FAS) EUR 1,000 1 Jan–31 Dec 2014 1 Jan–31 Dec 2013 79 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Cash flows from operating activities Profit/loss before extraordinary items -23,369 -21,468 Adjustments Depreciation and impairment 6,269 6,845 Finance income and costs 10,132 8,516 Other adjustments -12,514 -39 Cash flow before change in working capital -19,483 -6,146 Change in working capital Increase(-)/decrease(+) in trade and other receivables 1,173 -22,818 Increase(+)/decrease(-) in current liabilities -51,108 -2,148 Cash flow from operations before financial items and taxes -69,418 -31,112 Interest and other finance costs paid -51,716 -31,648 Dividends received 12,400 55 Interest and other finance income received 57,061 26,345 Income tax paid 1 -8 Cash flow from operating activities -51,672 -36,367 Cash flows from investing activities Purchases of tangible and intangible assets -5,142 -8,672 Proceeds from sale of tangible and intangible assets 1,580 77 Investments in other assets -10 Proceeds from sale of other investments 1,233 Return on invested capital 2,932 Disposed subsidiary shares 53,864 Cash flow from investing activities 54,458 -8,594 Cash flows from financing activities Increase(-)/decrease(+) of long-term loan receivables 1,700 Share issue for cash consideration 29,272 Group contributions received 1,206 19,400 Change in Group receivables/liabilities 42,975 -5,281 Proceeds from short-term borrowings 127,982 270,621 Repayments of short-term borrowings -304,315 -246,975 Proceeds from long-term borrowings 368,893 300,000 Repayments of long-term borrowings -210,000 -290,000 Dividends paid -11,755 Cash flow from financing activities 57,712 36,010 Increase(+)/decrease(-) in cash and equivalents 60,498 -8,951 Cash and cash equivalents at begining of financial year 58,368 67,320 Cash and cash equivalents at the end of financial year 118,866 58,368

Financials › Parent company financial statements › Parent company's accounting principles, 31 Dec 2014 Parent company’s accounting principles, 31 Dec 2014 Lemminkäinen Corporation’s financial statements are prepared in accordance with Finnish accounting standards (FAS). The Company has applied cash flow hedge accounting to some variable-rate loans. The change in fair value of the interest rate swap agreements used as hedging instrument is recognised in the fair value reserve in equity as the hedging relationship is effective. The ineffective portion of the change in fair value is recognised in financial items in the income statement. Changes in fair value accumulated in equity are transferred from equity and recognised in financial items for the accounting period in which the hedged item affects the result. Foreign currency items Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the date of the transaction. Receivables and liabilities are translated at the exchange rates prevailing on the balance sheet date. Fair value changes from derivative financial instruments which are not used for hedge accounting are recognised in financial items in the income statement. Fair value changes are presented on section 6 of the notes to the financial statements. Financial securities Financial securities are measured at fair value and the changes in fair values are recognised in fair value reserve in equity. Fair values are calculated by discounting future cash flows to present value. When financial securities are sold, accumulated fair value changes are transferred from fair value reserve to financial items in the income statement. Valuation and depreciation of fixed assets Fixed assets are shown on the balance sheet at their original acquisition costs less planned depreciation over their expected economic lifetimes. In addition, the values of some land, buildings and shareholdings include revaluations, against which no depreciation is charged. The depreciation periods are as follows: Derivative financial instruments and hedge accounting The derivatives are used in order to reduce business risks and to hedge balance sheet items denominated in foreign currencies. Derivative financial instruments are measured at fair value. Buildings and structures 10–40 years Machinery and equipment 4–10 years Other fixed assets 3–10 years Foreign exchange derivatives are used to hedge against changes in forecasted foreign currency-denominated cash flows and changes in value of receivables and liabilities in foreign currencies. The company has used foreign exchange forward contracts which are re-measured at the balance sheet date by using the foreign exchange forward rates prevailing on the balance sheet date. Pension liability The pension security of employees, inclusive of additional benefits, is covered by policies taken out from a pension insurance company. Research and development expenses R&D expenditure is expensed in the year during which it occurs. Interest rate derivatives are used to hedge against changes affecting the result, balance sheet and cash flows due to interest rate fluctuations. The company has used interest rate swaps which are re-measured by discounting the contractual future cash flows to the present value. Direct taxes Taxes calculated on the basis of the result for the financial year, adjustments to the taxes of earlier financial years, and the change in the deferred tax liability and asset are recorded as direct taxes on the income statement. 80 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) Notes to the parent company financial statements (FAS) 1 Net sales by market area 2 Other operating income 3 Materials and services 4 Personnel, management and Board members 5 Depreciation 6 Audit fees 7 Finance income and costs 8 Extraordinary items 9 Direct taxes 10 Non-current assets 11 Current assets 12 Shareholders' equity 13 Provisions 14 Liabilities 15 Guarantees and commitments 81 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Lemminkäinen | ANNUAL REPORT 2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 1 Net sales by market area

1 Net sales by market area

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Finland	31,920	42,419
Scandinavia	1,045	68
Baltic countries	331	
Russia	2,615	
	35,911	42,487

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 2 Other operating income

2 Other operating income

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Gain on sale of fixed assets	12,042	55
Others	360	12
	12,402	67

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 3 Materials and services

3 Materials and services

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Raw materials and consumables	2,390	196
External services	1,304	38
	3,694	234

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 4 Personnel, management and board members

4 Personnel, management and board members

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Personnel expenses		
Salaries, wages and emoluments	17,624	16,956
Pension expenses	3,314	3,920
Other staff costs	786	845
	21,724	21,721
Management salaries and emoluments		
Board Members and the President and CEO	2,009	844
Average number of employees		
Salaried employees	234	303

Pension commitments concerning Board Members and the President and CEO

The retirement age of the President and CEO of Lemminkäinen Corporation is 63 years.

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 5 Depreciation

5 Depreciation

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Intangible rights	5,081	3,502
Other capitalised expenditure	298	2,445
Buildings	784	770
Machinery and equipment	44	67
Other tangible assets	62	62
	6,269	6,845

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 6 Audit fees

6 Audit fees

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Audit fees	111	119
Tax councelling		14
Other consulting	102	88
	213	220

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 7 Finance income and costs

7 Finance income and costs

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Dividend income		
From group companies	12,400	
From others		55
	12,400	55
Other interest and finance income		
From group companies	15,747	15,524
From others	40,135	16,952
	55,882	32,477
Interest expenses and other finance costs		
To group companies	-663	-1,378
To others	-77,751	-39,669
	-78,414	-41,047
Net finance income/costs	-10,132	-8,516
Finance income and costs include:		
Exchange gains and losses (net)	-5,372	-4,908
Change in fair value of currency derivatives (net)	4,796	1,197
Change in fair value of interest rate derivatives (net)	-1,175	517
Gains and losses from hedge accounting (net)	-72	-503

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 8 Extraordinary items

8 Extraordinary items

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Extraordinary incomes, Group contributions	22,220	1,206
Extraordinary expenses, damages related to legal proceedings	-6,408	-65,587
	15,812	-64,381

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Lemminkäinen | ANNUAL REPORT 2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 9 Direct taxes

9 Direct taxes

EUR 1,000	1 Jan–31 Dec 2014	1 Jan–31 Dec 2013
Income taxes in respect of previous years	0	-1
Change in the deferred tax liability	5,186	17,461
	5,185	17,461

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 10 Non-current assets

10 Non-current assets

Intangible assets

EUR 1,000	Intangible rights	Other capitalised expenditure	Advance payments and work in progress	Total
Acquisition cost 1 Jan 2014	18,019	7,713	7,380	33,111
Increases	4,678	19	382	5,080
Decreases	-2,798	-2,707	-2,566	-8,071
Transfers between items	4,080	575	-4,655	
Acquisition cost 31 Dec 2014	23,979	5,600	541	30,120
Accumulated amortisation and impairment 1 Jan 2014	-6,619	-7,180		-13,799
Accumulated amortisation on disposals and tranfers	611	2,672		3,283
Amortisation for the financial year	-5,081	-298		-5,379
Accumulated amortisation and impairment 31 Dec 2014	-11,089	-4,806		-15,895
Carrying amount 31 Dec 2014	12,890	794	541	14,225

EUR 1,000	Intangible rights	Other capitalised expenditure	Advance payments and work in progress	Total
Acquisition cost 1 Jan 2013	7,912	7,713	9,258	24,883
Increases	2,209		6,101	8,310
Decreases	-81			-81
Transfers between items	7,980		-7,980	
Acquisition cost 31 Dec 2013	18,019	7,713	7,380	33,111
Accumulated amortisation and impairment 1 Jan 2013	-3,194	-4,735		-7,929
Accumulated amortisation on disposals and tranfers	77			77
Amortisation for the financial year	-3,502	-2,445		-5,947
Accumulated amortisation and impairment 31 Dec 2013	-6,619	-7,180		-13,799
Carrying amount 31 Dec 2013	11,400	532	7,380	19,312

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Lemminkäinen | ANNUAL REPORT 2014

Property, plant and equipment

EUR 1,000	Land	Building and structures	Machinery and equipment	Other tangible assets	Advance payments and work in progress	Total
Acquisition cost 1 Jan 2014	2,947	18,566	947	1,323	361	24,145
Increases		62				62
Decreases			-463			-463
Transfers between items		361			-361	
Acquisition cost 31 Dec 2014	2,947	18,989	484	1,323		23,744
Accumulated depreciation and impairment 1 Jan 2014		-12,360	-817	-1,050		-14,227
Accumulated depreciation on decreases and tranfers			428			428
Depreciation for the financial year		-784	-44	-62		-890
Accumulated depreciation 31 Dec 2014		-13,144	-434	-1,112		-14,690
Revaluations	3,087	2,333				5,420
Carrying amount 31 Dec 2014	6,034	8,178	50	211		14,474

EUR 1,000	Land	Building and structures	Machinery and equipment	Other tangible assets	Advance payments and work in progress	Total
Acquisition cost 1 Jan 2013	2,947	18,608	957	1,323		23,835
Increases					361	361
Decreases		42	9			52
Acquisition cost 31 Dec 2013	2,947	18,566	947	1,323	361	24,145
Accumulated depreciation and impairment 1 Jan 2013		-11,632	-760	-989		-13,381
Accumulated depreciation on decreases and tranfers		42	9			52
Depreciation for the financial year		-770	-67	-62		-898
Accumulated depreciation 31 Dec 2013		-12,360	-817	-1,050		-14,227
Revaluations	3,087	2,333				5,420
Carrying amount 31 Dec 2013	6,034	8,539	130	273	361	15,337

Investments

EUR 1,000	Holdings in group companies	Shares in real estate	Other shares and holdings	Shares in housing companies	Total
Acquisition cost 1 Jan 2014	159,565	793	556	250	161,165
Increases			10		10
Disposals	-43,018	-38	-210	-79	-43,344
Acquisition cost 31 Dec 2014	116,547	755	356	172	117,831
Impairment	-2,386				-2,386
Accumulated impairment 31 Dec 2014	-2,386				-2,386
Revaluations				76	76
Carrying amount 31 Dec 2014	114,162	755	356	248	115,522

EUR 1,000	Holdings in group companies	Shares in real estate	Other shares and holdings	Shares in housing companies	Total
Acquisition cost 1 Jan 2013	159,565	793	556	250	161,165
Acquisition cost 31 Dec 2013	159,565	793	556	250	161,165
Revaluations				76	76
Carrying amount 31 Dec 2013	159,565	793	556	327	161,241

85 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 11 Current assets 11 Current assets EUR 1,000 31 Dec 2014 31 Dec 2013 86 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Non-current receivables Loan receivables from group companies 1,700 1,700 Deferred tax asset From accruals and temporary differences 22,395 21,099 Impact of change in tax rate -3,875 22,395 17,224 Deferred tax liability From revaluations 1,099 1,347 Change in tax rate -247 1,099 1,099 Deferred tax asset(+) and liability(-), total 21,296 16,125 Current receivables Receivables from parties outside the Group Trade receivables 279 258 Loan receivables 413 Other receivables 10,066 3,444 Accrued receivables 3,399 1,577 13,743 5,692 Receivables from group companies Trade receivables 6,642 4,350 Other receivables 249,349 302,932 Accrued receivables 2,412 14,431 258,403 321,713 Current receivables, total 272,146 327,405 Items included in accrued receivables Accrued interest 28 6,345 Taxes 3 5 Deferred personnel expenses 942 344 Others 4,838 9,313 5,811 16,008

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 12 Shareholders's equity 12 Shareholders's equity EUR 1,000 2014 2013 Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 13 Provisions 13 Provisions EUR 1,000 31 Dec 2014 31 Dec 2013 87 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Litigation provision 12,308 5,900 Share capital 1 Jan 34,043 34,043 Share capital 31 Dec 34,043 34,043 Share premium account 1 Jan 5,675 5,675 Share premium account 31 Dec 5,675 5,675 Invested non-restricted equity fund 1 Jan 61,309 61,309 Increases 29,272 Invested non-restricted equity fund 31 Dec 90,581 61,309 Fair value reserve 1 Jan -59 -421 Change in fair value of hedging instruments 74 504 Change in fair value of financial securities -20 Transfer to deferred tax liability -15 -122 Fair value reserve 31 Dec -59 Retained earnings 1 Jan 47,951 128,102 Dividends paid -11,762 Retained earnings 31 Dec 47,951 116,340 Profit for the financial year -2,372 -68,389 Shareholders' equity, total 175,877 148,919 Distributable funds 31 Dec 136,160 109,260

Lemminkäinen | ANNUAL REPORT 2014

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 14 Liabilities

14 Liabilities

EUR 1,000	31 Dec 2014	31 Dec 2013
Non-current liabilities		
Liabilities to parties outside the Group		
Loans from financial institutions		10,000
Pension loans		1,956
Bonds	99,647	
Hybrid bond	138,377	69,095
	238,024	81,050
Current liabilities		
Liabilities to parties outside the Group		
Loans from financial institutions		5,751
Pension loans	1,956	19,555
Bonds		59,931
Commercial papers	63,365	150,205
Trade payables	629	1,530
Other liabilities	9,910	66,755
Accrued liabilities	15,325	6,563
	91,184	310,291
Liabilities to group companies		
Trade payables	36	184
Other liabilities	39,100	52,980
Accrued liabilities	0	165
	39,136	53,329
Items included in accrued liabilities		
Accrued interests	7,461	2,925
Accrued personnel expenses	4,780	3,013
Others	3,083	790
	15,325	6,728

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 15 Guarantees and commitments

15 Guarantees and commitments

EUR 1,000	31 Dec 2014	31 Dec 2013
Guarantees		
On behalf of group companies	407,697	438,185
On behalf of associates and joint ventures	14,356	17,356
On behalf of consortiums and real estate companies	1,831	1,831
	423,884	457,371
In addition, Lemminkäinen Corporation has set one guarantee without maximum amount on behalf of its subsidiary.		
Lease liabilities		
Payable next year	4,888	7,906
Payable in subsequent years	24,579	19,127
	29,468	27,034
Derivative contracts		
Forward foreign exchange contracts		
Nominal value	77,179	113,435
Fair value	5,710	852
Interest rate swap contracts		
Nominal value	40,000	45,751
Fair value	-1,045	41

88

This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Financial indicators (IFRS) Financial indicators (IFRS) EUR mill. 2014 2013 2012 2011 2010* The effects of changes in accounting principles to the financial indicators have been adjusted for the period when the new accounting principle became applicable as well as for the preceding accounting period. Correspondingly, discontinued operations have been adjusted from the income statement items for the accounting period in which they are classified as discontinued operations, as well as for the preceding accounting period. *The figures include the assets held for sale and related liabilities. **Includes the effect of discontinued operations 89 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014 Net sales 2,044.5 2,020.12,267.62,183.91,829.6 Operations outside Finland 971.2 929.0897.3780.3543.5 % of net sales 47.5 46.039.635.729.7 Operating profit 36.3 -89.350.444.029.6 % of net sales 1.8 -4.42.22.01.6 Profit before taxes -1.7 -116.129.125.07.6 % of net sales -0.1 -5.71.3 1.10.4 Profit for the financial year attributable to the equity holders of the parent company 18.2 -93.743.934.70.3 % of net sales 0.9 -4.61.91.60.0 Non-current assets 307.9 362.5343.8351.0315.1 Inventories 524.0 504.4494.4448.5376.0 Financial assets 425.9 475.8465.3443.3370.9 Equity 412.5 324.0441.8348.7325.2 Non-controlling interest 0.1 0.60.41.75.1 Interest-bearing liabilities 347.8 407.6371.2 431.6375.5 Interest-free liabilities 497.5 611.0 490.6460.7356.2 Balance sheet total 1,257.8 1,342.71,303.51,242.81,062.0 Return on equity, %** 4.9 -24.411.1 10.50.4 Return on investment, %** 13.5 -9.410.810.87.0 Equity ratio, % 37.1 27.337.230.835.0 Gearing, % 51.8 100.862.8114.5 105.7 Interest-bearing net liabilities 213.6 326.5277.3401.2349.2 Gross investments 30.0 71.2 64.584.059.6 % of net sales 1.5 3.52.83.83.3 Order book 31 Dec continuing operations 1,456.1 1,733.21,336.1 1,289.31,083.6 Personnel at the end of period, continuing operations 4,748 5,5265,8335,7515,234

Lemminkäinen | ANNUAL REPORT 2014

Financials › Share-related financial indicators (IFRS)

Share-related financial indicators (IFRS)

	2014	2013	2012	2011	2010
Basic earnings per share (EPS), EUR*	0.40	-4.81	1.94	1.68	0.01
Diluted earnings per share (EPS), EUR*	0.40	-4.81	1.93	1.68	0.01
Equity per share, EUR*	19.33	15.70	21.45	16.87	16.32
Dividend per share, EUR	0.00**	0.00	0.60	0.50	0.50
Dividend per earnings, %	0.0	0.0	26.9	28.3	over 100
Effective dividend yield, %	0.0	0.0	4.2	2.7	1.9
Price per earnings (P/E)*	23.6	-3.2	7.4	11.1	1,734.7
Share price, EUR					
average	12.61	15.57	16.48	22.86	24.73
lowest	9.50	13.74	13.95	17.08	21.21
highest	15.89	16.97	20.50	27.37	30.00
at end of financial year	9.52	15.20	14.28	18.72	26.00
Market capitalisation at year end, EUR mill.	220.9	298.2	280.6	367.8	510.8
Share trading (OMX Helsinki), 1,000 shares	1,096	1,758	992	3,367	4,172
% of shares issued	4.7	8.9	5.0	17.1	21.2
Weighted average number of shares, 1,000*	21,329	20,600	20,582	20,665	19,932
Number of shares at end of period, 1,000	23,220	19,650	19,650	19,645	19,645
Number of treasury shares	16,687	34,915	509		

The effects of changes in accounting principles to the financial indicators have been adjusted for the period when the new accounting principle became applicable as well as for the preceding accounting period. Correspondingly, discontinued operations have been adjusted from the income statement items for the accounting period in which they are classified as discontinued operations, as well as for the preceding accounting period.

* Figures for 2010–2013 include a retrospective adjustment due to the effect of the rights offering in 2014 on the the weighted average number of shares

** Board of Directors' proposal to the AGM

90 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Calculation of key ratios Calculation of key ratios RETURN ON INVESTMENT, % Profit before income taxes + finance costs x 100 Total equity (average) + interest-bearing liabilities (average) RETURN ON EQUITY, % Profit for the financial period x 100 Total equity (average) EQUITY RATIO, % Total equity x 100 Balance sheet total - advances received GEARING, % Interest-bearing liabilities - cash and other liquid assets x 100 Total equity INTEREST-BEARING NET DEBT Interest-bearing debt - cash and other liquid assets BASIC EARNINGS PER SHARE Profit for the financial year attributable to owners of the parent company - accrual basis interest of the hybrid bond adjusted with tax effect Weighted average number of ordinary shares in issue DILUTED EARNINGS PER SHARE Profit for the financial year attributable to owners of the parent company - accrual basis interest of the hybrid bond adjusted with tax effect Weighted average number of ordinary shares in issue + dilutive potential ordinary shares EQUITY PER SHARE Equity attributable to owners of the parent company Weighted average number of ordinary shares in issue DIVIDEND PER SHARE Dividend for the financial period Total number of shares - treasury shares DIVIDEND PER EARNINGS, % Dividend for the financial period x 100 Profit for the financial year attributable to owners of the parent company EFFECTIVE DIVIDEND YIELD, % Dividend per share x 100 Share price at the end of the period PRICE PER EARNINGS (P/E) Share price at the end of the period Basic earnings per share MARKET CAPITALISATION Number of shares in issue x share price at the end of the period 91 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Board of Directors' proposal for the distribution of profit Board of Directors' proposal for the distribution of profit The distributable shareholders’ equity shown on the balance sheet of the parent company, Lemminkäinen Corporation, amounts to EUR 136,159,542.86 consisting of EUR 90,580,653.68 in invested unrestricted equity fund, EUR 47,951,259.89 in retained earnings from previous years and EUR -2,372,370.71 in result for the financial year. The Board of Directors proposes to the AGM that the company will not pay a dividend for the financial year ended 31 December 2014, and thus retained earnings would stand at EUR 45,578,889.18. Helsinki, 4 February 2015 Berndt Brunow Juhani Mäkinen Noora Forstén Finn Johnsson Kristina Pentti-von Walzel Heikki Räty Casimir Lindholm President & CEO 92 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014

Financials › Auditor's report Auditor’s Report (Translation from the Finnish Original) An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors. To the Annual General Meeting of Lemminkäinen Oyj We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Lemminkäinen Oyj for the year ended 31 December, 2014. The financial statements comprise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements. Responsibility of the Board of Directors and the Managing Director The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion on the Consolidated Financial Statements In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. Opinion on the Company’s Financial Statements and the Report of the Board of Directors In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements. Auditor’s Responsibility Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company. Helsinki, 16 February 2015 PricewaterhouseCoopers Oy Authorised Public Accountants Kim Karhu Authorised Public Accountant 93 This is an automatically generated PDF of Lemminkäinen's online annual report. The content may not be as comprehensive as the complete annual report, which is available at www.lemminkainen.com/annualreport2014